SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Immunocore Holdings plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Immunocore Holdings plc
(incorporated and registered in England and Wales under the Companies Act 2006 with registered number 13119746)
92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom
April 16, 2026
Dear Shareholder:
We are pleased to provide details of the 2026 Annual General Meeting (the “AGM”) of Immunocore Holdings plc to be held on Wednesday, May 27, 2026, at 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time), at the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom and electronically via meetnow.global/IHCAGM2026. The AGM will be held as a hybrid general meeting so that holders of ordinary shares will be able to participate in the meeting in person or electronically.
Details regarding the business to be conducted at the AGM and admission to the AGM are described in the accompanying Notice of Annual General Meeting of Shareholders and proxy statement.
Your vote is important. You may vote through any of the means described in the accompanying proxy statement, or, if you are a holder of our American Depositary Shares (“ADSs”), the ADS proxy card provided to you. Please carefully review the instructions on each of your voting options described in this proxy statement, the notice, and, if applicable, the voting instructions.
Thank you for your ongoing support of and continued interest in Immunocore Holdings plc. We look forward to receiving your vote in respect of the business to be conducted at the AGM.
Yours sincerely,

/s/ Professor Sir John Bell

Professor Sir John Bell
Chairman

Immunocore Holdings plc
(incorporated and registered in England and Wales under the Companies Act 2006 with registered number 13119746)
92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 27, 2026
NOTICE is hereby given that the 2026 Annual General Meeting (the “AGM”) of Immunocore Holdings plc, a public limited company incorporated under the laws of England and Wales (referred to herein as the “Company,” “we,” “us” and “our”), will be held on Wednesday, May 27, 2026, at 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time), at the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom and electronically via meetnow.global/IHCAGM2026, for transaction of the following business:
Ordinary Resolutions
1.	To re-appoint as a director Siddharth Kaul, who retires in accordance with the articles of association.
2.	To re-appoint as a director William Pao, M.D., Ph.D., who retires in accordance with the articles of association.
3.	To re-appoint as a director Kristine Peterson, who retires in accordance with the articles of association.
4.	To approve, on advisory basis, the compensation of our named executive officers, as disclosed in the attached proxy statement.
5.
To ratify the appointment of Deloitte LLP, a limited liability partnership organized under the laws of England, as our U.S. independent registered public accounting firm for the year ending December 31, 2026.

6.
To re-appoint Deloitte LLP, a limited liability partnership organized under the laws of England, as our U.K. statutory auditors, to hold office until the conclusion of our next annual general meeting of shareholders.

7.	To authorize the audit committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2026.
8.	To receive and adopt our U.K. statutory annual accounts and reports for the year ended December 31, 2025 (the “2025 U.K. Annual Report”).
9.
To approve our directors’ remuneration report for the year ended December 31, 2025, which is set forth as Annex A to the attached proxy statement and on pages 26 to 56 of the 2025 U.K. Annual Report (excluding the directors’ remuneration policy set out on pages A-5 to A-15 of Annex A).

10.	To authorize the Company and all of its subsidiaries at any time during the period for which this resolution has effect to:
a.	make political donations to political parties and/or independent election candidates not exceeding £50,000 in total;
b.	make political donations to political organisations other than political parties not exceeding £50,000 in total; and
c.	incur political expenditure not exceeding £50,000 in total,
in each case during the period beginning with the date of the AGM and ending at the close of business on the day on which the 2027 annual general meeting of shareholders is held or May 27, 2027, whichever is later. The maximum amounts in (a), (b) and (c) may comprise sums in different currencies, which shall be converted at such rate as the Board may in its absolute discretion determine to be appropriate.
For the purposes of this resolution, the terms “political donations”, “political parties”, “independent election candidates”, “political organisations” and “political expenditure” have the meanings set out in sections 363 to 365 of the U.K. Companies Act 2006 (the “Companies Act”).

Please refer to the attached proxy statement for detailed information on each of the resolutions, which are set forth in the attached proxy statement as resolutions 1 through 10. We encourage you to read the proxy statement in its entirety before voting. Our board of directors has approved each resolution and recommends that shareholders entitled to vote at the AGM vote in favor of each of the resolutions.
Resolutions 1 through 10 will be proposed as ordinary resolutions and under English law, assuming that a quorum is present, an ordinary resolution is passed on a poll if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
Voting on all resolutions at the AGM will be conducted by way of a poll, rather than a show of hands.
The result of the shareholder votes on the ordinary resolutions in resolutions 4, 8 and 9 will not require our board of directors or any committee thereof to take any action. Our board of directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on these resolutions.
Only those ordinary shareholders of record as of 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Friday, May 22, 2026 will be entitled to attend, speak and vote at the AGM. Ordinary shareholders attending the AGM will have the right to ask questions at the AGM in accordance with the Companies Act. Persons intending to attend the AGM in person will need a QR code to access the AGM venue. Such QR code will need to be displayed on a smartphone or similar device. A QR code will be able to be obtained in advance by emailing the registrar at corporate-representatives@computershare.co.uk with your full name and email address. Persons who have not obtained a QR code in advance will be able to obtain one at the AGM venue.
Your vote is important, regardless of the number of ordinary shares or American Depositary Shares (“ADSs”) you own. Holders of ordinary shares who attend the AGM in person or electronically via meetnow.global/IHCAGM2026 will be able to vote during the AGM. However, to make sure your shares are represented at the AGM, please vote as soon as possible. Holders of ordinary shares entitled to attend and vote at the AGM are entitled to appoint a proxy (or, if they hold more than one ordinary share, proxies) to exercise all or any of their rights to attend, speak and vote at the AGM. Such proxy need not be one of our shareholders of record. Holders of our ordinary shares may vote by proxy either over the internet or by returning a form of proxy in the envelope provided by no later than 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time) on Friday, May 22, 2026. In addition, you may be able to appoint a proxy electronically via the CREST electronic proxy appointment service or the Proxymity platform. You may revoke your proxy in the manner described in the accompanying proxy statement. Holders of our ADSs may vote by following the voting instructions in the attached proxy statement.
The results of the polls taken on the resolutions at the AGM and any other information required by the Companies Act will be made available on our website (https://ir.immunocore.com) as soon as reasonably practicable following the AGM and available for the required period thereafter. The results will also be announced by the filing of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission. The inclusion of our website address here and elsewhere in the attached proxy statement does not include or incorporate by reference the information on our website into this Notice or the proxy statement.
By Order of the Board

/s/ Lily Hepworth

Lily Hepworth
Company Secretary
April 16, 2026

Registered office:
92 Park Drive, Milton Park
Abingdon, Oxfordshire
United Kingdom, OX14 4RY

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on Wednesday, May 27, 2026 at 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time), at the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom and electronically via meetnow.global/IHCAGM2026.

The proxy statement and annual report to shareholders are available at https://ir.immunocore.com.
Information included on our website, other than the proxy materials, is not part of our proxy soliciting materials.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	2
BACKGROUND TO RESOLUTIONS 1 TO 3—RE-APPOINTMENT OF DIRECTORS	10
RESOLUTION 1 RE-APPOINTMENT OF SIDDHARTH KAUL TO THE BOARD OF DIRECTORS	11
RESOLUTION 2 RE-APPOINTMENT OF WILLIAM PAO, M.D., PH.D. TO THE BOARD OF DIRECTORS	12
RESOLUTION 3 RE-APPOINTMENT OF KRISTINE PETERSON TO THE BOARD OF DIRECTORS	13
RESOLUTION 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION	14
RESOLUTION 5 RATIFICATION OF THE APPOINTMENT OF DELOITTE LLP AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026	15
RESOLUTION 6 RE-APPOINTMENT OF DELOITTE LLP AS OUR U.K. STATUTORY AUDITORS, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS	15
RESOLUTION 7 AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE YEAR ENDING DECEMBER 31, 2026	15
RESOLUTION 8 RESOLUTION TO RECEIVE AND ADOPT OUR 2025 U.K. ANNUAL REPORT	17
RESOLUTION 9 APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION	18
RESOLUTION 10 AUTHORIZATION TO MAKE POLITICAL DONATIONS OR INCUR POLITICAL EXPENDITURE	19
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	29
NON-EXECUTIVE DIRECTOR REMUNERATION	30
EXECUTIVE OFFICERS	32
EXECUTIVE COMPENSATION	33
CEO PAY RATIO	54
PAY VERSUS PERFORMANCE	55
ADDITIONAL INFORMATION	59
ANNEX A	A-1

Immunocore Holdings plc
(incorporated and registered in England and Wales under the Companies Act 2006 with registered number 13119746)
92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom
PROXY STATEMENT
FOR THE 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
We have sent you this proxy statement and the enclosed form of proxy because the board of directors of Immunocore Holdings plc is soliciting your proxy to vote at our upcoming annual general meeting of shareholders (the “AGM”). As used in this proxy statement, references to “we,” “us,” “our” and “Immunocore” refer to Immunocore Holdings plc.
The Notice of 2026 Annual General Meeting, this proxy statement, the form of proxy, our U.K. statutory annual accounts and reports for the year ended December 31, 2025 (“2025 U.K. Annual Report”) and our annual report on Form 10-K for the year ended December 31, 2025 (the “Annual Report on Form 10-K,” and collectively with the Notice of 2026 Annual General Meeting, this proxy statement, the 2025 U.K. Annual Report and the form of proxy, the “Proxy Materials”), will be made available (either electronically or by post) to our ordinary shareholders of record for the first time on or about April 16, 2026.
While this proxy statement is made available to our ordinary shareholders of record, this document will also be sent to holders of our American Depositary Shares (“ADSs”) for the first time on or about April 16, 2026 and contains information relevant to holders of ADSs. In addition, we have provided brokers, dealers, bankers, and their nominees, at our expense, with copies of the Proxy Materials so that our record holders can supply these materials to the beneficial owners of our ordinary shares.
When is the AGM?
The AGM will be held on Wednesday, May 27, 2026, at 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time), at the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom and electronically via meetnow.global/IHCAGM2026. The AGM will be held as a hybrid general meeting so that holders of ordinary shares will be able to participate in the meeting in person or electronically.
Why am I receiving these materials?
We have made available the Proxy Materials to you because you are an ordinary shareholder of record and our board of directors is soliciting your proxy to vote at the AGM, including at any adjournments or postponements thereof. You do not need to attend the AGM in person to vote your shares.
All holders of ordinary shares will also be able to submit a proxy electronically using the website www.investorcentre.co.uk/eproxy. In addition, you may also be able to appoint a proxy electronically via the CREST electronic proxy appointment service or the Proxymity platform. To submit your proxy, simply follow the instructions in this proxy statement. In addition, if you have elected to receive communications from us in hard-copy form, you can vote by completing and returning the paper form of proxy enclosed with this document to our registrar, Computershare Investor Services PLC (“Computershare”).
All proxies, however submitted, must be lodged with Computershare, by no later than 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time) on Friday, May 22, 2026. Materials for ADS holders of record, including this proxy statement, the Annual Report on Form 10-K, the 2025 U.K. Annual Report and an ADS proxy card, will be mailed on or about April 16, 2026 to all ADS holders, including banks, brokers and nominees, who are registered as holders of ADSs in the ADS register by 5:00 p.m. Eastern Daylight Time on April 2, 2026, the record date for ADS holders.
Who can vote at the AGM?
Ordinary Shareholders of Record
Only ordinary shareholders of record registered in the register of members at 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Friday, May 22, 2026 will be entitled to vote at the AGM. As of April 2, 2026 (being the last practicable date before the circulation of this proxy statement), there were 50,831,928 ordinary shares issued and outstanding and entitled to vote. As an ordinary shareholder of record, you may vote at the AGM or by proxy. We encourage you to vote prior to the AGM by proxy over the internet or by mail or, if applicable, via the CREST electronic proxy appointment service or the Proxymity platform, as instructed below to ensure your vote is counted.
If, on or prior to May 22, 2026, you sell or transfer our ordinary shares that you currently hold, your form of proxy can no longer be used and if submitted (whether before or after you sell or transfer your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact Lily Hepworth, Company Secretary, to request a new form of proxy for their use.
Holders of our deferred shares do not have the right to receive notice of, or to attend and vote at, the AGM in respect of such deferred shares.
Beneficial Owners of Ordinary Shares which are Registered in the Name of a Broker, Bank or Other Agent
If, on May 22, 2026, your ordinary shares were held in an account at a brokerage firm, bank or other similar organization and you are the beneficial owner of shares, these Proxy Materials should be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the AGM. You are encouraged to provide voting instructions to your broker or other agent so that they may submit a proxy.
Holders of American Depositary Shares
If you or your brokerage firm, bank or nominee is registered as a holder of ADSs in the ADS register at 5:00 p.m. Eastern Daylight Time on April 2, 2026 (the record date for ADS holders), you are entitled to exercise your vote as a holder of an interest in our share capital represented by ADSs. If you hold ADSs through a brokerage firm, bank or nominee on April 2, 2026, the materials for ADS holders, including the ADS proxy card, will be sent to that organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.
Please note that ADS proxy cards submitted by ADS holders must be received by the depositary, Citibank, N.A., no later than 10:00 a.m. Eastern Daylight Time on Monday, May 18, 2026. Citibank, N.A. will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders.
What are the differences between ADS holders and ordinary shareholders?
Citibank, N.A., as depositary, executes and delivers ADSs on our behalf. We are requesting Citibank, N.A., which holds the ordinary shares represented by the ADSs, to seek ADS holders’ instructions as to voting for the AGM. As a result, ADS holders may instruct Citibank, N.A., as depositary, to vote the ordinary shares represented by their ADSs.
Because we have asked Citibank, N.A. to seek the instructions of ADS holders, Citibank, N.A. will notify ADS holders of the upcoming vote and arrange to deliver the Proxy Materials to them. Citibank, N.A., as depositary, then tries, as far as practicable, to vote the ordinary shares as our ADS holders instruct. We cannot guarantee that ADS holders will receive this proxy statement and the other proxy materials from Citibank, N.A. in time to permit them to instruct Citibank, N.A., as depositary, to vote their shares. In addition, there may be other circumstances in which ADS holders may not be able to exercise voting rights. Furthermore, ADS holders can exercise their right to vote the ordinary shares underlying their ADSs by exchanging their ADSs for ordinary shares. However, even though we are subject to U.S. domestic issuer proxy rules and our shareholder meetings are announced via press release and in our filings with the Securities and Exchange Commission (the “SEC”), ADS holders may not receive proxy materials about the AGM early enough to exchange their ADSs for ordinary shares.
ADS holders are not required to be treated as holders of ordinary shares and do not have the rights of holders of ordinary shares.
What is the difference between a shareholder of record and a beneficial owner?
These terms describe how your ordinary shares are held. If your ordinary shares are registered directly in our register of members maintained by Computershare, our registrar, you are a shareholder of record and the Proxy Materials are being sent directly, or otherwise being made available, to you. If your ordinary shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the shares held by your broker, bank or other nominee and the Proxy

Materials are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your ordinary shares by following the instructions on the voting instructions provided to you by such broker, bank or other nominee.
What are the requirements to approve each of the resolutions?
You may cast your vote for or against resolutions 1 through 10 or abstain from voting your shares on one or more of these resolutions.
Resolutions 1 through 10 will be proposed as ordinary resolutions. Under English law, assuming that a quorum is present, an ordinary resolution is passed on a poll if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
The result of the shareholder votes on ordinary resolutions 4, 8 and 9 regarding advisory approval of the executive compensation of our named executive officers, receipt and adoption of the 2025 U.K. Annual Report and approval of the directors’ remuneration report for the year ended December 31, 2025 will not require our board of directors or any committee thereof to take any action. Our board of directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on these resolutions.
What are the voting recommendations of our board of directors regarding the election of directors and other resolutions?
The following table summarizes the items that will be brought for a vote of our shareholders at the AGM, along with the voting recommendations of our board of directors.

Resolution	Description of Resolution	Board’s Recommendation
1	To re-appoint Siddharth Kaul as a director	FOR
2	To re-appoint William Pao, M.D., Ph.D. as a director	FOR
3	To re-appoint Kristine Peterson as a director	FOR
4	To approve, on advisory basis, the compensation of our named executive officers	FOR
5
To ratify the appointment of Deloitte LLP, a limited liability partnership organized under the laws of England, as our U.S. independent registered public accounting firm for the year ending December 31, 2026
FOR
6
To re-appoint Deloitte LLP, a limited liability partnership organized under the laws of England, as our U.K. statutory auditors, to hold office until the conclusion of the next annual general meeting of shareholders
FOR
7	To authorize the audit committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2026	FOR
8	To receive and adopt our U.K. statutory annual accounts and reports for the year ended December 31, 2025	FOR
9
To approve the directors’ remuneration report for the year ended December 31, 2025, which is set forth in Annex A to the proxy statement (excluding the directors’ remuneration policy set out on pages A-5 to A-15 of Annex A to the proxy statement)
FOR
10	To authorize the Company and all of its subsidiaries to make political donations and incur political expenditure	FOR

What constitutes a quorum?
Under our articles of association, a quorum will be present if two shareholders entitled to vote, together holding at least one-third in number of the issued shares (excluding any shares held as treasury shares) entitled to vote on the business to be transacted, are present in person or represented by proxy or corporate representative at the AGM.
If there is no quorum within fifteen minutes (or such longer interval as the chair of the AGM in their absolute discretion thinks fit) from the time fixed for the start of the AGM, or if a quorum ceases to be present during the AGM, the AGM will stand adjourned to such time, date and place or places and/or by means of such electronic facility or facilities as may be fixed by the chair of the AGM (being not less than 10 clear days later). If at such adjourned meeting, a quorum is not present within 15 minutes from the time appointed for the holding of the meeting, the meeting shall be dissolved.

How do I vote my shares?
You may vote “FOR” or “AGAINST” or abstain from voting on the applicable resolution. The procedures for voting are as follows:
Ordinary Shareholders of Record
If you are an ordinary “shareholder of record,” you may vote at the AGM or by proxy. We urge you to vote by proxy over the internet or by mail or, if applicable, via the CREST electronic proxy appointment service or the Proxymity platform, as instructed below to ensure your vote is counted. You may also attend and vote at the AGM in person or by using the electronic platform via meetnow.global/IHCAGM2026. If you intend to attend the AGM in person, you will need a QR code to access the AGM venue, which QR code will need to be displayed on a smartphone or similar device. You will be able to obtain a QR code in advance of the AGM by emailing the registrar at corporate-representatives@computershare.co.uk with your full name and email address. Persons who have not obtained a QR code in advance will be able to obtain one at the AGM venue.
You may still attend the AGM and vote in person or via the electronic platform during the AGM even if you have already voted by proxy.
You may appoint more than one proxy in relation to the AGM (provided that each proxy is appointed to exercise the rights attached to a different ordinary share(s)). To appoint more than one proxy, you should contact our registrar, Computershare. Such proxy need not be a shareholder of record but must attend the AGM to represent you for your vote to be counted. We encourage all shareholders to appoint the Chairman of the AGM as their proxy.
You may vote using one of the following methods:
•	To vote on the internet, go to https://www.investorcentre.co.uk/eproxy to appoint a proxy electronically and follow the instructions (see instructions on form of proxy).
•	If you have received a hard-copy form of proxy simply complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided.
•
CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the AGM (and any adjournment of the AGM) by using the procedures described in the CREST Manual (available from www.euroclear.com). CREST Personal Members or other CREST Sponsored Members, and those CREST members who have appointed a service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear UK & International Limited’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy, must, in order to be valid, be transmitted so as to be received by Computershare (ID: 3RA50) by 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time) on May 22, 2026. For this purpose, the time of receipt will be taken to mean the time (as determined by the timestamp applied to the message by the CREST application host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear UK & International Limited does not make available special procedures in CREST for any particular message. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member to take (or, if the CREST member is a CREST personal member, or sponsored member, or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In addition, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. We may treat a CREST Proxy Instruction as invalid in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

•
You may also be able to appoint a proxy electronically via the Proxymity platform, a process to which we have agreed and which has been approved by Computershare, our registrar. For further information regarding

Proxymity, please go to www.proxymity.io. Before you can appoint a proxy via this process, you will need to have agreed to Proxymity’s associated terms and conditions. It is important that you read these carefully as you will be bound by them and they will govern the electronic appointment of your proxy via the Proxymity platform.
•	To vote in person, come to the AGM and we will give you a poll card when you arrive.
•	If you attend the AGM electronically, you can vote by using the online platform at meetnow.global/IHCAGM2026.
All proxies (however submitted) must be lodged with Computershare, our registrar, by no later than 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time) on May 22, 2026.
If you properly give instructions as to your proxy appointment by executing and returning a form of proxy, or by submitting your proxy online, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions. Where no specific instruction is given by you, your proxy may vote at their discretion or refrain from voting, as they see fit.
Beneficial Owners of Ordinary Shares which are Registered in the Name of a Broker, Bank or Other Agent
If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you should follow directions provided by your broker, bank or other nominee.
Holders of American Depositary Shares
If you are a holder of ADSs, you should follow the directions on the ADS proxy card you received.
Please note that ADS proxy cards submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Daylight Time on Monday, May 18, 2026. Citibank, N.A. will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders.
Holders of ADSs are unfortunately not entitled to attend and vote at the AGM in person or via the electronic platform.
How will my ordinary shares or ADSs be voted if I do not specify how they should be voted?
If you sign and send your form of proxy but do not indicate how you want your ordinary shares to be voted, your shares may be voted by the person that you appoint as your proxy as he or she sees fit or such person may abstain in relation to any business of the AGM. As a reminder, we urge all shareholders to appoint the Chairman of the AGM as your proxy.
If a holder of ADSs does not submit an ADS proxy card to Citibank, N.A. by the deadline specified, the ADS holder shall be deemed to have instructed Citibank, N.A. to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by his or her ADSs (provided that no such discretionary proxy shall be given if we inform Citibank, N.A. that we do not want such proxy to be given, substantial opposition exists or the rights of ADS holders may be adversely affected). If the enclosed ADS proxy card is signed but is missing voting instructions with respect to any resolution, then Citibank, N.A. will deem the ADS holder to have instructed it to vote in favor of such resolutions. If the enclosed ADS proxy card is improperly completed, Citibank, N.A. will not vote the ADSs to which such ADS proxy card relates; in particular, if more than one voting box is marked for any resolution, the ADS holder shall be deemed to have directed Citibank, N.A. to abstain on the resolution concerned.
Can I change my vote or revoke a proxy?
An ordinary shareholder of record can revoke his, her or its proxy before 2:00 p.m. London time (9:00 a.m. Eastern Daylight Time) on May 22, 2026 (the deadline for submission of proxies) in one of the following ways:
•	entering a new vote over the internet;
•	submitting another signed form of proxy bearing a later date;
•	amending an instruction via the CREST electronic proxy appointment service;
•	if you are an institutional investor that has appointed a proxy electronically through Proxymity, by entering a new voting instruction via your voting platform; or
•	an ordinary shareholder of record may change his or her vote by voting in person or electronically at the AGM.

If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you may change or revoke your voting instructions by contacting the broker, bank or other nominee holding the shares. See also “What if I plan to attend the AGM?”
If you hold ADSs, directly or through a broker, bank or other nominee, you must follow the instructions provided by Citibank, N.A. or such broker, bank or other nominee if you wish to change your vote. The last instructions you submit prior to the deadline indicated by Citibank, N.A. or the broker, bank or other nominee, as applicable, will be used to instruct Citibank, N.A. how to vote your ADSs.
Who counts the votes?
Computershare has been engaged as our independent agent to tabulate shareholder votes. If you are an ordinary shareholder of record, you can return your executed form of proxy to Computershare for tabulation or submit your proxy electronically either over the Internet at www.investorcentre.co.uk/eproxy (see instructions on form of proxy), via the CREST electronic proxy appointment service or through Proxymity.
If you hold your ordinary shares through a broker, your broker will return the form of proxy to Computershare or directly submit your proxy to Computershare online.
If you are a holder of record of ADSs, you can return your executed ADS proxy card to Citibank, N.A. for tabulation. If you hold your ADSs through a broker, bank or other organization, that organization can return the ADS proxy card to Citibank, N.A. following your instruction. Citibank, N.A. will submit your votes to Computershare for tabulation.
How are votes counted?
Voting on all resolutions at the AGM will be conducted by way of a poll, rather than a show of hands. Votes will be counted by Computershare, who will separately count “FOR,” “AGAINST” and abstentions.
What is an “abstention” and how would it affect the vote?
An abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes for or against a particular resolution.
How many votes do I have?
On each matter to be voted upon, each ordinary shareholder of record present in person or electronically at the AGM or having submitted a proxy as set out in this proxy statement, or being a corporation present at the AGM by a duly authorized representative, has one vote for each ordinary share held as of 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on May 22, 2026.
On each matter to be voted upon, each holder of ADSs has one vote for each ADS held as of April 2, 2026.
Holders of our deferred shares do not have the right to vote at the AGM in respect of such deferred shares.
What about joint holders?
In the case of joint holders of record of an ordinary share, the vote of the senior who tenders the vote (whether in person or by proxy) will be accepted to the exclusion of the votes of any other joint holders. For these purposes, seniority shall be determined by the order in which the names stand in the register of members of the company in respect of the joint holding (with the first named being the most senior).
What if I plan to attend the AGM in person?
Attendance at the AGM in-person will be limited to ordinary shareholders of record as of 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Friday, May 22, 2026. Persons intending to attend the AGM in person will need a QR code to access the AGM venue. Such QR code will need to be displayed on a smartphone or similar device. A QR code will be able to be obtained in advance by emailing the registrar at corporate-representatives@computershare.co.uk with your full name and email address. Persons who have not obtained a QR code in advance will be able to obtain one at the AGM venue.
In order to obtain admittance to the AGM, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If your ordinary shares are held through brokerage accounts or by a bank or other nominee, you may be able to attend at the discretion of the Chairman assuming you provide appropriate documentation of share ownership. Any corporation which is an ordinary shareholder of record may by resolution of its directors authorize one or more persons to act as its representative(s) at the AGM and the person(s) so authorized shall (on production of a certified copy of such resolution at the AGM) be entitled to exercise these same powers on behalf of the corporation as the corporation could exercise if it were one of our individual shareholders.
Holders of ADSs are, unfortunately, not entitled to attend and vote at the AGM in person in any event.
Holders of our deferred shares do not have the right to attend the AGM in person
What if I plan to attend the AGM electronically?
In order to participate at the AGM electronically, you will need to visit meetnow.global/IHCAGM2026 on your device operating a compatible browser using the latest version of Chrome, Firefox, Edge or Safari. Please note that Internet Explorer is not supported. It is highly recommended that you check your system capabilities in advance of the meeting day. To be able to ask a question and be seen by the Board and those attending the AGM, you must log into the AGM where the information on how to enter the virtual waiting room will be available. The process of asking questions, voting and accessing the AGM presentation will be further explained by the chair of the AGM and the operator during the AGM.
If you are a holder of ordinary shares, you can use your unique Shareholder Reference Number and PIN as displayed on your form of proxy/attendance card. If you are an appointed proxy or a corporate representative, you will have had to be provided with a unique invite code to enter the AGM and exercise your rights. These credentials will be issued one working day prior to the AGM, conditional on evidence of your proxy appointment or corporate representative appointment having been received and accepted. If you have not been provided with your meeting access credentials, please ensure you contact Computershare on the morning of the AGM, but no later than 2 hours before the start of the AGM.
Access to the AGM via meetnow.global/IHCAGM2026 will be available from 1:45 p.m. London time on May 27, 2026. During the AGM, you must ensure you are connected to the internet at all times in order to vote when the chair of the AGM commences polling on the Resolutions being put to the AGM. Therefore, it is your responsibility to ensure connectivity for the entire duration of the AGM.
After the Resolutions have been proposed and opened, voting options will appear on the screen. Press the option corresponding with the way in which you wish to vote. Your vote has been cast when the check mark appears. To change your vote, select “change my vote.”
If you experience any technical issues with the site you may either call Computershare on the telephone number provided on the site or, once you have entered the AGM, you can raise your question using the chat function. If you have technical issues prior to the start of the AGM you should contact Computershare on the shareholder helpline at 0370 703 0387.
Please contact Computershare by email on corporate-representatives@computershare.co.uk or alternatively by calling 0370 703 0387, providing details of your proxy appointment including their email address so that unique credentials can be issued to allow the proxy to access the electronic meeting. Access credentials will be emailed to the proxy one working day prior to the AGM. Lines are open 8.30 a.m. to 5.30 p.m. London time, Monday to Friday (excluding bank holidays in the United Kingdom).
Please contact Computershare by emailing corporate-representatives@computershare.co.uk providing details of your appointment of corporate representatives including their email address, confirmation that they wish to attend the AGM and a copy of a letter of representation, so that unique credentials can be issued to allow the corporate representative to access the electronic meeting. Access credentials will be emailed to the corporate representative one working day prior to the AGM. If documentation supporting the appointment of the corporate representative is supplied later than the deadline for appointment of a proxy (i.e., 2:00 p.m. London time on May 22, 2026 (or, if the AGM is adjourned, by 48 hours (excluding non-working days) prior to the adjourned meeting)), issuance of unique credentials to access the AGM will be issued on a best efforts basis.
How do you solicit proxies?
We will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We also reimburse Citibank, N.A. for its expenses in sending materials, including ADS proxy cards, to ADS holders of record.
What do I do if I receive more than one set of Proxy Materials?
If you hold ordinary shares in more than one account, you will receive Proxy Materials for each account. To ensure that all of your shares are voted, please sign, date and return all forms of proxy received or submit a proxy via the internet, the CREST electronic proxy appointment service or the Proxymity platform. Please be sure to vote all of your shares.
If you hold ADSs in your own name registered on the books of Citibank, N.A., as depositary, you are considered the registered holder of the ADSs and will receive the Proxy Materials from Citibank, N.A. If you hold ADSs through a broker, bank or other nominee, you are considered the beneficial owner of the ADSs and you will receive the Proxy Materials from your broker, bank or other nominee.
Will there be any other business conducted at the AGM?
Subject to any shareholder proposals submitted in accordance with section 338 of the U.K. Companies Act 2006 (the “Companies Act”) (as summarized below), no matters other than resolutions 1 through 10 may be presented at the AGM. We have not been notified of, and our board of directors is not aware of, any other matters to be presented for action at the AGM.
Under section 338 of the Companies Act, shareholders meeting the threshold requirement in that section may require us to give to our shareholders entitled to receive this notice of the AGM notice of a resolution which may properly be moved and is intended to be moved at the AGM unless (i) it would, if passed, be ineffective whether by reason of inconsistency with any enactment or our constitution or otherwise, (ii) it is defamatory of any person or (iii) it is frivolous or vexatious. Such a request may be in hard copy form or in electronic form, must identify the resolution of which notice is to be given, must be authorized by the person or persons making it and must be received by us not later than Wednesday, April 15, 2026, the date which is six weeks before the AGM.
What is Computershare’s role?
Computershare is our registrar. All communications concerning ordinary shareholder of record accounts, including address changes, name changes, ordinary share transfer requirements and similar issues can be handled by contacting Computershare at tel: +44 (0) 370 703 0387 or by writing to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZZ, United Kingdom.
Communications concerning ADS holder of record accounts can be handled by contacting Citibank, N.A.—ADR Shareholder Services at +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email at citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077.
How can I find out the results of the voting at the AGM?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the AGM. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the date the final results of the AGM are available.
Who do I contact regarding my ADS holdings?
If you are an ADS holder of record and have queries about how to deliver voting instructions, please contact Citibank, N.A.—ADR Shareholder Services by telephone at +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email at citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077. If you hold your ADSs through a custodian, broker or other agent, you should refer to the contact information provided by your agent.
What do I do if I have additional questions?
If you have any further questions about voting or attending the AGM, please contact our registrar, Computershare, at +44 (0) 370 703 0387 or corporate-representatives@computershare.co.uk.

BACKGROUND TO RESOLUTIONS 1 TO 3—RE-APPOINTMENT OF DIRECTORS
Our board of directors currently consists of seven directors, and is divided into three classes as follows:
•	Class II directors: Siddharth Kaul, William Pao, M.D., Ph.D. and Kristine Peterson, whose current terms will expire at the upcoming AGM;
•	Class III directors: Bahija Jallal, Ph.D. and Professor Sir John Bell, whose current terms will expire at the 2027 annual general meeting of shareholders; and
•	Class I directors: Roy S. Herbst, M.D., Ph.D. and Professor Sir Peter Ratcliffe, whose current terms will expire at the 2028 annual general meeting of shareholders.
Under our articles of association, each director in Class II (whose terms expire at the AGM) will retire from office at the AGM but will be eligible for re-appointment by ordinary resolution at the AGM and, in each case, where such director is so re-appointed, they will be entitled to serve for a term of three years from the AGM. In accordance with this requirement, each of Siddharth Kaul, William Pao, M.D., Ph.D. and Kristine Peterson will retire and offer themselves for re-appointment as Class II directors at the upcoming AGM.
Our board of directors has nominated Siddharth Kaul, William Pao, M.D., Ph.D. and Kristine Peterson for re-appointment as Class II directors and no other nominees for directors have been presented. If elected, each of the nominees will hold office from the date of re- appointment until the 2029 annual general meeting of shareholders, which is the third anniversary of the upcoming AGM, and until their successor is elected and has been qualified, or until their earlier death, resignation or removal.
In connection with resolutions 1 through 3, we set forth the biographical information for the nominees to our board of directors. For biographical information for the other directors, see the section of this proxy statement titled “Board of Directors and Corporate Governance.”

RESOLUTION 1
RE-APPOINTMENT OF SIDDHARTH KAUL
TO THE BOARD OF DIRECTORS
Siddharth Kaul is currently a member of our board of directors, and has been nominated for re-appointment as a director. If re-appointed, Mr. Kaul will hold office from the date of his re-appointment until the 2029 annual general meeting of shareholders, where he must retire by rotation and offer himself for re-appointment, or until his earlier death, resignation or removal. Mr. Kaul has agreed to serve if re-appointed, and our board of directors has no reason to believe that he will be unable to serve.
Siddharth Kaul has served on our board of directors since June 2022. Mr. Kaul is a seasoned finance professional with deep expertise within the life sciences industry. He retired as Group Treasurer and Head of Business Planning and Analysis at Novartis in 2021 after a 17-year career at the company, where his previous roles included serving as Novartis' Chief Financial Officer, Pharma Europe and Chief Financial Officer, Pharma U.S. Mr. Kaul led the Novartis strategic review and spin-off of Alcon, Novartis' eye care business. Prior to joining Novartis, Mr. Kaul spent two decades at Procter & Gamble, where he worked in a number of finance leadership roles across financial planning and analysis, strategic planning, and accounting and auditing in the United States and Japan. Mr. Kaul holds a B.S. in Business Administration from West Virginia University and an M.B.A. from Indiana University Bloomington. We believe that Mr. Kaul's extensive experience in finance qualifies him to serve on our board of directors.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to re-appoint Mr. Kaul to our board of directors as a Class II director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RE-APPOINTMENT OF SIDDHARTH KAUL
TO OUR BOARD OF DIRECTORS AS A CLASS II DIRECTOR.

RESOLUTION 2
RE-APPOINTMENT OF WILLIAM PAO, M.D., PH.D.
TO THE BOARD OF DIRECTORS
William Pao, M.D., Ph.D. is currently a member of our board of directors, and has been nominated for re-appointment as a director. If re-appointed, Dr. Pao will hold office from the date of his re-appointment until the 2029 annual general meeting of shareholders, where he must retire by rotation and offer himself for re-appointment, or until his earlier death, resignation or removal. Dr. Pao has agreed to serve if re-appointed, and our board of directors has no reason to believe that he will be unable to serve.
William Pao, M.D., Ph.D. has served on our board of directors since February 2025. Dr. Pao is the co-founder and since May 2024 has served as the Chief Executive Officer of Revelio Therapeutics, Inc. Prior to Revelio, Dr. Pao served as the Chief Development Officer, Executive Vice President at Pfizer, Inc. from March 2022 to August 2023. He also previously served in various roles at F. Hoffmann-LaRoche AG from May 2014 to March 2022, including most recently as its Head of Pharma Research & Early Development and as a member of its Enlarged Corporate Executive Committee from April 2018 until March 2022. In addition to his role at Revelio, Dr. Pao has served as an Adjunct Professor of Pharmacology and Medicine at the Joan & Sanford I. Weill Medical College of Cornell University since May 2024 and as an Adjunct Professor of Medicine at Vanderbilt University Medical Center since 2014. Dr. Pao was previously a member of the board of directors of the American Association for Cancer Research, as well as the board of directors of Obsidian Therapeutics, Inc., and currently serves on the board of directors of Alentis Therapeutics, AG. Dr. Pao holds a B.A. from Harvard University and an M.D. and Ph.D. from Yale University. We believe Dr. Pao’s significant executive experience in the biotech industry and his expertise in cancer research qualify him to serve on our board of directors.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to re-appoint Dr. Pao to our board of directors as a Class II director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RE-APPOINTMENT OF WILLIAM PAO, M.D., PH.D.
TO OUR BOARD OF DIRECTORS AS A CLASS II DIRECTOR.

RESOLUTION 3
RE-APPOINTMENT OF KRISTINE PETERSON
TO THE BOARD OF DIRECTORS
Kristine Peterson is currently a member of our board of directors, and has been nominated for re-appointment as a director. If re-appointed, Ms. Peterson will hold office from the date of her re-appointment until the 2029 annual general meeting of shareholders, where she must retire by rotation and offer herself for re-appointment, or until her earlier death, resignation or removal. Ms. Peterson has agreed to serve if re-appointed, and our board of directors has no reason to believe that she will be unable to serve.
Kristine Peterson has served on our board of directors since November 2017. Ms. Peterson most recently served as Chief Executive Officer for Valeritas, Inc. from 2009 to 2016. Prior to joining Valeritas, Ms. Peterson was Company Group Chair of the biotechnology group at Johnson & Johnson from 2006 until 2009, where she was responsible for Commercial, Research & Development, and biologics manufacturing for oncology, immunology and cell therapy, and was Executive Vice President of Pharmaceutical Group Strategic Marketing from 2004 to 2006. Previously, she served as President and Senior Vice President, Commercial Operations for Biovail Corporation. Earlier in her career, Ms. Peterson spent 20 years at Bristol-Myers Squibb Company in a variety of senior roles across multiple disease areas, including running their cardiovascular and metabolics business unit. Ms. Peterson has served on the boards of directors of ArriVent BioPharma since April 2024 and Enanta Pharmaceuticals since September 2017, and she previously served on the boards of directors for Amarin Corporation plc, EyePoint Pharmaceuticals, ImmunoGen, Inc. and Paratek Pharmaceuticals. Additionally, she previously served as a senior advisor to the Healthcare Businesswomen’s Association and a Member of the Biotechnology Industry Organization Board. Ms. Peterson has a B.S. and an M.B.A. from the University of Illinois at Urbana-Champaign. We believe Ms. Peterson’s operational knowledge of, and executive-level experience in, the global pharmaceutical and biotech industry qualify her to serve on our board of directors.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to re-appoint Kristine Peterson to our board of directors as a Class II director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RE-APPOINTMENT OF KRISTINE PETERSON
TO OUR BOARD OF DIRECTORS AS A CLASS II DIRECTOR.

RESOLUTION 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. We believe that our compensation policies and decisions are consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our board of directors is asking the shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the shareholders of Immunocore Holdings plc (the “Company”) hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual General Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
Because the vote is advisory, it is not binding on Immunocore or our board of directors. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, the board of directors and the remuneration committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required
Advisory (non-binding) approval of our executive compensation requires the approval of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE APPROVAL OF THE EXECUTIVE COMPENSATION PAID
TO OUR NAMED EXECUTIVE OFFICERS.

RESOLUTION 5
RATIFICATION OF THE APPOINTMENT OF DELOITTE LLP AS OUR U.S. INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026
RESOLUTION 6
RE-APPOINTMENT OF DELOITTE LLP AS OUR U.K. STATUTORY AUDITORS, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS
RESOLUTION 7
AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE YEAR ENDING DECEMBER 31, 2026
The audit committee of our board of directors is responsible for the selection, appointment and negotiation of the remuneration of our U.S. independent registered public accounting firm and our U.K. statutory auditors. The audit committee has approved the appointment of Deloitte LLP, a limited liability partnership organized under the laws of England (“Deloitte”) as our U.S. independent registered public accounting firm for our fiscal year ending December 31, 2026 and the re-appointment of Deloitte as our U.K. statutory auditors until the conclusion of our 2027 annual general meeting of shareholders. In resolutions 5 and 6, we are asking our shareholders to ratify the selection of Deloitte as our U.S. independent registered public accounting firm and to re-appoint Deloitte as our U.K. statutory auditors.
Our organizational documents do not require that the shareholders ratify the selection of Deloitte as our U.S. independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice. Even if the selection of Deloitte is ratified, the audit committee in its discretion may direct the appointment of a different U.S. independent registered public accounting firm at any time during the year if the audit committee determines to make such a change. In the event our shareholders fail to ratify the selection of Deloitte, the audit committee will consider whether to select other auditors for the Company for the year ending December 31, 2026.
In accordance with the Companies Act, our U.K. statutory auditors must be re-appointed at each meeting at which our U.K. annual report and accounts are presented to our shareholders. If this resolution is not approved by our shareholders at the AGM, the audit committee may appoint auditors to fill the vacancy.
Deloitte has served as our independent registered public accounting firm since 2023. We expect representatives of Deloitte to be in attendance at the AGM, to make a statement if they so desire, and to be available to respond to appropriate questions.
In accordance with the Companies Act, the remuneration of our U.K. statutory auditors must be fixed in a general meeting of shareholders or in such manner as may be determined in a general meeting of shareholders. In resolution 7, we are asking our shareholders to authorize the audit committee to determine the remuneration of Deloitte as our U.K. statutory auditors for the year ending December 31, 2026.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by Deloitte for the periods set forth below:

	Year Ended December 31,
	2025	2024
	(in thousands)
Audit Fees(1)	$1,880	$1,695
Total Fees	$1,880	$1,695

(1)
Audit fees consisted of fees for the audit of our annual financial statements and other professional services provided in connection with the statutory and regulatory filings or engagements, including fees for the review of our interim financial information, comfort letters and consents.

All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures.
We have adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
The audit committee has determined that the rendering of services other than audit services by Deloitte is compatible with maintaining the principal accountant’s independence.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to ratify the appointment of Deloitte as our U.S. independent registered public accounting firm, to re-appoint Deloitte as our U.K. statutory auditors and to authorize our audit committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2026.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
•	RATIFICATION OF THE APPOINTMENT OF DELOITTE LLP AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026
•	RE-APPOINTMENT OF DELOITTE LLP AS OUR U.K. STATUTORY AUDITORS, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS
•	AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE YEAR ENDING DECEMBER 31, 2026

RESOLUTION 8
RESOLUTION TO RECEIVE AND ADOPT OUR 2025 U.K. ANNUAL REPORT
In accordance with the Companies Act, our board of directors is required to present our 2025 U.K. Annual Report, which includes the audited portion of the directors’ annual report on remuneration, to the shareholders at the AGM. We will provide our shareholders with an opportunity to raise questions in relation to the 2025 U.K. Annual Report at the AGM. In accordance with best practice, we are proposing an ordinary resolution to receive and adopt the 2025 U.K. Annual Report.
The 2025 U.K. Annual Report may be found on our website at https://ir.immunocore.com/financials-filings/annual-reports.
Vote Required
The affirmative vote of holders representing a simple of a majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to receive and adopt the 2025 U.K. Annual Report.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RESOLUTION TO RECEIVE AND ADOPT OUR 2025 U.K. ANNUAL REPORT.

RESOLUTION 9
APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION
The Companies Act requires that our directors’ remuneration report, as set forth as Annex A to this proxy statement and on pages 26 to 56 of the 2025 U.K. Annual Report, be subject to an annual advisory vote. Accordingly, we are asking shareholders to approve, on an advisory basis, the directors’ remuneration report.
Our board of directors considers that appropriate remuneration of directors plays a vital part in helping to achieve our overall objectives. We encourage shareholders to read the directors’ remuneration report. The board of directors and the remuneration committee believe that the policies and procedures as articulated in the directors’ remuneration report are effective and that as a result of these policies and procedures we have and will continue to have high-quality directors. Our U.K. statutory auditors for the year ended December 31, 2025, Deloitte, have audited those parts of the directors’ remuneration report that are required to be audited. Our board of directors has approved and signed the report in accordance with English law.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to pass this resolution.
This vote is advisory and non-binding and the directors’ entitlement to receive remuneration is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced or withheld in the event that the resolution is not passed. Although non-binding, our board of directors and remuneration committee will review and consider the voting results when making future decisions regarding our director remuneration program. Following the AGM, and as required under English law, the directors’ annual report on remuneration will be delivered to the U.K. Registrar of Companies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT
ON REMUNERATION SET FORTH IN ANNEX A.

RESOLUTION 10
AUTHORIZATION TO MAKE POLITICAL DONATIONS OR INCUR POLITICAL EXPENDITURE
We do not make, and do not intend to make, any political donations or incur political expenditure.
However, the law in this area is widely drafted and could prohibit some activities (such as political lobbying and promoting changes in the laws, which our board of directors would consider to be in our interest) unless we have first obtained shareholder approval.
This resolution therefore seeks authority to permit political donations and political expenditure in order to authorize activities which would be within our ordinary business. The resolution also permits political donations made, and political expenditure incurred, by any of our subsidiaries. Resolution 10 caps the amount of political donations and expenditure that the Company and its subsidiaries would be permitted to make at £50,000 in each of the categories of (i) political donations to political parties and/or independent election candidates, (ii) political donations to political organisations other than political parties, and (iii) political expenditure.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to pass this resolution.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RESOLUTION TO MAKE POLITICAL DONATIONS
OR INCUR POLITICAL EXPENDITURE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
Our nominees for re-election as directors at the AGM are each currently serving as members of our board of directors. Information about each such nominee is set forth in resolutions 1 through 3 and is incorporated into this section by reference. Set forth below is a list of our directors and their ages as of the date of this proxy statement.

Name	Age	Position
Bahija Jallal, Ph.D.	64	Chief Executive Officer and Executive Director
Professor Sir John Bell	73	Chairman of the Board of Directors
Roy S. Herbst, M.D., Ph.D.	63	Director
Siddharth Kaul	65	Director
William Pao, M.D., Ph.D.	58	Director
Kristine Peterson	66	Director
Professor Sir Peter Ratcliffe	71	Director

Biographical information for those directors who are not standing for re-election at the AGM and who will remain seated following the AGM, including each such individual’s principal occupation, business experience and education, and an explanation of the qualifications, skills and experiences that we believe are relevant to such individual’s service on our board of directors, are set forth below. The biographies of Mr. Kaul, Dr. Pao and Ms. Peterson are set forth above in resolutions 1, 2 and 3, respectively.
Class III Directors Continuing in Office Until the 2027 Annual General Meeting
Bahija Jallal, Ph.D. has served as our Chief Executive Officer since January 2019. Previously, she served as President of MedImmune, LLC, at AstraZeneca plc’s global biologics research and development unit, and Executive Vice President of AstraZeneca plc and a member of its senior executive team, where she worked from 2008 to 2019. Prior to joining MedImmune, Dr. Jallal was vice president, drug assessment and development, at Chiron Corporation. Dr. Jallal has served on the board of directors of Elevance Health, Inc. (formerly Anthem, Inc.) since February 2018, and she previously served on the boards of directors of Guardant Health, Inc. from April 2019 to June 2022 and Arrivent Biopharma, Inc. from February 2022 to March 2024. She is also a member of the Board of Trustees of the Johns Hopkins University and a Council Member of the Government-University-Industry Research Roundtable of the National Academies of Sciences, Engineering and Medicine. Dr. Jallal received her Ph.D. in Physiology from Université de Paris VI, France and conducted her post-doctorate work in molecular biology and oncology at the Max Planck Institute for Biochemistry in Germany. We believe Dr. Jallal’s extensive experience in the biotechnology industry, leading drug research and development efforts, her educational background and her knowledge of our company as our Chief Executive Officer, qualify her to serve on our board of directors.
Professor Sir John Bell FRS, FMedSci, FREng (Hon) has served on our board of directors since March 2015. Professor Sir John Bell previously served as the Regius Professor of Medicine at Oxford University from 2002 to March 2024. Professor Sir John Bell is a distinguished scientist in the fields of genomic and genetic research and immunology and has been a founding director at three biotechnology companies: Avidex Ltd (acquired by MediGene AG in 2006), Oxagen Ltd. and PowderJect Pharmaceuticals plc (acquired by Chiron Corporation in 2003). He also previously served on the boards of Roche Holding AG, Sensyne Health plc, and Genentech, Inc., and the scientific advisory board at AstraZeneca plc. Professor Sir John Bell was involved in the founding of the Wellcome Trust Centre for Human Genetics at Oxford University, chaired the Global Health Scientific Advisory Board of the Bill and Melinda Gates Foundation until 2023, and is the Life Science Champion for the United Kingdom, advising the government on the life sciences industry. We believe his extensive scientific background and experience in the healthcare industry qualify him to serve on our board of directors.
Class I Directors Continuing in Office Until the 2028 Annual General Meeting
Roy S. Herbst, M.D., Ph.D. has served on our board of directors since January 2021. In March 2026, Dr. Herbst was appointed as the director of Dartmouth Cancer Center, effective July 13, 2026. Dr. Herbst currently serves as Ensign Professor of Medicine, Deputy Director of Yale Cancer Center and Chief of Medical Oncology and Hematology at Yale Cancer Center and Smilow Cancer Hospital. Previously, Dr. Herbst served as the Barnhart Distinguished Professor and Chief of the Section of Thoracic Medical Oncology in the Department of Thoracic/Head and Neck Medical Oncology,

at the University of Texas M.D. Anderson Cancer Center from 1991 to 2011. He also served as Professor in the Department of Cancer Biology and Co-Director of the Phase I Clinical Trials Program from 2002 to 2011. In 2020, Dr. Herbst was awarded the Distinguished Public Service Award for Exceptional Leadership in Cancer Science Policy by the American Association for Cancer Research. He is also a member of the board of directors of the American Association for Cancer Research, the International Association for the Study of Lung Cancer, Shanghai Junshi Biosciences Co., Ltd. and the Thoracic Malignancy Steering Committee at the National Cancer Institute. We believe Dr. Herbst’s extensive scientific background and expertise in cancer treatment and research qualifies him to serve on our board of directors.
Professor Sir Peter Ratcliffe has served on our board of directors since November 2020. Professor Sir Peter Ratcliffe currently serves as the Director of Clinical Research at The Francis Crick Institute in London and Director for the Target Discovery Institute and Distinguished Scholar of the Ludwig Institute for Cancer Research within the Nuffield Department of Medicine at the University of Oxford. Previously, Professor Sir Peter Ratcliffe served as Nuffield Professor and Head of the Nuffield Department of Clinical Medicine from 2004 to 2016. In 2019, Professor Sir Peter Ratcliffe was awarded the Nobel Prize for Physiology or Medicine alongside William G Kaelin, Jr. of Harvard University and Gregg L. Semenza of Johns Hopkins University. In 2002, Professor Sir Peter Ratcliffe was elected to the Fellowship of the Royal Society and to the Academy of Medical Sciences. He is also a member of European Molecular Biology Organization, a foreign honorary member of the American Academy of Arts and Sciences and a Fellow of the American Association for Cancer Research Academy. We believe Professor Ratcliffe’s extensive scientific background qualifies him to serve on our board of directors.
Corporate Governance
Board Independence
Our ADSs are listed on the Nasdaq Global Select Market. As required under the Nasdaq listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our external counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our board of directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Professor Sir John Bell, Dr. Herbst, Mr. Kaul, Dr. Pao, Ms. Peterson and Professor Sir Peter Ratcliffe. In addition, our board of directors has affirmatively determined that each of Ranjeev Krishana and Robert Perez was independent during the period of 2025 for which he served on the board. In making these determinations, our board of directors found that none of these directors, nominees for director or former directors had a material or other disqualifying relationship with Immunocore. Dr. Jallal was determined as not being independent by virtue of her executive leadership role with Immunocore.
Accordingly, a majority of our directors are independent as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-executive director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our share capital.
Board Leadership Structure
Our board of directors has an independent chair, Professor Sir John Bell, who has authority, among other things, to call and preside over meetings of our board of directors, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to our board of directors. Accordingly, Professor Sir John Bell has substantial ability to shape the work of our board of directors. We believe that the separation of the position of chair of our board of directors and the position of Chief Executive Officer reinforces the independence of our board of directors in its oversight of the business and affairs of our company. In addition, we believe that having an independent chair of our board of directors creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our board of directors to monitor whether management’s actions are in the best interests of Immunocore and its shareholders. As a result, we believe that having an independent chair of our board of directors can enhance the effectiveness of our board of directors as a whole.

Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also reviews and receives regular briefings concerning information security and technology risks, and monitors ongoing compliance with legal and regulatory requirements. Our nominating and corporate governance committee reviews our key enterprise risks and risk-management strategies, as well as monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitors compliance with legal, regulatory and ethical requirements. Our remuneration committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Meetings of the Board of Directors
Our board of directors met four times during 2025. With respect to the committees of our board of directors, the audit committee met four times in 2025, the remuneration committee met five times and the nominating and corporate governance committee met three times. Each member of our board of directors attended 75% or more of the aggregate number of meetings of the board and of the committees on which they served, held during the portion of 2025 for which they were a director or committee member, with the exception of Ranjeev Krishana, who attended 71% of the meetings of the board and committees on which he served, and who has since resigned from our board of directors.
As required under applicable Nasdaq listing standards, in 2025, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.
Information Regarding Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a remuneration committee and a nominating and corporate governance committee. The board has adopted a written charter for each of the committees below that is available to shareholders on our website at https://ir.immunocore.com/corporate-governance/document-charters.
The following table provides membership information for each of the committees of our board of directors:

Name	Audit	Remuneration	Nominating and Corporate Governance
Bahija Jallal, Ph.D.
Professor Sir John Bell		X	Xc
Roy S. Herbst, M.D., Ph.D.
Siddharth Kaul	Xc	X
William Pao, M.D., Ph.D.	X
Kristine Peterson		Xc	X
Professor Sir Peter Ratcliffe	X		X

[c]	Committee Chairperson
Below is a description of each committee of our board of directors.
Audit Committee
Our audit committee is composed of Mr. Kaul, Dr. Pao and Professor Sir Ratcliffe, and assists the board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Mr. Kaul serves as chair of the audit committee. Dr. Herbst previously served as a member of the audit committee until December 31, 2025, and Mr. Perez previously served as a member of the audit committee until his resignation from our board of directors on September 16, 2025. The audit committee consists exclusively of members of our board who are financially literate, and

Mr. Kaul is considered an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our audit committee is composed solely of independent directors under the requirements of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act.
The audit committee’s responsibilities include:
•
assisting the board of directors in overseeing our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and the integrity of our financial statements

•
managing the selection, engagement, qualifications, independence and performance of the registered public accounting firms engaged as our independent outside auditors and the U.K. statutory auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•
reviewing with management and the auditors results of the annual audit, audited financial statements, periodic and annual reports, earnings announcements, proxy report, accounting principles and policies;

•	reviewing and reporting on policies on financial risk management and assessment;
•	reviewing the audit plan of any internal audit team;
•	reviewing the scope, design, adequacy and effectiveness of internal controls;
•
overseeing our policies, procedures, plans and information technology systems designed to ensure and manage risks relating to the security, confidentiality, availability and integrity of information, as well as the operation and effectiveness thereof;

•	reviewing correspondence with regulators or governmental agencies that raise material issues regarding our financial statements or accounting policies;
•	overseeing procedures for receiving, retaining and investigating complaints;
•	monitoring compliance with our Code of Business Conduct and Ethics and related party transactions rules;
•
reviewing with management legal and regulatory compliance and any actual, pending, or threatened legal or financial matters that could significantly affect our business or financial statements or as otherwise deemed appropriate by the audit committee; and

•	overseeing our healthcare compliance program.
Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Immunocore under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with our management. The audit committee has discussed with Deloitte LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from Deloitte LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with Deloitte LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and filed with the SEC.
Audit Committee of the Board of Directors of Immunocore Holdings plc
Siddharth Kaul (Chairman)
William Pao, M.D., Ph.D.
Professor Sir Peter Ratcliffe
Remuneration Committee
Our remuneration committee is composed of Professor Sir Bell, Mr. Kaul and Ms. Peterson, and assists the board of directors in determining executive officer compensation. Ms. Peterson serves as chair of the remuneration committee. Dr. Herbst previously served as a member of the remuneration committee until December 31, 2025, and Mr. Krishana previously served as a member of the remuneration committee until his resignation from our board of directors on November 26, 2025. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq, including the standards specific to members of a remuneration committee.
The remuneration committee’s responsibilities include:
•	reviewing, modifying and overseeing the company’s overall compensation strategy and policies in light of our specific business objectives;
•	reviewing and approving the compensation and other terms of employment of our Chief Executive Officer;
•	reviewing and approving all elements of the compensation and other terms of employment of the executive officers and other senior management reporting directly to the Chief Executive Officer;
•	overseeing the appointment, retention, and termination of any compensation consultants, legal counsel, or any other advisors engaged for the purpose of advising the remuneration committee;
•	administering our equity award, pension, and profit sharing plans, incentive plans, bonus plans, executive benefit plans, stock purchase plans, deferred compensation plans and other similar programs;
•
reviewing and discussing with management our Compensation Discussion and Analysis section of our annual reports, registration statements, proxy statements, or information statements filed with the SEC;

•	reviewing and discussing with management any conflicts of interest raised;
•
overseeing the preparation of any report required by applicable U.S. and U.K. rules and regulations to be included in our public filings relating to compensation policy and practices, including but not limited to the directors’ remuneration report required under the Companies Act; and

•	overseeing “clawback” or similar policies allowing us to recoup compensation paid to employees.
The remuneration committee may form and delegate authority to one or more subcommittees composed of one or more of its members for any purpose that the remuneration committee deems appropriate, and may delegate to such subcommittees such power and authority as the remuneration committee deems appropriate, in all cases to the extent consistent with our articles of association, the Nasdaq listing rules and other applicable law.
See the section of this proxy statement titled “Executive Compensation—Compensation Discussion and Analysis” for a discussion of the role of our executive officers and compensation consultant in determining executive compensation.
Remuneration Committee Interlocks and Insider Participation
No member of our remuneration committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or remuneration committee of any entity that has one or more executive officers serving as a member of our board of directors or remuneration committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Professor Sir Bell, Ms. Peterson and Professor Sir Ratcliffe, and assists our board of directors in identifying individuals qualified to become members of our board and executive officers consistent with criteria established by our board and in developing our corporate governance principles. Professor Sir Bell serves as chair of the nominating and corporate governance committee. Mr. Perez previously served as chair of the nominating and corporate governance committee until his resignation from our board of directors on September 16, 2025. The nominating and corporate governance committee’s responsibilities include:
•	identifying and evaluating candidates, including nomination of incumbent directors for re-election and nominees recommended by shareholders to serve on the board of directors;
•	reviewing and recommending to the board of directors for its approval the type and amount of compensation to be paid or awarded to non-executive members of the board of directors;
•	periodically reviewing the performance of the board of directors, including committees of the board of directors and management;

•	overseeing the board of directors’ committee structure and operations, including authority to delegate to subcommittees and committee reporting to the board of directors;
•	reviewing with the Chief Executive Officer the succession plans for our executive officers;
•	instituting plans or programs for the continuing education of directors and orientation of new directors, as it deems appropriate;
•	periodically reviewing the processes and procedures to provide information to the board of directors and its committees;
•	reviewing shareholder proposals and recommending to the board of directors any statements in response thereto; and
•	overseeing our corporate governance functions and developing, updating as necessary and recommending to the board of directors the governance principles applicable to our company.
Director Nomination Process
We believe that an effective board of directors should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to our strategy and operations. Our board of directors and our nominating and corporate governance committee seek individuals with backgrounds and qualities that, when combined with those of our other directors, enhance the board’s effectiveness and result in a balance of knowledge, experience, and capability. Our nominating and corporate governance committee considers candidates who are recommended by its members, by other members of the board of directors, by shareholders, and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates.
In assessing potential candidates, our board of directors and nominating and corporate governance committee will consider, among other factors, whether the candidate possesses relevant expertise to offer advice and guidance to management, has sufficient time to devote to our business and operations, demonstrates excellence in the candidate’s field; has the ability to exercise sound business judgment and is committed to represent the long-term interests of our shareholders.
Shareholder Recommendations and Nominations
Our nominating and corporate governance committee considers both recommendations and nominations for candidates to the board of directors from shareholders so long as such recommendations and nominations comply with our articles of association and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and corporate governance committee by writing to our Company Secretary at c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, and providing evidence of the shareholder’s ownership of our ordinary shares and/or ADSs, the nominee’s name, home and business address, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any arrangements or understandings between the shareholder and the recommended candidate.
In accordance with our articles of association, no person (other than a director retiring by rotation or otherwise) shall be elected or re-elected as a director at any general meeting unless: (a) he or she is recommended by the board of directors; or (b) at least seven but not more than 42 clear days before the date appointed for the meeting we have received notice from a shareholder (other than the person proposed) entitled to vote at the meeting of their intention to propose a resolution for the election or re-election of that person, stating the particulars which would, if he or she were so elected or re-elected, be required to be included in our register of directors and a notice executed by that person of his or her willingness to be elected, or re-elected, is lodged at our registered office. Shareholders who desire to nominate persons directly for election to the board of directors at an annual general meeting of shareholders must meet the deadlines and other requirements to propose a resolution set forth under “Questions and Answers about these Proxy Materials and Voting—Will there be any other business conducted at the AGM?” and “Additional Information—Shareholder Proposals and Director Nominations for 2027 Annual General Meeting.” Any vacancies on the board of directors occurring between our annual general meetings of shareholders may be filled by the board of directors.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available on our website at https://ir.immunocore.com/corporate-governance/document-charters. We expect that any amendments to this code or any waivers of its requirements will be disclosed on our website.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other disposition of securities by our directors, officers, employees, and certain consultants. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as the exchange listing standards applicable to us. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our voting ordinary shares as of April 2, 2026 for:
•	each beneficial owner of 5% or more of our outstanding ordinary shares;
•	each of our named executive officers;
•	each of our directors and director nominees; and
•	all of our current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of options that are immediately exercisable or exercisable within 60 days of April 2, 2026. Percentage ownership calculations are based on 50,831,928 voting ordinary shares outstanding (including ordinary shares in the form of ADSs) as of April 2, 2026.
Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Except as otherwise indicated, the addresses of the persons listed in the table is c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned (#)	Percent of Ordinary Shares Beneficially Owned (%)
5% or Greater Shareholders
Wellington Management Group LLP(1)	5,132,898	10.1
Entities affiliated with RTW(2)	4,869,798	9.6
Entities affiliated with FMR LLC(3)	4,386,070	8.6
PRIMECAP Management Company(4)	3,772,234	7.4
T. Rowe Price Investment Management, Inc.(5)	3,041,904	6.0
Bellevue Asset Management AG(6)	2,796,803	5.5
Entities affiliated with Tang Capital(7)	2,605,608	5.1

Named Executive Officers and Directors
Bahija Jallal, Ph.D.(8)	5,137,769	9.2
Travis Coy(9)	85,635	*
Tina St. Leger(10)	62,175	*
Professor Sir John Bell(11)	131,906	*
Roy S. Herbst, M.D., Ph.D.(12)	74,204	*
Siddharth Kaul(13)	59,676	*
William Pao, M.D., Ph.D.(14)	36,382	*
Kristine Peterson(15)	88,882	*
Professor Sir Peter Ratcliffe(16)	63,917	*
David Berman, M.D., Ph.D.(17)	764,703	1.5
All current executive officers and directors as a group (9 persons)(18)	5,740,546	10.1

*	Less than one percent.
(1)
The information shown is based upon disclosures on a Schedule 13G/A filed with the SEC on August 5, 2025 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Consists of ordinary shares owned of record by clients of one or more investment advisers (the “Wellington Investment Advisors”) directly or indirectly owned by Wellington Management Group LLP. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power with respect to 4,958,998 ordinary shares and shared dispositive power with respect to 5,132,898 ordinary shares. Wellington

Management Company LLP has shared voting power with respect to 4,952,823 ordinary shares and shared dispositive power with respect to 5,004,456 shares. The business address for each of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(2)
The information shown is based solely on a Schedule 13G/A filed with the SEC on November 14, 2024 by RTW Investments, LP and Roderick Wong, M.D. Consists of ordinary shares held by certain funds managed by RTW Investments, LP (collectively, the “RTW Funds”). RTW Investments, LP is the investment adviser to the RTW Funds. Roderick Wong, M.D. is the Managing Partner and Chief Investment Officer of RTW Investments, L.P. The business address for each of these entities and individuals is 40 10th Avenue, Floor 7, New York, New York 10014.

(3)
The information shown is based upon disclosures on a Schedule 13G filed with the SEC on March 11, 2024 by FMR LLC. Consists of ordinary shares held or beneficially owned by FMR LLC. Abigail Johnson is a director, the Chairman and the Chief Executive Officer of FMR LLC, and members of the Johnson family, including Abigail Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC FMR LLC has sole voting power with respect to 4,381,003 ordinary shares and each of FMR LLC and Abigail Johnson have shared dispositive power with respect to 4,386,070 shares. The business address for FMR LLC and Abigail Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(4)
The information shown is based upon disclosures on a Schedule 13G/A filed with the SEC on August 14, 2025 by PRIMECAP Management Company. Consists of ordinary shares beneficially owned by PRIMECAP Management Company. PRIMECAP Management Company has sole voting power with respect to 3,746,574 ordinary shares and sole dispositive power with respect to 3,772,234 shares. The business address for PRIMECAP Management Company is 177 East Colorado Boulevard, 11th Floor, Pasadena, California 91105.

(5)
The information shown is based solely on a Schedule 13G/A filed with the SEC on March 6, 2026 by T. Rowe Price Investment Management, Inc. Consists of ordinary shares beneficially owned by T. Rowe Price Investment Management, Inc. The business address for T. Rowe Price Investment Management, Inc. is 1307 Point Street, Baltimore, MD 21231.

(6)
The information shown is based upon disclosures on a Schedule 13G filed with the SEC on November 14, 2025 by Bellevue Group AG and Bellevue Asset Management AG. Consists of ordinary shares held by Bellevue Asset Management AG, a wholly owned subsidiary of Bellevue Group AG. Each of Bellevue Group AG and Bellevue Asset Management AG has shared voting power and shared dispositive power with respect to the ordinary shares. The business address for each of these entities is Theaterstrasse 12, Zurich, Switzerland, CH-8001.

(7)
The information shown is based upon disclosures on a Schedule 13G filed with the SEC on October 24, 2025 by Tang Capital Management, LLC, (“TCM”) Tang Capital Partners, LP (“TCP”), Tang Capital Partners International, LP (“TCPI”), Tang Capital Partners III, Inc., Tang Capital Partners IV, Inc. and Kevin Tang. Consists of 1,587,903 ordinary shares held by TCP and 1,017,705 ordinary shares held by TCPI. TCM is the general partner of TCP and TCPI, and Kevin Tang is the manager of TCM. Each of TCM and Mr. Tang has shared voting power and shared dispositive power with respect to the ordinary shares held by each of TCP and TCPI. The business address for each of TCP, TCP, TCPI and Mr. Tang is 4747 Executive Drive, Suite 210, San Diego, California 92121. The business address for each of Tang Capital Partners III, Inc. and Tang Capital Partners IV, Inc. is 400 S. 4th Street, 3rd Floor, Las Vegas, Nevada 89101.

(8)
Consists of (a) 5,125,426 ordinary shares underlying options held by Dr. Jallal that are or will be exercisable within 60 days of April 2, 2026 and (b) 12,343 ordinary shares issuable upon the settlement of RSUs held by Dr. Jallal within 60 days of April 2, 2026.

(9)	Consists of 85,635 ordinary shares underlying options held by Mr. Coy that are or will be exercisable within 60 days of April 2, 2026.
(10)
Consists of (a) 61,056 ordinary shares underlying options held by Ms. St. Leger that are or will be exercisable within 60 days of April 2, 2026 and (b) 1,119 ordinary shares issuable upon the settlement of RSUs held by Ms. St. Leger within 60 days of April 2, 2026.

(11)	Consists of (a) 13,452 ordinary shares and (b) 118,454 ordinary shares underlying options held by Professor Sir John Bell that are or will be exercisable within 60 days of April 2, 2026.
(12)	Consists of 74,204 ordinary shares underlying options held by Mr. Herbst that are or will be exercisable within 60 days of April 2, 2026.
(13)	Consists of 59,676 ordinary shares underlying options held by Mr. Kaul that are or will be exercisable within 60 days of April 2, 2026.
(14)	Consists of 36,382 ordinary shares underlying options held by Dr. Pao that are or will be exercisable within 60 days of April 2, 2026.
(15)	Consists of 88,882 ordinary shares underlying options held by Ms. Peterson that are or will be exercisable within 60 days of April 2, 2026.
(16)	Consists of (a) 333 ordinary shares and (b) 63,584 ordinary shares underlying options held by Professor Sir Peter Ratcliffe that are or will be exercisable within 60 days of April 2, 2026.
(17)
Consists of (a) 758,845 ordinary shares underlying options held by Dr. Berman that are or will be exercisable within 60 days of April 2, 2026 and (b) 5,859 ordinary shares issuable upon the settlement of RSUs held by Dr. Berman within 60 days of April 2, 2026. He is included in this table because he is a named executive officer for the year ended December 31, 2025, but he is not counted for purposes of aggregating beneficial ownership of our executive officers and directors as a group.

(18)
Consists of (a) 13,785 ordinary shares, (b) 5,713,229 ordinary shares underlying options held by our executive officers and directors that are or will be exercisable within 60 days of April 2, 2026 and (c) 13,462 ordinary shares issuable upon the settlement of RSUs held by our executive officers and directors within 60 days of April 2, 2026.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Other than the executive officer and director compensation arrangements discussed in the sections titled “Executive Compensation” and “Non-Executive Director Remuneration,” describe below transactions and series of similar transactions, since January 1, 2025, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•	a director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.
Agreements with Our Executive Officers and Directors
We have entered into employment agreements with our executive officers based in the United States and a contract of employment with Ms. St. Leger, our Chief Human Resources Officer. We have also entered into a letter of appointment with Dr. Jallal, our Chief Executive Officer, in connection with her service as an executive director. These agreements contain customary provisions and representations, including confidentiality, non-competition, non-solicitation and inventions assignment undertakings by our executive officers. However, the enforceability of the non-competition provisions may be limited under applicable law. For more information regarding these agreements, see “Executive Compensation.”
In addition, we have also entered into letters of appointment with each of our non-executive directors, which contain provisions and representations related to confidentiality and other customary matters. For more information on these agreements, see “Non-Executive Director Remuneration—Overview—Non-Executive Director Appointment Letters.”
Equity Awards Granted to Executive Officers and Directors
We have granted options to our executive officers and directors. For more information regarding the equity awards granted to our named executive officers and directors, see “Executive Compensation” and “Non-Executive Director Remuneration.”
Indemnification Agreements
We have entered into deeds of indemnity with each of our directors and executive officers. These agreements and our articles of association require us to indemnify our directors and executive officers to the fullest extent permitted by applicable law. See “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Related Person Transaction Policy
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we or any of our subsidiaries and any related person are, were or will be participants in which the amount involved exceeds $120,000 or which is unusual in its nature or conditions. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third- party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

NON-EXECUTIVE DIRECTOR REMUNERATION
Overview
Non-Executive Director Remuneration Table
The following table sets forth information regarding the compensation earned for service on the board of directors by our non-executive directors during the year ended December 31, 2025. Dr. Jallal does not receive additional compensation for her service as a director; her compensation as an executive officer is set forth in the section of this proxy statement titled “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Professor Sir John Bell	98,952	399,991	—	498,943
Roy S. Herbst, M.D., Ph.D.	67,500	399,991	3,928	471,419
Siddharth Kaul	77,500	399,991	—	477,491
William Pao, M.D., Ph.D.(4)	42,466	799,983	—	842,449
Kristine Peterson	70,000	399,991	2,541	472,532
Professor Sir Peter Ratcliffe	65,000	399,991	—	464,991
Ranjeev Krishana(5)	51,986	399,991	—	451,977
Robert Perez(6)	—	—	—	—

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2025 computed in accordance with ASC Topic 718 (as defined below). Assumptions used in the calculation of these amounts are included in note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K. These amounts do not reflect the actual economic value that will be realized by our non-executive directors upon the vesting of the options, the exercise of the options or the sale of the ordinary shares underlying such options.

(2)
The following table provides information regarding the number of ordinary shares underlying option awards granted to our non-executive directors that were outstanding as of December 31, 2025. None of our non-executive directors held other unvested stock awards as of December 31, 2025.

Name	Options Outstanding (#)
Professor Sir John Bell	118,454
Roy S. Herbst, M.D., Ph.D.	74,204
Siddharth Kaul	59,676
William Pao, M.D., Ph.D.	50,641
Kristine Peterson	88,882
Professor Sir Peter Ratcliffe	63,584
Ranjeev Krishana	6,103
Robert Perez	—

(3)	Amounts represent tax equalization gross-up payments for Mr. Herbst and Ms. Peterson with respect to the portion of their income subject to United Kingdom taxation.
(4)	Dr. Pao was appointed to our board of directors on February 25, 2025.
(5)
Mr. Krishana resigned as a member of our board of directors, effective November 26, 2025, he had 6,103 option shares vested as of that date. Upon the termination of his service with the Company, all unvested options held by Mr. Krishana were forfeited. Mr. Krishana’s vested options were forfeited on February 26, 2026, following completion of the applicable post-termination exercise period.

(6)
Mr. Perez resigned as a member of our board of directors effective September 16, 2025. While serving on our board of directors, Mr. Perez elected to forgo remuneration in respect of his service as a non-executive director.

Non-Executive Director Appointment Letters
Each of our non-executive directors is engaged on letters of appointment that set out their respective duties and responsibilities. The non-executive directors do not receive benefits upon termination or resignation from their respective positions as directors. Under the non-executive director appointment letters, our non-executive directors are entitled to receive annual fees in accordance with our non-executive director remuneration policy, and in each case inclusive of fees payable for all duties.

Non-Executive Director Remuneration Policy
In January 2021, in connection with our initial public offering, our board adopted our non-executive director remuneration policy, which was most recently amended in February 2024.
Cash Compensation
Under this policy, we pay each of our non-executive directors annual fees for service on our board of directors and committees of our board of directors, which amounts may be amended from time to time by the board of directors. We also reimburse non-executive directors for all reasonable and properly documented expenses related to attendance at board and committee meetings. U.S. non-executive directors are also provided with tax-equalization benefits. Non-executive directors do not receive any pension benefits or cash in lieu thereof.
Non-executive directors are eligible to receive cash compensation as follows:

Annual Fee Retainer ($)
Annual fee for board of director chairperson (in addition to annual director service retainer)	35,000
Annual director service retainer	50,000
Additional fee for audit committee chair (in lieu of annual member service retainer)	20,000
Additional fee for audit committee member	10,000
Additional fee for nominating and corporate governance committee chair (in lieu of annual member service retainer)	10,000
Additional fee for nominating and corporate governance committee member	5,000
Additional fee for remuneration committee chair (in lieu of annual member service retainer)	15,000
Additional fee for remuneration committee member	7,500

Equity Compensation
In addition to cash compensation, each non-executive director is eligible to participate in the Non-Employee Sub-Plan to the Immunocore Holdings plc 2021 Equity Incentive Plan (“2021 EIP”). All share options granted under our non-executive director remuneration policy will be non-statutory stock options, with an exercise price per share equal to 100% of the fair market value (as such term is defined in our 2021 EIP) of the underlying ordinary shares on the date of grant, and a term of ten years from the date of grant, subject to earlier termination in connection with a “Termination of Service” (as such term is defined in our 2021 EIP).
Initial Grant
Each eligible director who is first elected or appointed to our board of directors automatically, and without further action by our board of directors or the remuneration committee, upon the date of his or her initial election or appointment to be an eligible director (or, if such date is not a market trading day, the first market trading day thereafter), be granted a share option to purchase an estimated $400,000 of ordinary shares (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant; provided, that the eligible director continues to be a “Service Provider” (as such term is defined in our 2021 EIP) through each such vesting date.
Annual Grant
At the close of business on the day of each of our annual general meetings, each eligible director who continues to serve as a non-executive member of our board of directors following such meeting will be automatically, and without further action by our board of directors or the remuneration committee, be granted a share option to purchase an estimated $400,000 of ordinary shares (the “Annual Grant”). The shares subject to the Annual Grant will vest at the earlier of (i) the one-year anniversary of the date of grant and (ii) the day immediately prior to the date of our next annual general meeting; provided, that the eligible director continues to be a “Service Provider.”
Vesting; Change of Control
All vesting is subject to the eligible director continuing to be a Service Provider on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each eligible director who remains continuously a Service Provider until immediately prior to the closing of a “Change in Control” (as such term is defined in our 2021 EIP), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such change in control.

EXECUTIVE OFFICERS
Below is a list of our executive officers and their ages as of the date of this proxy statement. There are no family relationships between any of our executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Name	Age	Position
Bahija Jallal, Ph.D.	64	Chief Executive Officer and Executive Director
Travis Coy	45	Chief Financial Officer and Head of Corporate Development
Tina St. Leger(1)	57	Chief Human Resources Officer

(1)	In November 2025, Ms. St. Leger notified us of her intention to resign as our Chief Human Resources Officer of the Company, effective as of May 26, 2026.
Biographical information for Dr. Jallal is included above with the director biographies under the section of this proxy statement titled “Board of Directors and Corporate Governance.”
Travis Coy has served as our Chief Financial Officer and Head of Corporate Development (“CFO”) since January 2025. Previously, Mr. Coy served as Vice President, Head of Transactions and M&A, Corporate Business Development at Eli Lilly and Company from October 2019 to December 2024. Prior to this role, Mr. Coy had a variety of finance and business development experiences at Lilly beginning in 2003, including positions as Vice President, Transactions – Oncology and Diagnostics; Vice President, Transactions – Cardiometabolic Diseases, Drug Delivery and Devices; Finance Director of the Oncology Business Unit; Director of Investor Relations; Director of Corporate Finance and Investment Banking; and other financial controllership roles. Before transitioning to finance and business development, he was a chemist in Lilly’s research laboratories and a production manager for Milliken & Company. Prior to his appointment as our Chief Financial Officer and Head of Corporate Development, Mr. Coy also served as a member of our board of directors from September 2019 to January 2025. Mr. Coy holds a B.S. in Chemistry from Rose-Hulman Institute of Technology and an M.B.A. from the Ross School of Business at the University of Michigan.
Tina St. Leger has served as our Chief Human Resources Officer since February 2022. Previously, she served as Chief Human Resources Officer at GW Pharmaceuticals plc from July 2019 to December 2021. Prior to joining GW Pharmaceuticals, Ms. St. Leger served in various human resources positions at GlaxoSmithKline, where she worked from 2005 to 2019. Ms. St. Leger holds a B.Sc. in chemistry from the University of St. Andrews.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2025, or fiscal year 2025, for our “named executive officers” who are listed below. This Compensation Discussion and Analysis is intended to assist you in understanding the information provided in the compensation tables below and to provide additional context regarding our overall compensation program. In addition, we explain how and why our remuneration committee determined our compensation policies and made specific compensation decisions for our named executive officers during and for fiscal year 2025.
Our named executive officers for fiscal year 2025 are our principal executive officer, principal financial officer and the next two most highly compensated executive officers who were serving as executive officers on December 31, 2025, as listed below. We have no other executive officers who were serving as of December 31, 2025, or who served during fiscal year 2025.
•	Bahija Jallal, Ph.D., our Chief Executive Officer (our principal executive officer);
•	Travis Coy, our Chief Financial Officer and Head of Corporate Development (our principal financial officer), who joined effective January 1, 2025;
•	David Berman, M.D., Ph.D., our Head of Research and Development, who gave notice of his resignation from the Company, effective as of February 27, 2026.; and
•	Tina St. Leger, our Chief Human Resources Officer, who gave notice of her resignation from the Company, effective as of May 26, 2026.
Executive Summary
Business Highlights
We are a commercial stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases, and autoimmune diseases. Leveraging our proprietary, flexible, off-the-shelf ImmTAX (Immune mobilizing monoclonal TCRs Against X disease) platform, we are developing a deep pipeline in multiple therapeutic areas, including clinical stage programs in oncology and infectious disease, advanced pre-clinical programs in autoimmune disease and earlier pre-clinical programs across three therapeutic areas.
In 2022, we received approval for our lead product, KIMMTRAK, for the treatment of unresectable or metastatic uveal melanoma (“mUM”) from the U.S. Food and Drug Administration (the “FDA”), the European Commission and other health authorities. KIMMTRAK is now approved in 39 countries and we have commercially launched the product in 30 countries, including the United States, Germany and France, among other territories.
KIMMTRAK is the lead product from our ImmTAX platform and was the first approved therapy in mUM. To date, we have treated over 2,000 cancer patients with KIMMTRAK, tebentafusp, and our other ImmTAX product candidates, which we believe is the largest clinical data set of any T cell engager bispecific in solid tumors and any T cell receptor (“TCR”) therapeutic.
Our clinical programs are being conducted with patients with a broad range of cancers including melanoma, ovarian, colorectal and lung, among others. We believe that these tumor types have large addressable patient populations and significant unmet need. We are progressing three late-stage clinical programs within our ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) portfolio, including KIMMTRAK and the PRAME-targeted brenetafusp.
KIMMTRAK is manufactured at facilities located in Denmark and Germany, with final packaging completed in the Netherlands. We are supporting the appropriate use of KIMMTRAK in the United States and Europe through a well-equipped and fit-for-purpose trained team that includes commercial, medical, sales, and value access team members. We utilize a hybrid commercialization model that includes an in-house sales force in the United States and in-house and contracted resources in the United States and Europe. To support our commercialization efforts, we have an exclusive multi-regional collaboration with Medison Pharma Ltd. to help seek regulatory authorization and commercialize KIMMTRAK in Canada, Australia, New Zealand, Israel, Central and Eastern Europe, South and Central America, and the Caribbean and we have entered into a distribution and commercialization agreement with Er-Kim Pharmaceuticals Bulgaria EOOD (“Er-Kim”) for commercialization of KIMMTRAK in Turkey, the Middle East, North Africa, Caucasus, and the Commonwealth of Independent States regions.

Unlike antibody targeted immunotherapies that have a relatively small target pool, our approach relies on the power of TCRs which are naturally occurring receptors found on the surface of T cells that have the ability to target nearly all of the human proteome. Natural TCRs give T cells the ability to scan for abnormalities in nearly any cell in the body that are presented as protein fragments, or antigens, by human leukocyte antigen (“HLA”), on the cell surface. Our ImmTAX platform builds upon these natural TCRs to engineer targeted soluble and high-affinity TCRs. By engineering these TCRs through our ImmTAX platform, we are developing off-the-shelf, bispecific therapeutics, which are able to precisely target a wide range of proteins uniquely expressed by unhealthy and abnormal cells that cannot be targeted by current antibody-based immunotherapies.
Our ImmTAX bispecific therapeutics are designed to couple the targeting power of these engineered TCRs on one end with the other end displaying pre-optimized effector functions, which have the ability to drive a desired immune response at the site of the disease. This combination is designed to provide us with significant flexibility as we are able to engineer and tailor our ImmTAX therapeutics to target proteins that are specific to the disease we are trying to treat and then modulate the corresponding immune response by either boosting or inhibiting the immune system.
We will also continue pioneering immunotherapy and unlocking the full potential of our platform to generate transformative treatments for patients, by using different targeting mechanisms and immune effectors for next-generation bispecific therapies.
2025 Compensation Highlights
Our compensation program is well-structured to incentivize our leadership team to focus on the strategic objectives that, when achieved, will help to create shareholder value. To this end, we regularly evaluate and make changes to our executive compensation program to ensure that our approach aligns with shareholder interests as well as with competitive and appropriate pay practices for our industry.
During 2025, we undertook a number of activities in furtherance of our broad range of remuneration programs and policies to appropriately position us as a competitive global biopharmaceutical group, including:
•	Updated the peer group that informed our executive compensation decisions.
•
Reviewed and approved compensation for our executive officers and held executive officer base salaries flat for fiscal year 2025 (which was not reflective of their strong performance) while continuing to invest available cash in our pipeline for new products.

•
Reviewed the short-term incentives opportunities for all employees against market data and continued a global bonus structure that aligns all employees in the same job level with the same short-term incentive opportunity.

•
Introduced restricted stock units (“RSUs”) starting with our fiscal year 2025 as part of the long-term incentive plan for our named executive officers (as a percentage of the annual grant value, 70% options and 30% RSUs for our Chief Executive Officer and 60% options and 40% RSUs for our other named executive officers), other executives and all employees.

•	Continued to make grants under the equity incentive plan.
•	Analyzed share pool utilization and evergreen provision under our equity incentive plan.
•
Considered, reviewed and approved the short-term objectives for the annual bonus for fiscal year 2025, incorporating for the first time a significant weighting (67.5% of target) of only six goals focused on revenue or our portfolio as part of the much broader set goals on our corporate scorecard, to incentivize achievement of our highest priorities for fiscal year 2025.

•	Assessed performance against the short-term objectives for fiscal year 2025 and approved of the level of bonuses to be paid to our named executive officers.
•
Reviewed, evaluated, and approved employment agreements, service contracts, severance agreements, change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusted remuneration, as appropriate.

•	Discussed but decided not to adopt, as in past years, stock ownership guidelines and performance equity awards given our stage as a public company and the practices of our peers.

Compensation Program Objectives, Philosophy and Elements of Compensation
The main objectives of our executive compensation program are to:
•	Motivate, attract and retain highly qualified executives who have the potential to support our growth.
•
Create a competitive, fair, reasonable and balanced compensation program that rewards executives’ performance and contributions to our short- and long-term business results, while closely aligning the interests of the executives with those of shareholders.

•	Emphasize pay for performance, with a program that aligns executive incentives to shareholder value creation.
We believe that our executive compensation program design features accomplish the following:
•	Provide base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.
•	Ensure a significant portion of each executive’s compensation is tied to our future share performance, thus aligning their interests with those of our shareholders.
•	Utilize equity compensation and vesting periods for equity awards that encourage executives to remain employed and focus on sustained share price appreciation.
•	Adopt a mix between cash (fixed and at-risk) and equity compensation designed to encourage strategies and actions that are in our short-term and long-term best interests.
To achieve our compensation objectives, we historically have provided our executive officers, including our named executive officers, with a compensation package consisting of the following elements:

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)
Provides financial stability and security through a fixed amount of cash for performing job responsibilities. Set at a level to attract and retain executives at a caliber necessary to drive our success.

Generally reviewed annually at the beginning of the year and determined based on a number of factors (including role with us, experience, skills, external market conditions, our salary and pay structures, individual performance, internal equity, retention) and by reference to market and peer group data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)
Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives. Supports our corporate strategy and business plan by linking executive performance to pay.

Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually at the beginning of the year and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon the achievement of specific corporate performance objectives, generally determined by the remuneration committee and board of directors and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives, and the remuneration committee’s overall assessment of corporate performance. The remuneration committee may further consider individual performance ratings and overall individual performance for the fiscal year when determining payout amounts. Bonus is discretionary and executives must be employed in good standing to be eligible to receive a bonus. The Chief Executive Officer’s bonus is capped at 150% of salary.

Element of Compensation	Objectives	Key Features
Long-Term Incentive (at-risk equity)
Motivates executives who make important contributions by providing equity ownership opportunities. Rewards for long-term performance and aligns executives’ interests with shareholder interests and changes in shareholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Annual equity opportunities are generally reviewed and determined annually at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our shares, internal equity amongst executives, other elements of compensation, and market and peer group data provided by our independent compensation consultant. To date, equity awards have been provided in the form of share options and, starting with fiscal year 2025, RSUs.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize shareholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the remuneration committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term incentive and long-term incentive compensation, and cash and non-cash compensation, that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the named executive officers’ target total direct compensation is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our shareholders and our corporate goals.
In making executive compensation decisions, the remuneration committee generally considers each executive officer’s target total direct compensation, which consists of base salary, target bonus opportunity and long-term equity awards (valued based on an approximation of grant date fair value).
Governance Practices
The remuneration committee regularly reviews best practices in executive compensation and uses the following guidelines to design our executive compensation programs:

What We Do	What We Don’t Do
✔
Align executive compensation with shareholder interests
✔
Pay-for-performance philosophy and culture
✔
Majority of pay “at risk” and tied to our performance and objectives
✔
“Double-trigger” change-in-control provisions
✔
Maintain clawback policy
✘ No hedging of our stock ✘ No pledging of our stock ✘ No guaranteed annual bonuses ✘ No backdating of share option awards ✘ No supplemental executive retirement plans ✘ No excessive executive perquisites

How We Determine Executive Compensation
Role of Our Remuneration Committee, Management and the Board
The remuneration committee is appointed by our board of directors to assist with the board’s oversight responsibilities with respect to our compensation and benefit plans, policies and programs, administration of our equity plans and its responsibilities related to the compensation of our executive officers, directors, and senior management, as appropriate.

The remuneration committee is primarily responsible for establishing and reviewing our overall compensation strategy and policies. The remuneration committee meets periodically throughout the year, typically five times or more, to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus awards, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our remuneration committee determines appropriate. The remuneration committee does not delegate authority to approve executive officer compensation. The remuneration committee’s annual executive compensation decisions are typically made during a remuneration committee meeting in the first quarter of the year.
Our remuneration committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executives, including our named executive officers. Our Chief Executive Officer evaluates and provides to the remuneration committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. However, our remuneration committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses her recommendations with the remuneration committee for executives other than herself, she does not participate in the deliberations concerning, or the determination of her own compensation.
From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the remuneration committee to make presentations, provide financial or other background information or advice or otherwise participate in remuneration committee or board of directors’ meetings.
Members of management, including our Chief Executive Officer, may attend portions of our remuneration committee’s meetings; as noted above, however, our Chief Executive Officer is not present during decisions regarding her own compensation.
Role of Independent Compensation Consultant
For purposes of evaluating 2025 compensation for each of our executive officers and making 2025 compensation decisions, we retained Aon Human Capital Solutions practice, a division of Aon plc (“Aon”), an independent compensation consultant, to assist the remuneration committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.
During fiscal year 2025, Aon advised the remuneration committee on compensation matters related to the executive and director compensation structure. In fiscal year 2025, Aon assisted with, among other things:
•	conducting an executive market pay analysis;
•	developing a group of peer companies to use as a reference in making executive compensation decisions;
•	evaluating current executive pay practices and considering alternative compensation programs; and
•	reviewing our director compensation policies and practices.
The remuneration committee has the sole authority to engage and terminate Aon’s services, as well as to approve its compensation. Our independent compensation consultant makes recommendations to the remuneration committee but has no authority to make compensation decisions on behalf of the remuneration committee or the Company. Aon reported to the remuneration committee and had direct access to the chairperson and the other members of the remuneration committee. Beyond data and advice related to executive and director compensation matters, and the Company’s purchase of general compensation data and support as our global employee benefits broker, Aon did not provide other services to us in fiscal year 2025, and that no conflict of interest exists that would prevent the compensation consultant from serving as an independent consultant to the remuneration committee.
The remuneration committee has analyzed whether the work of Aon as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, our remuneration committee determined that the work of Aon and its individual compensation advisors has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and the Nasdaq listing standards.

Use of Competitive Market Compensation Data
The remuneration committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the remuneration committee works annually with our independent compensation consultant to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The remuneration committee believes that the peer and market data provided by our independent compensation consultant is helpful in determining market-competitive compensation for our executives but does not tie any pay elements directly to specific benchmarks. Instead, the remuneration committee considers peer data as part of a market-check analysis that is used in conjunction with its assessments of numerous other factors, as noted under “Factors Used in Determining Executive Compensation” below.
Fiscal Year 2025 Peer Group
In September 2024, with recommendations from Aon, the remuneration committee determined the group of companies that would be appropriate peers for fiscal year 2025 compensation decisions, based on the following criteria:
•	Stock Exchange: We focused on companies that are publicly traded on either the Nasdaq Stock Market, New York Stock Exchange or London Stock Exchange;
•	Sector & Geography: We focused on biotechnology or pharmaceuticals companies that are headquartered in the United States or United Kingdom;
•	Employee Size: We focused on companies with a headcount ranging from 1/3 to three times our then-current headcount (between 175 to 1,500 full-time employees);
•	Market Capitalization: We focused on companies with a market capitalization representing roughly 1/3rd to three times our then-current market capitalization (between $600 million to $6.0 billion); and
•	Revenue: We focused on companies with annual revenue below $800 million (compared to our approximately $300 million in then-projected revenue as a rapidly growing, newer commercial company).
The peer group of companies that the remuneration committee referenced for the purpose of informing executive compensation decisions for fiscal year 2025 is listed below:

Amicus Therapeutics (FOLD)	Bicycle Therapeutics (BCYC)	Legend Biotech (LEGN)
Apellis Pharmaceuticals (APLS)	Blueprint Medicines (BPMC)	Mirium Pharmaceuticals (MIRM)
Arcus Biosciences (RCUS)	Galapagos NV (GLPG)	Revolution Medicines (RVMD)
Arrowhead Pharmaceuticals (ARWR)	IDEAYA Biosciences (IDYA)	TG Therapeutics (TGTX)
Arvinas (ARVN)	Immatics (IMTX)	Vir Biotechnology (VIR)
Axsome Therapeutics (AXSM)	Intra-Cellular Therapies (ITCI)	Xencor (XNCR)
Beam Therapeutics (BEAM)	Ionis Pharmaceuticals (IONS)

When determining the peer group used to inform fiscal year 2025 compensation decisions, companies included in the prior 2024 peer group were removed if they no longer met the criteria established by the remuneration committee as set forth above.
Shareholder Say-on-Pay Vote
Because we became a United States domestic issuer under SEC and Nasdaq rules effective January 1, 2024, our shareholders will have their second opportunity to cast a non-binding advisory vote (“say-on-pay vote”) to approve our named executive officers’ compensation at the AGM. At our 2024 AGM of shareholders, our shareholders approved, on a non-binding advisory basis, the compensation of our named executive officers; the proposal was supported by approximately 85% of the total votes cast. The remuneration committee reviewed the advisory vote results and, based on the strong level of support, determined that no significant changes to our executive compensation program were necessary for fiscal year 2025 as a result of the advisory vote results. However, we intend to continue to consider the outcome of our annual say-on-pay votes and our shareholders’ views when making compensation decisions regarding our named executive officers.

Factors Used in Determining Executive Compensation
The remuneration committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of remuneration committee members. Pay decisions are not made by use of a formulaic approach or benchmark. Instead, the remuneration committee considers numerous factors when setting executive pay levels, including market and peer data provided by our independent compensation consultant; a review of industry survey data; employee knowledge, skill, and experience; individual performance and contribution; scope of current and expected future responsibilities and any retention concerns.
Elements of Our Fiscal Year 2025 Executive Compensation Program
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package and are intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In February 2025, the remuneration committee reviewed the base salaries of our named executive officers. The remuneration committee determined to hold base salaries flat for fiscal year 2025, not as a reflection of each named executive officer’s performance, but instead to invest those funds in our robust pipeline for new products. The fiscal year 2025 base salaries of our named executive officers which became effective March 1, 2025, are reflected below.

Named Executive Officer	2025 Base Salary	Percentage Increase from Fiscal Year 2024 Base Salary(3)
Bahija Jallal	$765,000	N/A
Travis Coy(1)	$500,000	N/A
David Berman	$540,000	N/A
Tina St. Leger(2)	$374,946	N/A

(1)	Mr. Coy joined the Company on January 1, 2025, and, therefore, was not eligible for a base pay adjustment for fiscal year 2025.
(2)
Ms. St. Leger’s base salary is paid in British Pounds. This amount represents the approximate dollar value of her base salary converted to United States Dollars using the British Pound to United States dollar exchange rate of 1.3156, which represents an average for fiscal year 2025.

(3)
Given that the Company makes base salary changes effective March 1 of each year, while each named executive officer’s annualized base salaries did not change from 2024 to 2025, the actual pay each received in 2025 was slightly higher than in 2024 as they did not receive updated salary for the full 2024 fiscal year.

Annual Performance Bonuses
The annual performance cash bonuses for our named executive officers are tied to achievement of our goals and objectives as set forth in the corporate scorecard for the relevant fiscal year. We develop our corporate scorecard each year based upon our performance goals and strategic priorities for the upcoming year. This corporate scorecard applies to our named executive officers and to all our other employees who are eligible for annual performance cash bonuses. Each eligible employee has a target annual performance incentive opportunity that corresponds to achievement of 100% of the performance goals comprising the corporate scorecard. Annually, the corporate performance metrics and overall scorecard are approved by the Board of Directors and adopted by the remuneration committee and communicated to each participant. Following the end of the year, the remuneration committee determines the extent to which the prior year’s corporate scorecard metrics were met, whether any adjustments for individual performance should be made, and incentive payments are made as soon as practicable thereafter. Pursuant to our executive director remuneration policy, our Chief Executive Officer’s performance bonus amount is capped at 150% of base salary.

2025 Target Amounts
In January 2025, the remuneration committee reviewed each of our named executive officer’s target bonus percentages. Following on a review of applicable market and peer group data provided by our independent compensation consultant, an assessment of individual performance and an analysis of each individual’s target total cash compensation, the remuneration committee determined that the 2025 target bonus percentages remained appropriate for each of the named executive officers. Each named executive officer’s target bonus as a percentage of annual base salary is reflected below.

Named Executive Officer	2025 Target Bonus Percentage (as a % of Base Salary)
Bahija Jallal	75%
Travis Coy	40%
David Berman	40%
Tina St. Leger	40%

2025 Corporate Scorecard Design and Achievement
For 2025, our corporate scorecard was comprised of performance objectives in three categories: TCR innovation metrics, business growth metrics and workplace improvement metrics. However, for the first time, the Company set six goals as its highest priority alongside the broader goals on its corporate scorecard (five in TCR innovation and one in business growth) to be weighed collectively as 67.5% of each named executive officer’s target bonus opportunity. The goals summarized below for each metric were selected by the remuneration committee based on the remuneration committee’s determination that each was important for our short- and long-term success. The remuneration committee set threshold (75% achievement for partially meeting the goal), target (100% achievement for meeting the goal) and maximum (150% achievement for exceeding the goal) performance levels for each goal. When it approved the 2025 performance objectives, the remuneration committee believed that achievement of target performance would be reasonably challenging based upon industry-wide conditions and our internal forecasts at the time. Our 2025 corporate scorecard and the relevant performance levels are summarized, for market factors and competitive reasons, below. The summary of our annual performance bonus design below includes the level of detail we believe we can disclose without creating competitive harm for the Company.

Metric	Weight	Goals	Achievement	Weighted Achievement
Lead in TCR Innovation	63%	Goals focused on executing our clinical trials, building our pipeline for new products, completing regulatory submissions, high impact publications and other related matters	113%	70.9%

Grow the Business	28%	Goals pertaining to commercial and other matters, including related to expanding access to our product, governmental affairs, sales, cash and operating expense targets, investor relations and business development	137%	38.3%

Be the Best Workplace	9%	Goals related to recruiting, employee engagement, compliance, workforce planning, culture and other employee matters	111%	10.0%

		Initial Calculated Achievement		119.2%
		Adjusted Achievement (See Below)		120.0%

The remuneration committee assesses corporate performance goal achievement each fiscal year. In January 2026, the remuneration committee assessed 2025 performance against the corporate scorecard and initially determined that the goals were achieved at 119.2%, as summarized in the table above. However, in light of solid achievement of specific corporate goals, including those noted in the table below, the remuneration committee approved a very slight lift in the overall achievement percentage to 120.0%, which the remuneration committee determined was appropriate to reward the hard work and accomplishments across our entire company.

Metric	Goal	Achievement
Lead in TCR Innovation (63%)	Various detailed goals around delivering on our pipeline
Goals Exceeded:

•
Initial multiple ascending dose data for HIV functional cure candidate presented in an oral presentation at CROI 2025

•
Dose selection for PRISM MEL Phase 3 trial achieved in advance of stretch goal

•
Early leads for new targeted therapies identified for further consideration in 2026

Goals Achieved:

•
Phase 1 data for hepatitis B candidate presented at AASLD’s The Liver Meeting

•
Enrollment target met in Phase 1/2 ovarian and lung brenetafusp

	Deliver high impact publications and high quality publications/presentations	Goal Exceeded: Delivered above goals for high impact and high quality publications/presentations

Grow the Business (28%)
Increase KIMMTRAK net sales and reach more patients (via community settings in US, new market launches ex-US)

Achieve year-end operating expenses and cash position in line with board of directors’ approved budget/forecast target

Launch KIMMTRAK in five additional countries

Goal Exceeded:
$400 million in net sales for 2025

Goal Achieved/Exceeded: Year-end operating expenses were within forecasted target and year-end cash of $846 million exceeded target

Goal Achieved: Launched in a total of 30 countries as of the end of fiscal year 2025

Be the Best Workplace (9%)
Maintain: external engagement with web site bounce rate, HR externally promoted recruitment campaign average engagement rate, and average clinical trial click-through-rate

Ensure learning and development opportunities are available/established for employees

Goal Exceeded: Achieved above targets set for goals

Goal Achieved: Deployed LinkedIn Learning, continued strong feedback on Management Development Programme with two additional manager capability development modules

In approving individual annual performance bonuses, the remuneration committee also considered each named executive officer’s (other than Dr. Jallal’s) individual performance rating and overall individual contributions towards our achievement of the corporate objectives for the fiscal year. The table below reflects the applicable modifier that the remuneration committee applied to each named executive officer’s annual incentive payment based on the 2025 individual performance.

Each named executive officer received the following bonus payment for fiscal year 2025 Company and individual performance:

Named Executive Officer	Incentive Amount Based on Scorecard as Percent of 2025 Target	Individual Performance Modifier	2025 Incentive Amount Paid
Bahija Jallal	120%	N/A(1)	$688,500
Travis Coy	120%	104%	$250,000(2)
David Berman	—	—	$216,000(3)
Tina St. Leger	120%	100%	$179,974(4)

(1)
Over the last three fiscal years, the remuneration committee has formalized an objective, numeric methodology for calculating the annual performance bonus achievement. Each of those years, the remuneration committee did not apply an individual performance modifier to Dr. Jallal’s bonus achievement. Instead, Dr. Jallal’s bonus payment was determined solely based on the approved corporate scorecard achievement (after any adjustment for overall Company performance by the remuneration committee).

(2)
Mr. Coy’s individual bonus multiplier was driven by his contributions to the Company over fiscal year 2025, including resulting in each the three metrics under the bonus program achieving substantially above 100% of target performance.

(3)
Dr. Berman is eligible for a fiscal year 2025 bonus pursuant to the terms and conditions of his agreement with the Company. The remuneration committee approved payout of the bonus at 100% of target. See “Other Features of Our Compensation Program” below for a description of the agreement.

(4)
Ms. St. Leger’s incentive payment is paid in British Pounds in accordance with her agreement with the Company. See “Other Features of Our Compensation Program” below for a description of the agreement. This amount represents the approximate dollar value of her base salary converted to United States Dollars using the British Pound to United States dollar exchange rate of 1.3156, which represents an average for fiscal year 2025.

Equity Compensation
In connection with our initial public offering (“IPO”), we adopted the 2021 EIP, under which we may grant equity-based incentive awards to directors, employees (including our executive officers) and our affiliates’ consultants. We believe that our ability to grant equity awards is a valuable and necessary compensation tool that aligns the long-term interests of our executive officers with the financial interests of our shareholders and is therefore a key aspect of our pay-for-performance program. The remuneration committee believes that share options are inherently performance-based and automatically link executive pay to shareholder return, as the value realized, if any, from an award of share options is dependent upon, and directly proportionate to, future appreciation in our share price. Regardless of the reported value in the Summary Compensation Table, our named executive officers will only receive value from their share option awards if the market price of our ADSs increases above the market price of our ADSs at the time of grant and remains above such price as the share options continue to vest.
In fiscal year 2025, we approved equity awards to our named executive officers in the form of share options and RSUs. The remuneration committee used its subjective judgement to determine the amounts it believed were appropriate for each named executive officer, weighing the following factors: the executive’s target total direct compensation, current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our ordinary shares, internal equity amongst executives and market and peer group data provided by our independent compensation consultant. The share options will vest over a four-year period, with 25% of the shares subject to each award vesting on the first anniversary of the grant date and the remaining 75% vesting in equal quarterly installments over the following 36 months, subject to continued service through the applicable vesting date. The RSUs will vest 25% on each of the first four anniversaries of the grant date, subject to continued service through the applicable vesting date.
The following table sets forth the share options and RSUs granted to our named executive officers in fiscal year 2025:

Named Executive Officer	Share Options Granted	RSUs Granted
Bahija Jallal	405,824	95,270
Travis Coy	274,033(1)	—
David Berman	129,518	47,297
Tina St. Leger	23,212	8,476

(1)
Represents Mr. Coy’s sign-on share option award upon joining as the Company’s new CFO on January 1, 2025. Because of his hire date, he was not eligible for an annual equity award in addition to his sign-on equity award for fiscal year 2025.

It is important to note that the remuneration committee annually assesses the appropriate equity vehicle and design for its named executive officers. Specifically, this has included a discussion around the use of awards tied to the achievement of certain performance conditions (“Performance Awards”). We understand that certain investors would recommend that a portion of the annual equity grants made to the named executive officers be in Performance Awards. However, Performance Awards must be introduced at the right time when they can drive the right behaviors. Given we became a public, newly commercial stage biotechnology company in recent years, the remuneration committee did not determine over the last three years was the time to introduce Performance Awards. Further, many within our peer group also continue to use stock options as opposed to Performance Awards. Therefore, the remuneration committee has continued to approve the use of share options for 2025 as a majority (by grant value) of each named executive officer’s annual equity award given that share options are inherently performance-based as described above.
We also realize that certain of our investors engage in quantitative analysis of our pay and other programs annually. Accordingly, our compensation programs have been tied to a “pay for performance” culture as our option grants, which as described above, only deliver value upon share appreciation and are closely linked to share performance. As such, pay levels will continue to be adjusted to reflect our share price and stage of development. To this end, our recent option grants have not delivered realizable value to our named executive officers.
Other Features of Our Compensation Program
Agreements with our Named Executive Officers
We have entered into employment agreements with our United States named executive officers and an employment contract with Ms. St. Leger. Each of these agreements established the named executive officer’s starting base salary, initial target annual bonus opportunity, and initial equity grant. Our named executive officers’ base salaries, annual bonus opportunities and any equity awards are reviewed annually by the remuneration committee; the amounts effective for fiscal year 2025 are described above in this Compensation Discussion and Analysis. See “Employment Arrangements with our Named Executive Officers” below for descriptions of the agreements with our named executive officers.
Severance and Change in Control Benefits
Each of our named executive officers (other than Ms. St. Leger) is employed on an “at will” basis and may be terminated at any time for any reason. Pursuant to Ms. St. Leger’s employment contract, either Ms. St. Leger or we may terminate her employment contract upon six months’ notice. We may, at our discretion, pay Ms. St. Leger an amount equivalent to her six-month base salary in lieu of this notice. Notwithstanding the foregoing, Ms. St. Leger’s employment may be terminated by us immediately for cause.
Our employment agreements or contracts, as applicable, also contain severance terms for our named executive officers. The benefits provide cash severance and certain benefit continuation in the event of termination of employment without cause (and not due to death or disability) or resignation for good reason. Our named executive officers are entitled to enhanced severance benefits, including target bonus and pro-rated bonus payments and equity acceleration, in the event of a qualifying termination or resignation that occurs in connection with a change in control.
We believe these severance benefits are consistent with those provided by our peer group and are an essential element of our overall executive compensation package due to the competitive market for executive talent in our industry. The remuneration committee believes that the severance benefits are an important element of the named executive officers’ retention and motivation and that the benefits of such severance rights, including generally requiring a release of claims against us as a condition to receiving any severance benefits, are in our best interests. Enhanced severance benefits provided in the event of a qualifying termination or resignation that occurs in connection with a change in control are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change in control transactions that may be in the best interests of our shareholders.
The “Potential Payments and Benefits upon Termination or Change of Control” section below describes and quantifies the severance and other benefits potentially payable to the named executive officers in further detail.
Retirement Plans
Our United States-based named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis (the “401(k) plan”). Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). For the 2025 plan year, we made discretionary matching contributions on a per payroll basis equal to 100% of the first 5% of eligible compensation deferred, subject to Code limits. Matching contributions are 100% vested when made to the 401(k) plan. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Ms. St. Leger participates in our United Kingdom defined contribution retirement plan (the “retirement plan”). The retirement plan is subject to applicable statutory requirements and permits employees to defer, via a salary sacrifice arrangement, a portion of their salary to the plan each pay period, with an employer matching contribution of up to 5% of salary deferred during the pay period.
Other than the 401(k) plan and the retirement plan, our employees, including our named executive officers, do not participate in any qualified or non-qualified retirement or deferred compensation benefits.
Health/Welfare Plans
Our United States based named executive officers are eligible to participate in broad-based health and welfare benefit plans, such as medical, dental, vision, disability and life insurance, in each case generally on the same basis as other eligible employees. Ms. St. Leger is eligible to participate in our medical, dental, life, critical illness, income protection and other schemes that we may maintain from time to time for our eligible employees in the United Kingdom. We do not maintain any supplemental health and welfare plans for our named executive officers. Our remuneration committee may elect to adopt such plans in the future if it determines that doing so is in our best interests.
Perquisites
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our named executive officers, and except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.
However, we are a party to tax equalization agreements with Dr. Jallal, Mr. Coy and Dr. Berman, who are United States-based employees. Pursuant to the tax equalization agreements, if the executive becomes subject to tax in the United Kingdom as a result of having performed services for us in the United Kingdom, then we have agreed to pay additional, “grossed-up” amounts to the executive as necessary so that the executive receives after-tax compensation approximately equal to the after-tax compensation the executive would have received if the executive was subject to tax only in the United States. The principle of the agreements is to leave the executive in exactly the same position (i.e., no better and no worse off) as if they had not become subject to United Kingdom taxation on a portion of their income. As such, the remuneration committee does not believe it is appropriate to take into account the United Kingdom taxes paid by us under the tax equalization agreements when determining executive compensation each year.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the remuneration committee.
Tax and Accounting Considerations
As a general matter, the remuneration committee reviews and considers the various tax and accounting implications of compensation programs we utilize. The remuneration committee believes that shareholder interests are best served if the remuneration committee retains the discretion to approve compensation arrangements that support our corporate objectives, even if an arrangement does not qualify for full or partial tax deductibility under United States or other tax law or results in adverse accounting consequences to us.
Code Section 162(m)
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017, and not materially modified on or after such date.

Although the remuneration committee will continue to consider tax implications as one factor in determining executive compensation, the remuneration committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and our best interests and the best interests of our shareholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The remuneration committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Code Section 409A
Section 409A of the Code (“Section 409A”) affects the manner by which deferred compensation opportunities are offered to our United States taxpayer employees and other service providers. Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose United States taxpayer employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our U.S taxpayer employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G
Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including share options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the remuneration committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G. However, the remuneration committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Currently, if any severance payment or benefit received from the Company by Dr. Jallal, Mr. Coy or Dr. Berman would constitute a parachute payment within the meaning of Section 280G and subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits would be reduced to either (1) the largest portion of the payment that would result in no portion of the payment being subject to such excise tax or (2) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the excise tax, results in Dr. Jallal, Mr. Coy or Dr. Berman, respectively, receiving, on an after-tax basis, the greater economic benefit notwithstanding that all or some portion of the payment may be subject to such excise tax. None of our named executive officers have been provided with 280G gross-up arrangements.
Accounting for Share-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our share-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their share-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of share options under our equity incentive award plans are accounted for under ASC Topic 718. The remuneration committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Compensation Policies and Practices
Equity Grant Timing
From time to time, we grant share options and/or RSUs (“Equity Awards”) to our employees, including the named executive officers. Historically, we have granted new-hire Equity Awards on or soon after a new hire’s employment start date and annual employee Equity Awards in the first quarter of each fiscal year. Our typical practice is to grant annual employee Equity Awards on or around the 17th day of the month in which the Equity Awards are approved. Also, each non-executive director receives an automatic share option upon his or her election or appointment to the board and an annual share option at the close of business on the day of each of our annual general meetings, pursuant to the non-executive director remuneration policy, as further described under the heading, “Non-Executive Director Remuneration Policy” above. We do not otherwise maintain any written policies on the timing of awards of share options, share appreciation rights, or similar instruments with option-like features. The remuneration committee generally does not take material non-public information (“MNPI”) into account when determining the timing of awards and it does not seek to time the award of stock options in relation to the Company’s public disclosure of MNPI. We have not timed the release of MNPI for the purpose of affecting the value of executive compensation.
Compensation Recovery (“Clawback”) Policy
In October 2023, we adopted the Incentive Compensation Recoupment Policy (the “Clawback Policy”), which complies with the new Nasdaq listing standards that implement the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Clawback Policy is administered by the remuneration committee.
In addition, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.
Hedging and Pledging of Securities
We believe it is improper and inappropriate for any person associated with us to engage in short-term or speculative transactions involving our securities. Our directors, officers and employees are, therefore, prohibited from engaging in short sales and buying or selling puts, call options or other derivative securities with respect to our ordinary shares and ADSs.
Our Amended and Restated Insider Trading and Window Period Policy also prohibits our directors, officers, employees and consultants from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging any decrease in the market value of our equity securities, whether they are granted to such individual through employee benefit plans or otherwise held by such individual.
In addition, we prohibit our executive officers, all other employees, consultants and the non-executive members of our board of directors from holding our ordinary shares in a margin account. We also prohibit pledging our ordinary shares as collateral for a loan.
Risk Assessment Concerning Compensation Practices and Policies
Our remuneration committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short-term and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our remuneration committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company as a whole. Further, our remuneration committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual performance bonus opportunity, if any, which is based on a variety of performance factors), and long-term compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our shareholders.

Remuneration Committee Report
The following Remuneration Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Remuneration Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.
The remuneration committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the remuneration committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement for the 2026 Annual General Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Remuneration Committee of the Board of Directors of Immunocore Holdings plc
Kristine Peterson (Chairman)
Professor Sir John Bell
Siddharth Kaul

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2025, 2024 and 2023, as applicable:

Name and Principal Position	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Bahija Jallal, Ph.D. Chief Executive Officer	2025	765,000	—	2,819,992	6,579,990	688,500	31,786	10,885,268
	2024	760,000	—	—	11,399,973	573,750	118,511	12,852,234
	2023	735,000	—	—	10,299,998	606,375	37,461	11,678,834
Travis Coy(5) Chief Financial Officer	2025	500,000	100,000	—	4,299,989	250,000	21,220	5,171,209
Tina St. Leger(6) Chief Human Resources Officer	2025	374,946	—	250,890	376,357	179,974	23,150	1,204,261
	2024	361,692	—	—	572,873	160,274	21,032	1,115,871
	2023	338,458	—	—	529,992	155,691	14,976	1,039,117
David Berman, M.D., Ph.D.(7) Former Executive Vice President, Head of Research & Development	2025	540,000	—	1,399,991	2,099,992	216,000	23,005	4,278,988
	2024	535,833	—	—	4,499,976	216,000	229,686	5,481,495
	2023	515,000	—	—	3,599,997	257,500	24,125	4,396,622

(1)
Salary amounts represent actual amounts earned during the periods presented. See “—Compensation Discussion and Analysis—Elements of Our Fiscal Year 2025 Executive Compensation Program—Base Salaries” for further information. The bonus amount reflected for Mr. Coy only represents a sign-on cash bonus paid in fiscal year 2025 that he negotiated in connection with his joining the Company on January 1, 2025. Additional sign-on cash awards are payable to Mr. Coy, subject to his continued employment with the Company through the applicable payment date, as follows: $200,000 payable in three installments. $100,000 in 2025, and $50,000 in each of 2026 and 2027.

(2)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the RSU and option awards granted during the years presented computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the awards, the exercise of options or the sale of the ordinary shares underlying such options.

(3)
Reflects performance-based cash bonuses awarded to our named executive officers during the periods presented. See “—Compensation Discussion and Analysis—Elements of Our Fiscal Year 2025 Executive Compensation Program—Annual Performance Bonuses” for a description of the material terms of the program pursuant to which this compensation was awarded.

(4)
Amounts for 2025 reflect the following: (i) 401(k) matching contributions for each of Dr. Jallal, Mr. Coy and Dr. Berman in the amount of $17,500 each, (ii) matching contribution to our United Kingdom defined contribution retirement plan for Ms. St. Leger in the amount of $18,747 and $4,403 for her medical and dental benefits and (iii) tax equalization gross-up payments in the amounts of $14,286, $3,720 and $5,505 for 2025 for Dr. Jallal, Mr. Coy and Dr. Berman, respectively, with respect to the portion of their income subject to United Kingdom taxation. Such tax equalization gross-ups have increased in 2025 due to the named executive officers’ exercises of options and related United Kingdom taxation.

(5)
Mr. Coy was appointed as our Chief Financial Officer, effective January 1, 2025. Mr. Coy, a former member of our board of directors, resigned as a director effective as of his appointment as our Chief Financial Officer. While serving on our board of directors, Mr. Coy elected to forgo remuneration in respect of his service as a non-executive director.

(6)
The base salary, bonus, non-equity incentive plan compensation, and all other compensation amounts for Ms. St. Leger for the fiscal year ended December 31, 2025, reflect the conversion from GBP to USD using the exchange rate of GBP 1.00 to USD 1.3156, which represents an average for fiscal year 2025 (with conversion rates of GBP 1.00 to USD 1.2781 and GBP 1.00 to USD 1.2400 for 2024 and 2023, respectively). Ms. St. Leger resigned from the Company, effective May 26, 2026, and will be working her six-month notice period through part of fiscal year 2026, as agreed to between her and the Company.

(7)	Dr. Berman resigned from his position as Executive Vice President, Head of Research & Development effective as of February 27, 2026.

Grants of Plan-Based Awards
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Bahija Jallal	Annual Cash	—	—	573,750	1,147,500	—	—	—	—
	Option	2/17/2025	—	—	—	—	405,824	29.60	6,579,990
	RSU	2/17/2025	—	—	—	95,270	—	—	2,819,992
Travis Coy	Annual cash	—	—	200,000	—	—	—	—	—
	Option	1/1/2025	—	—	—	—	274,033	29.50	4,299,989
Tina St. Leger	Annual Cash	—	—	179,974	—	—	—	—	—
	Option	2/17/2025	—	—	—	—	23,212	29.60	376,357
	RSU	2/17/2025	—	—	—	8,476	—	—	250,889
David Berman	Annual Cash	—	—	216,000	—	—	—	—	—
	Option	2/17/2025	—	—	—	—	129,518	29.60	2,099,992
	RSU	2/17/2025	—	—	—	47,297	—	—	1,399,991

(1)
The amounts set forth in the “Target” column represent target bonus amounts for each named executive officer under our 2025 performance bonus program. The awards do not provide for threshold or maximum payouts, except that pursuant to our executive director remuneration policy, Dr. Jallal’s bonus is capped at 150% of her base salary, which is reflected in the “Maximum” column above. The dollar value of the actual payments for these awards is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. See “Compensation Discussion and Analysis—Elements of Our Fiscal Year 2025 Executive Compensation Program—Annual Performance Bonuses” for a description of the material terms of the program pursuant to which this compensation was awarded. The target bonus amount for Ms. St. Leger for the fiscal year ended December 31, 2025 reflects the conversion from GBP to USD using the exchange rate of GBP 1.00 to USD 1.3156, which represents an average for fiscal year 2025.

(2)
For RSU Awards, twenty-five percent of the ordinary shares subject to the award vest on each of the first through four anniversaries of the vesting commencement date, subject to the named executive officer’s continued service through each vesting date. All share option awards granted under the 2021 EIP vest twenty-five percent of the ordinary shares subject to this award on the first anniversary of the vesting commencement date, and the remaining shares vest in 12 equal quarterly installments thereafter, subject to the named executive officer’s continued service through each vesting date.

(3)
Amounts reported represent the aggregate grant date fair value of option awards granted during 2025 presented in accordance with ASC Topic 718 for share-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon vesting of the options, the exercise of the options or the sale of the ordinary shares underlying such options.

Outstanding Equity Awards as of December 31, 2025
The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2025.

			Option Awards(1)				Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(3)	Market Value of Shares or Units of Stock that have not Vested ($)(3)
Bahija Jallal	1/7/2019	1/7/2019	1,854,470	—	17.46	1/6/2029	—	—
	10/30/2020	4/1/2020	28,345	—	17.46	10/29/2030	—	—
	2/4/2021	2/4/2021	2,076,080	—	26.00	2/3/2031	—	—
	2/16/2022	2/16/2022	417,728	27,849	24.66	2/15/2032	—	—
	2/16/2023	2/16/2023	178,210	81,004	64.53	2/15/2033	—	—
	2/16/2024	2/16/2024	123,296	158,523	70.50	2/15/2034	—	—
	2/17/2025	2/17/2025	—	405,824	29.60	2/16/2035	—	—
	2/17/2025	2/17/2025	—	—	—	—	95,270	3,306,822
Travis Coy	1/1/2025	1/1/2025	—	274,033	29.50	12/31/2034	—	—

			Option Awards(1)				Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(3)	Market Value of Shares or Units of Stock that have not Vested ($)(3)
Tina St. Leger(4)	4/1/2022	4/1/2022	26,250	8,750	29.87	3/31/2032	—	—
	2/16/2023	2/16/2023	9,170	4,168	64.53	2/15/2033	—	—
	2/16/2024	2/16/2024	6,196	7,966	70.50	2/15/2034	—	—
	2/17/2025	2/17/2025	—	23,212	29.60	2/16/2035	—	—
	2/17/2025	2/17/2025	—	—	—	—	8,476	294,202
David Berman(5)	9/13/2018	9/13/2018	11,832	—	17.46	9/12/2028	—	—
	2/4/2021	2/4/2021	468,623	—	26.00	2/3/2031	—	—
	2/16/2022	2/16/2022	125,879	8,392	24.66	2/15/2032	—	—
	2/16/2023	2/16/2023	62,287	28,312	64.53	2/15/2033	—	—
	2/16/2024	2/16/2024	48,669	62,575	70.50	2/15/2034	—	—
	2/17/2025	2/17/2025	—	129,518	29.60	2/16/2035	—	—
	2/17/2025	2/17/2025	—	—	—	—	47,297	1,641,679

(1)
All of the awards in this table granted prior to February 4, 2021 were granted under our pre-IPO equity incentive plans, and all awards in this table granted on or subsequent to February 4, 2021 were granted under the 2021 EIP.

(2)
For options, twenty-five percent of the ordinary shares subject to this award vested or vest on the first anniversary of the vesting commencement date, and the remaining shares vest in 12 equal quarterly installments thereafter, subject to the named executive officer’s continued service through each vesting date.

(3)
For RSU awards, twenty-five percent of the ordinary shares subject to the award vest date on each of the first through four anniversaries of the vesting commencement date, subject to the named executive officer’s continued service through each vesting date.

(4)
Ms. St. Leger’s unvested, unexercised options will forfeit upon her termination from employment with us effective May 26, 2026. Ms. St. Leger’s post-termination exercise period allowed for the exercise of her unexercised, vested options through November 27, 2026.

(5)
Dr. Berman resigned from his position as Executive Vice President, Head of Research & Development effective as of February 27, 2026. Upon the termination of his service with the Company, all unvested RSUs and options held by Dr. Berman were forfeited. Dr. Berman will be able to exercise his unexercised, vested options through August 28, 2026.

Option Exercises and Stock Vested
The following table sets forth certain information regarding any option exercises during the fiscal year ended December 31, 2025, with respect to our named executive officers. No shares were acquired during the fiscal year ended December 31, 2025, by our named executive officers pursuant to the vesting of stock awards.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Bahija Jallal	—	—
Travis Coy	—	—
Tina St. Leger	—	—
David Berman	259,958	5,290,239

(1)	The value realized on exercise is based on the closing price of our ADSs on Nasdaq on the date of exercise minus the exercise price and does not reflect actual proceeds received.
Employment Arrangements with our Named Executive Officers
We have entered into employment agreements or contracts, as applicable, with each of our named executive officers. The agreements set forth the terms and conditions of each executive’s employment with us, including base salary, bonus opportunity, eligibility for employee benefits and severance benefits upon a qualifying termination of employment, and certain non-solicitation and non-competition provisions. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “—Potential Payments and Benefits upon Termination or Change in Control.”

The employment of each of our named executive officers (other than Ms. St. Leger) may be terminated at any time in accordance with the terms of the respective agreements. Ms. St. Leger’s employment may only be terminated in accordance with her employment contract, which includes six months’ notice. In addition, each of our named executive officers has executed a form of our standard proprietary information and inventions agreement. The material terms of each agreement are described below.
Bahija Jallal, Ph.D.
In January 2021, we, on behalf of our United States subsidiary, Immunocore, LLC, entered into an amended and restated employment agreement with Dr. Jallal, which became effective on February 4, 2021, upon the execution of the underwriting agreement for our IPO. Pursuant to her employment agreement, Dr. Jallal is entitled to an annual base salary (as set forth above) and is eligible to receive an annual performance bonus, currently with a target amount of 75% of her annual base salary, subject to the assessment of our board of directors (or a committee thereof) of Dr. Jallal’s performance and our attainment of targeted goals for the applicable calendar year. In addition, we agreed to grant Dr. Jallal a share option pursuant to the 2021 EIP, contingent and effective upon the execution of the underwriting agreement for our IPO. See “Executive Compensation Tables—Outstanding Equity Awards as of December 31, 2025” for additional information. Dr. Jallal’s employment agreement also provides for certain tax equalization payments to cover incremental taxes that Dr. Jallal is required to pay as a result of services we require Dr. Jallal to perform outside the United States. Dr. Jallal is eligible to participate on the same basis as similarly-situated employees in the employee benefit plans in effect from time to time in accordance with the terms of such benefit plans.
Dr. Jallal’s employment is “at will” and may be terminated by us or Dr. Jallal at any time. Dr. Jallal’s employment agreement provides Dr. Jallal with certain severance benefits, as described below under “—Potential Payments and Payments upon Termination or Change of Control,” subject to her execution of an effective release of claims and compliance with certain post-termination obligations and resignation from all positions with us.
Travis Coy
In January 2025, we and our United States subsidiary, Immunocore, LLC, entered into an employment agreement with Mr. Coy, which became effective on January 1, 2025, upon his commencement of employment with Immunocore, LLC. Pursuant to his employment agreement, Mr. Coy is entitled to an annual base salary (as set forth above) and is eligible to receive an annual performance bonus, currently with a target amount of 40% of his annual base salary, subject to the assessment of our board of directors (or a committee thereof) of Mr. Coy’s performance and our attainment of targeted goals for the applicable calendar year. In addition, we agreed to grant Mr. Coy a share option pursuant to the 2021 EIP, contingent and effective upon his commencement of employment with Immunocore, LLC. See “Executive Compensation Tables—Outstanding Equity Awards as of December 31, 2025” for additional information. Mr. Coy’s employment agreement also provides for certain tax equalization payments to cover incremental taxes that Mr. Coy is required to pay as a result of services we require Mr. Coy to perform outside the United States. Mr. Coy is eligible to participate on the same basis as similarly-situated employees in the employee benefit plans in effect from time to time in accordance with the terms of such benefit plans.
Mr. Coy’s employment is “at will” and may be terminated by us or Mr. Coy at any time. Mr. Coy’s employment agreement provides Mr. Coy with certain severance benefits, as described below under “—Potential Payments and Payments upon Termination or Change of Control,” subject to his execution of an effective release of claims and compliance with certain post-termination obligations and resignation from all positions with us.
Potential Payments and Benefits upon Termination or Change in Control
Regardless of the manner in which the executive’s service with us terminates, each of our named executive officers is entitled to receive amounts earned during his or her term of service, including unpaid salary, reimbursement of unreimbursed business expenses, earned but unpaid bonus amount, any vested entitlements under any employee benefit plan and accrued unused vacation.
Pursuant to the terms of their respective employment agreements, if a named executive officer’s employment is terminated by us without “cause” (excluding by reason of death or “disability”) or by the named executive officer for “good reason”, in either case outside of the 18-month period following the effective date of a “change in control” (each term as defined in the named executive officers’ respective employment agreements), then the named executive officer will be eligible to receive the following severance benefits: (i) continued cash payments of the named executive officer’s then-current annual base salary for 12 months (or 18 months for Dr. Jallal); and (ii) continued payment for group health benefits continuation coverage for up to 12 months (or 18 months for Dr. Jallal).

Pursuant to the terms of their respective employment agreements, if a named executive officer’s employment is terminated by us without “cause” (excluding by reason of death or “disability”) or by the named executive officer for “good reason,” in either case upon or within the 18-month period following the effective date of a “change in control,” then the named executive officer will be eligible to receive the following severance benefits: (i) continued cash payments of the named executive officer’s then-current annual base salary for 18 months (or 24 months for Dr. Jallal); (ii) continued payment for group health benefits continuation coverage for up to 18 months (or 24 months for Dr. Jallal); (iii) a lump sum cash payment equal to one-and-a-half times (or two times for Dr. Jallal) the named executive’s then-current target annual performance bonus for the year in which the termination occurs; (iv) a lump sum payment equal to the prorated portion of the named executive officer’s annual bonus for the calendar year in which the termination occurs; and (v) immediate vesting acceleration in full of all outstanding equity awards covering our ordinary shares held by the named executive officer immediately prior to the termination date.
In addition to the treatment described above, our named executive officers’ equity awards are subject to the terms of the 2021 EIP and the 2020 Immunocore Limited Non-Tax Advantaged Share Option Plan. as applicable. Under our 2021 EIP, in the event of certain corporate transactions that affect our ordinary shares, including a “change in control” (as defined in the 2021 EIP), our board of directors has broad discretion to take action under the 2021 EIP, including cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 EIP and replacing or terminating awards under the 2021 EIP.
Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective employment agreement or contract, as applicable, as described under the section titled “Employment Arrangements with our Named Executive Officers,” assuming their employment was terminated as of December 31, 2025, including in connection with a change in control as of December 31, 2025.

Name	Type of Termination	Base Salary ($)(1)	Bonus ($)(2)	Accelerated Vesting of Equity Awards(3) ($)	Continuation of Insurance Coverage ($)(4)	Total ($)
Bahija Jallal	Termination without Cause or with Good Reason	1,147,500	—	—	34,627	1,182,127
	Termination without Cause or with Good Reason in connection with a CIC	1,530,000	1,721,250	5,660,465	46,169	8,957,884
Travis Coy	Termination without Cause or with Good Reason	500,000	—	—	36,789	536,789
	Termination without Cause or with Good Reason in connection with a CIC	750,000	500,000	1,427,712	55,184	2,732,896

(1)
Includes: i) outside of a CIC, one-and-a-half times (Dr. Jallal) and one-times (Mr. Coy) base salary, and ii) in connection with a CIC, two times (Dr. Jallal) and one-and-a-half times (Mr. Coy) base salary.

(2)	Includes two times (Dr. Jallal) and one-and-a-half times (Mr. Coy) target bonus, plus another full year of bonus at target for the year of termination assuming a termination date of December 31, 2025.
(3)
The value of the acceleration is based on the excess of the closing price of our ADSs on Nasdaq at December 31, 2025, being $34.71 per ADS, i) for options, minus the exercise price of the options for all in-the-money options, excluding underwater options, times the option shares; and ii) for RSUs, the same closing price times the number of RSUs.

(4)
Includes the cost of coverage for the continuation of medical, dental and vision benefits under COBRA for the applicable period (i.e., outside a CIC, 18 months (Dr. Jallal) and 12 months (Mr. Coy), and, in connection with a CIC, 24 months (Dr. Jallal) and 18 months (Mr. Coy)).

In November 2025, Ms. St. Leger notified us of her intention to resign as our Chief Human Resources Officer of the Company, effective as of May 26, 2026. Ms. St. Leger will not be eligible to receive any severance payments or benefits under the terms of her employment agreement in connection with her resignation and is excluded from the table above.
Dr. Berman resigned from his position as Executive Vice President, Head of Research & Development effective as of February 27, 2026. Dr. Berman received no severance payments or benefits under the terms of his employment agreement in connection with his resignation and is excluded from the table above.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2025. Information is included for equity compensation plans approved by our shareholders. We do not have any equity compensation plans not approved by our shareholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	(b) Weighted Average Exercise Price of Outstanding Options(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity plans approved by shareholders	10,374,316	$31.34	6,172,915
Equity plans not approved by shareholders	—	—	—

(1)
Includes our: (a)(1) 2020 Company Share Option Plan; (2) 2020 Non Tax-Advantaged Share Option Plan; (3) 2018 Non Tax-Advantaged Share Option Plan; (4) 2015 Company Share Option Plan; (5) 2015 Non Tax-Advantaged Share Option Plan; (6) Immunocore Limited Share Option Scheme, and (7) various standalone equity agreements (collectively, the “Legacy Arrangements”) and (b) 2021 EIP.

(2)
Includes the 2021 EIP. Options or other share awards granted under the Legacy Arrangements that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 EIP, up to a maximum of 4,551,360 ordinary shares. In accordance with the terms of the 2021 EIP, the total number of our common shares reserved for issuance thereunder automatically increased on January 1st in an amount equal to 5.0% of the total number of shares of ordinary shares outstanding on December 31st of the preceding year. Accordingly, on January 1, 2026, the number of our common shares available for issuance under the 2021 EIP increased by 2,497,743 shares pursuant to this provision. These increases are not reflected in the table above.

Insurance and Indemnification
To the extent permitted by the Companies Act 2006, we are permitted to indemnify our directors and executive officers against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities and have entered into deeds of indemnity with each of our directors and executive officers.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our directors, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CEO PAY RATIO
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”).
Our median employee’s compensation in 2025 as calculated using Summary Compensation Table requirements was $117,720. Our Chief Executive Officer's compensation in 2025 as reported in the Summary Compensation Table was $10,885,268. Therefore, our CEO Pay Ratio for 2025 is approximately 92:1.
For purposes of our CEO Pay Ratio calculation, we determined that there were no changes to our employee population or to our employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, allowing us to use the same median employee identified in our fiscal year 2023 proxy statement. A description of the methodology we used to identify the median employee can be found in our 2023 proxy statement.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the remuneration committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or the remuneration committee view the link between our performance and named executive officer pay. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.” For the most recently completed fiscal year, we did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to the named executive officers. Accordingly, we have omitted the tabular list of financial performance measures and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K.
Required Tabular Disclosure of Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”) and our performance for the fiscal years listed below. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “Compensation Actually Paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1),(2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1),(2),(3) ($)	Value of Initial Fixed $100 Investment based on:(4)		Net Loss ($ Thousands)(5)
					TSR ($)	Peer Group TSR ($)
2025	10,885,268	12,157,523	3,551,486	3,927,875	80.35	111.70	(35,514)
2024	12,852,234	(21,435,278)	3,345,568	(4,255,250)	68.29	83.72	(51,087)
2023	11,678,834	21,968,689	2,930,061	4,744,087	158.15	84.19	(55,287)
2022	8,008,503	51,268,598	—	—	132.11	80.50	(52,543)
2021	34,783,285	71,311,934	—	—	79.26	89.56	(180,029)

(1)
Dr. Jallal was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for 2023 and 2024 are our other named executive officers: Mr. Di Donato, Dr. Berman and Ms. St. Leger. For 2025, the Non-PEO NEOs were Mr. Coy, Dr. Berman, and Ms. St. Leger. Effective January 1, 2024, we began filing periodic reports and registration statements on U.S. domestic issuer forms. Prior to 2024, we were a foreign private issuer and were not required to disclose the annual compensation amounts for our named executive officers and were only required to disclose the PEO’s compensation in our Remuneration Report as a company organized under the laws of England and Wales. As such, we have provided our PEO’s compensation for 2021, 2022, 2023, and 2024 and only provided the 2023, 2024, and 2025 compensation for Non-PEO NEOs.

(2)
The amounts shown for “Compensation Actually Paid” have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our named executive officers. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
“Compensation Actually Paid” reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2025	10,885,268	(9,399,982)	10,672,237	12,157,523

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	3,551,486	(2,809,073)	3,185,462	3,927,875

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2025	10,571,148	117,823	—	(16,734)	—	—	10,672,237

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	3,176,877	16,218	—	(7,633)	—	—	3,185,462

(4)
For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of our ADSs (each representing one ordinary share) and of the Nasdaq Biotechnology Index (“Peer Group TSR”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting February 5, 2021, through the end of the listed year in our ADSs and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)	The dollar amounts reported represent the amount of net loss reflected in our audited financial statements for the applicable year included in our Annual Report for the year ended December 31, 2025.

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the five most recently completed fiscal years for the Company and the Nasdaq Biotechnology Index TSR. TSR has been indexed to February 5, 2021, the date of our IPO.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
80
60
40
20
0
-20
-40
TSR (Indexed to 2/5/2021)
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
71.3
51.3
22.0
4.7
-21.4
-4.3
12.2
3.9
100.00
100.00
89.56
79.26
80.50
132.11
158.15
84.19
83.72
68.29
111.70
80.35
2/5/2021
2021
2022
2023
2024
2025
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Immunocore Holdings, Inc. TSR
Nasdaq Biotechnology Index TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
80
60
40
20
0
-20
-40
Compensation Actually Paid ($ Millions)
0
(20,000)
(40,000)
(60,000)
(80,000)
(100,000)
(120,000)
(140,000)
(160,000)
(180,000)
(200,000)
Net Income ($ Thousands)
71.3
51.3
22.0
4.7
-21.4
-4.3
12.2
3.9
-180,029
-52,543
-55,287
-51,087
-35,514
2021
2022
2023
2024
2025
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Immunocore Holdings, Inc. Net Income

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of Immunocore Holdings plc under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.

ADDITIONAL INFORMATION
U.K. Statutory Annual Accounts and Reports of the Board and Auditors of Immunocore Holdings plc for the year ended December 31, 2025
Consistent with its obligations under the Companies Act, our board of directors will present at the AGM our 2025 U.K. Annual Report, which has been approved by and, where appropriate, signed on behalf of our board of directors and will be delivered to the Registrar of Companies in the United Kingdom following the AGM. A copy of our U.K. statutory directors’ remuneration report, including the annual report on remuneration and the remuneration policy, is included as Annex A to this proxy statement. A complete copy of our 2025 U.K. Annual Report, including the statutory board of directors report, strategic report and auditor’s report on our U.K. accounts are being sent, or made available, separately to you as part of the Proxy Materials. We will provide our shareholders with an opportunity to raise questions in relation to the 2025 U.K. Annual Report at the AGM.
Shareholders’ Rights to Call a General Meeting
Our shareholders have the right to call a meeting of our shareholders. The Companies Act generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid-up shares entitled to vote at a general meeting. The Companies Act generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the Companies Act and cannot be waived by our shareholders.
Shareholder Proposals and Director Nominations for 2027 Annual General Meeting
Pursuant to the various rules promulgated by the SEC and without prejudice to the rights of a shareholder of record under the Companies Act, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2027 annual general meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.
In order to be considered for inclusion in our proxy statement for our 2027 annual general meeting of shareholders, shareholder proposals must be received by our Company Secretary in writing at c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY no later than 120 days before the anniversary of the date on which we sent our proxy materials for the AGM, or December 17, 2026. However, if the date of such annual general meeting is more than 30 calendar days from the date of the anniversary of the AGM, then the notice must be received by our Company Secretary a reasonable time before we begin to print and send our proxy materials.
Shareholder proposals submitted for consideration at our 2027 annual general meeting of shareholders, but not submitted for inclusion in our proxy statement for our 2027 annual general meeting of shareholders, must be received by our Company Secretary at our principal executive offices, 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4RY no later than 45 days before the anniversary of the date of the AGM, or April 12, 2027. However, if the date of the 2027 annual general meeting is changed by more than 30 calendar days from the date of the anniversary of the AGM, the notice must be received by our Company Secretary at least 45 days prior to the date we intend to distribute our proxy materials with respect to the 2027 annual general meeting. If a shareholder does not timely provide notice as described above, proxies solicited on behalf of our management for the 2027 annual general meeting will confer discretionary authority to vote with respect to any such matter, as permitted by Rule 14a-4 of the Exchange Act.
Under section 338 of the Companies Act, shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require us to include such resolution in our notice of an annual general meeting. Provided the applicable thresholds are met, notice of the resolution must be received by us at the Office of the Company Secretary, 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4RY at least six weeks prior to the date of the annual general meeting, or, if later, at the time notice of the annual general meeting is delivered to shareholders.
In addition to satisfying the forgoing requirements under our articles of association and the Companies Act, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 28, 2027.

Shareholder Rights
Under section 527 of the Companies Act, members meeting the threshold requirement set out in that section have the right to require us to publish on a website a statement setting out any matter relating to:
(i)	the audit of our accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the AGM; or
(ii)	any circumstance connected with our auditor ceasing to hold office since the previous meeting at which annual accounts or reports were laid in accordance with section 437 of the Companies Act.
We may not require the shareholders requesting any such website publication to pay our expenses in complying with sections 527 or 528 of the Companies Act. Where we are required to place a statement on a website under section 527 of the Companies Act, we must forward the statement to our auditor not later than the time when we make the statement available on the website. The business which must be dealt with at the AGM includes any statement that we have been required, under section 527 of the Companies Act, to publish on a website.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single set of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are our shareholders will be “householding” the Proxy Materials. A single set of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Proxy Materials, please notify your broker or us. Direct your written request to c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4RY, Attn: Lily Hepworth, Company Secretary. Shareholders who currently receive multiple copies of the Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
Questions
If you have any questions or need more information about the AGM please write to us at:

c/o Immunocore Holdings plc
Attn: Lily Hepworth, Company Secretary
92 Park Drive, Milton Park
Abingdon, Oxfordshire
United Kingdom, OX14 4RY
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 is available without charge upon written request to: c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4RY, Attn: Lily Hepworth, Company Secretary.

Annex A
Directors’ Remuneration Report Annual statement by the Chair of the Remuneration Committee for the year ended 31 December 2025
The information provided in this part of the Directors’ Remuneration Report is not subject to audit:
Dear Shareholder,
As the Chair of the Remuneration Committee (the “Committee”), I am pleased to present, on behalf of the board of directors (the “Board”) of Immunocore Holdings plc (the “Company” or “Immunocore”), the Directors’ Remuneration Report for the year ended 31 December 2025 (the “Report”). This is the Company’s fifth report following the successful initial public offering (“IPO”) on 5 February 2021.
The Annual Report and Consolidated Financial Statements of the Company and its subsidiaries (collectively, the “Group”), along with the Remuneration Report, will be subject to an advisory vote at the forthcoming Annual General Meeting on 27 May 2026 (the “AGM”).
During 2024, the Committee reviewed the Directors’ Remuneration Policy (the “Remuneration Policy”) and this was approved at the 2025 AGM. This Remuneration Policy is expected to remain in force until the AGM in 2028 with no requirement to vote again on the Remuneration Policy in the intervening years provided that no substantive changes are proposed.
We are a commercial stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases, and autoimmune diseases. Leveraging our proprietary, flexible, off-the-shelf ImmTAX (Immune mobilizing monoclonal TCRs Against X disease) platform, we are developing a deep pipeline in multiple therapeutic areas, including clinical stage programs in oncology and infectious disease, advanced pre-clinical programs in autoimmune disease and earlier pre-clinical programs across three therapeutic areas.
In 2022, we received approval for our lead product, KIMMTRAK, for the treatment of unresectable or metastatic uveal melanoma (“mUM”) from the FDA, the European Commission and other health authorities. KIMMTRAK is now approved in 39 countries and we have commercially launched the product in 30 countries, including the United States, Germany and France, among other territories.
KIMMTRAK is the lead product from our ImmTAX platform and was the first approved therapy in mUM. To date, we have treated over 2,000 cancer patients with KIMMTRAK, tebentafusp, and our other ImmTAX product candidates, which we believe is the largest clinical data set of any T cell engager bispecific in solid tumors and any TCR therapeutic.
•
Our clinical programs are being conducted with patients with a broad range of cancers including melanoma, ovarian, lung, and colorectal among others. We believe that these other tumor types have large addressable patient populations and significant unmet need.

•	We are progressing three late-stage clinical programs within our ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) portfolio, including KIMMTRAK and the PRAME-targeted brenetafusp.
KIMMTRAK is manufactured at facilities located in Denmark and Germany, with final packaging completed in the Netherlands. We are supporting the appropriate use of KIMMTRAK in the United States and Europe through a well-equipped and fit-for-purpose trained team that includes commercial, medical, sales, and value access team members. We utilize a hybrid commercialization model that includes an in-house sales force in the United States and contracted resources in the United States and Europe. To support our commercialisation efforts, we have entered into an exclusive multi-regional collaboration with Medison Pharma Ltd. to help seek regulatory authorization and commercialize KIMMTRAK in Canada, Australia, New Zealand, Israel, Central and Eastern Europe, South and Central America, and the Caribbean and we have entered into a distribution and commercialization agreement with Er-Kim Pharmaceuticals Bulgaria EOOD (“Er-Kim”) for commercialization of KIMMTRAK in Turkey, the Middle East, North Africa, Caucasus, and the Commonwealth of Independent States regions.
Unlike antibody targeted immunotherapies that have a relatively small target pool, our approach relies on the power of TCRs which are naturally occurring receptors found on the surface of T cells that have the ability to target nearly all of the human proteome. Natural TCRs give T cells the ability to scan for abnormalities in nearly any cell in the body that are presented as protein fragments, or antigens, by human leukocyte antigen, or HLA, on the cell surface. Our ImmTAX platform builds upon these natural TCRs to engineer soluble targeted and high-affinity TCRs. By engineering these

TCRs through our ImmTAX platform, we are developing off-the-shelf, bispecific therapeutics, which are able to precisely target a wide range of proteins uniquely expressed by unhealthy and abnormal cells that cannot be targeted by current antibody-based immunotherapies.
Our ImmTAX bispecific therapeutics are designed to couple the targeting power of these engineered TCRs on one end with the other end displaying pre-optimized effector functions, which have the ability to drive a desired immune response at the site of the disease. This combination is designed to provide us with significant flexibility as we are able to engineer and tailor our ImmTAX therapeutics to target proteins that are specific to the disease we are trying to treat and then modulate the corresponding immune response by either boosting or inhibiting the immune system. We will also continue pioneering immunotherapy and unlocking the full potential of our platform to generate transformative treatments for patients, by using different targeting mechanisms and immune effectors for next-generation bispecific therapies.
As we move into 2026 and beyond, the Committee will continue to ensure that the Executive Director (also referred to herein as our Chief Executive Officer (“CEO”)) and senior executives at Immunocore are appropriately compensated and incentivised to deliver growth to shareholders in a long-term and sustainable manner. The Committee will seek to accomplish this by continuing to operate its established remuneration programs that: are grounded in competitive market practice, effective at driving proper executive behaviors, clearly link pay with performance, and are cost-efficient overall to shareholders.
The Global Marketplace for Talent
Immunocore is the parent company of a UK headquartered global biopharmaceutical group with operations in the UK, US and other countries in Europe. The Company intends for all regions to be areas of growth and importance both now and in the future. Given that the market for experienced directors and biopharmaceutical CEO talent, particularly in the US, is very competitive, the Committee references the US market as the leading indicator for remuneration levels and practices, supplemented by UK data. This will help attract and retain directors and motivate the superior talent needed to successfully manage the Group’s operations worldwide. Being consistent in this market view of the US as the primary benchmark for remuneration practices for our Non-Executive Directors and the Executive Director, our CEO, is key for the Group as it builds its global operations in a manner designed to deliver sustainable, long-term growth and shareholder value.
While the Committee references US market practice as the primary benchmark for both Executive and Non-Executive Director remuneration, it also takes account of UK market practice and any additional relevant local market practice when making pay decisions for Executives who reside in the UK. Immunocore will align to the local market where appropriate and align to the interests of its shareholders, but, as a global group there will be circumstances where global policies have to be adapted to meet specific jurisdiction requirements.
In taking any actions, the Committee is mindful of general UK compensation frameworks, including investor bodies’ guidance and the UK Corporate Governance Code, and has incorporated recommended practices into its remuneration programs and policies where it believes they best serve the long-term interests of shareholders.
Corporate Governance Standards
For the majority of 2025 our Board had nine members. Our Board has determined that Professor Sir John Bell, Ms. Kristine Peterson, Professor Sir Peter Ratcliffe, Dr. Roy S Herbst, Mr. Siddharth Kaul, Mr. Ranjeev Krishana, Mr. Robert Perez, and Dr. William Pao, representing eight of our nine Directors serving all or a portion of 2025, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these Directors is “independent” as that term is defined under Nasdaq general independence rules. For audit committee purposes, our Board has determined that each of Professor Sir Peter Ratcliffe, Mr. Siddharth Kaul, Mr. Robert Perez, Dr. Roy S Herbst, and Dr. William Pao are independent directors under Nasdaq listing rules and under Rule 10A-3 under the U.S. Securities Exchange Act of 1934, as amended. While we follow Nasdaq corporate governance rules, we also comply with UK Corporate Governance practices where applicable. Effective 1 January 2024, we were no longer a foreign private issuer within the meaning of the Exchange Act. Accordingly, for the last three fiscal years (2023 through 2025) we have been subject to United States domestic issuer rules.

Further, the following changes to the Board’s composition occurred during 2025:
•
Mr. Travis Coy resigned from the Board, effective 1 January 2025, in connection with his becoming the Company’s Executive Vice President, Chief Financial Officer and Head of Corporate Development, as of the same date;

•	Dr. William Pao joined the Board, effective 25 February 2025;
•	Mr. Robert Perez resigned from the Board, effective 16 September 2025; and
•	Mr. Ranjeev Krishana resigned from the Board, effective 26 November 2025.
Remuneration Program Highlights
During 2025, we undertook a number of activities in furtherance of our broad range of remuneration programs and policies to appropriately position us as a competitive global biopharmaceutical group, including:
•	Updated peer group that informed our executive compensation decisions;
•	Reviewed and approved compensation for Executive Officers;
•
Reviewed the short-term incentives opportunities for all employees against market data and introduced a global bonus structure that aligns all employees in the same job level with the same short-term incentive opportunity;

•	Introduced Restricted Share Units (“RSUs”) as part of the long-term incentive plan for the CEO (as a percentage of the annual grant value, 70% options and 30% RSUs), executives and all employees;
•	Continued to make grants under the equity incentive plan, which was adopted in 2021;
•	Granted awards for employees (including the Executive Director) with market value share options under the equity incentive plan;
•	Analyzed share pool utilisation and evergreen provision under our equity incentive plan;
•	Considered, reviewed and approved the short-term objectives for the annual bonus for the financial year;
•
Assessed performance against the short-term objectives for the financial year (with, for the first time, only six of the Company’s broader corporate scorecard goals weighted a majority (67.5%) of target given their importance to the Company’s revenue and pipeline) and approved the level of bonuses to be paid to the Executive Director, as discussed below;

•
Reviewed, evaluated, and approved employment agreements, service contracts, severance agreements, change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusted remuneration, as appropriate; and

•
Discussed, as in past years, considerations around the adoption of stock ownership guidelines and performance equity awards, including relevant peer practices, with a focus on the right timing for both.

Total Direct Compensation
The CEO’s current total direct compensation was reviewed against the approved peer group companies and the following was agreed by the Committee.
2025 Bonus Outcome
The CEO was eligible to receive a target bonus of 75% of salary for 2025. This bonus was based entirely on corporate, strategic objectives measured through the annual bonus scorecard. Based on performance against strategic, corporate targets and the overall performance of the business over the year, 120% of the target bonus was awarded, which resulted in a payout of 90% of salary (compared to 75% for 2024). The Committee noted that the Group achieved the majority of goals and exceeded in some.
2025 Salary Outcome
The CEO requested to keep base salary flat for 2025 to increase the pool for employee salary increases. The Committee has agreed a 2025 salary increase of 0% for the CEO for this reason. This increase is not reflective of the CEO’s strong performance. Further, the actual amount paid to the CEO in 2025 is slightly higher than for 2024, given that the Company makes base salary changes in March of each year and, thus, the annualized base salary rate only applied for 10 months of 2024.
2026 Salary Outcome
Based on competitive peer group and market data, as well as the CEO receiving no increase for 2025 for the reasons described above, the Committee approved a 6.4% increase for the CEO effective May 2026.
2026 Equity Grant
The Committee approved an equity grant to be made to the CEO of options covering 395,066 shares in 2026 with an exercise price of $32.38 and RSUs covering 88,573 shares, having a grant date target value of $9,560,000 compared to $9,400,000 for 2025. These vest in line with the Group’s equity incentive plan rules and practices set out further in this report.
Remuneration Policy
In 2022 we developed a Remuneration Policy which formalised a number of the Committee’s remuneration programs and practices. The Remuneration Policy was updated and reapproved by a binding Shareholder vote at the 2025 AGM and is expected to remain in force until the AGM in 2028 with no requirement to vote again on the Policy in the intervening years provided that no substantive changes are proposed.
Conclusion
The Committee believes the proposals put forth in this report will properly motivate our Non-Employee Directors and our CEO to deliver sustainable growth and shareholder value over the long term and do so in a responsible and cost-efficient manner.
I hope that you find the information in this report helpful, and look forward to the AGM, where we hope to have your support.

Yours sincerely,

/s/ Kristine Peterson

Ms. Kristine Peterson
Remuneration Committee Chair

9 April 2026

Directors’ Remuneration Policy
Period Covered by the Directors’ Remuneration Report
Immunocore Holdings Limited was incorporated under the laws of England and Wales on 7 January 2021. Following a subsequent corporate reorganisation, Immunocore Holdings Limited became the ultimate parent company of the Group and was re-registered as Immunocore Holdings plc.
The Directors’ Remuneration Report that follows is for the year from 1 January 2025 to 31 December 2025. Except where otherwise stated, remuneration data is only included for the periods since the Company was formed and appointed directors.
Policy Overview, Remit of the Remuneration Committee
This part of the Directors’ Remuneration Report sets out the Remuneration Policy for the Company’s Executive and Non-Executive Directors and has been prepared in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013.
The Remuneration Policy was approved in a binding vote by shareholders on 15 May 2025, and no significant changes were made from the Remuneration Policy approved by shareholders initially in May 2022. The Remuneration Policy took effect from 15 May 2025, and it intended to apply for a period of three years from that date.
The Remuneration Policy set out below is as approved by shareholders, with updated scenario charts for the year ended 31 December 2025.
The full most recently approved Remuneration Policy can be found in the Annual Report and Financial Statement for the Year Ended 31 December 2025.
The Policy is designed to:
•	Attract and retain new and different types of talent who have the potential to support the growth of the Group;
•	Attract and retain new and different types of Non-Executive Directors who can substantially contribute to the Group’s success;
•	Be competitive against the market median for benchmarks (appropriate peers will be selected based on headcount, market cap, therapeutic focus, product pipeline and other relevant factors);
•	Have a strong link to performance and align the Executive Director’s incentives to shareholder value creation; and
•	Encourage equity ownership by the Non-Executive Directors and the CEO to motivate and align them with the overall interests of shareholders and the Company.

Remuneration Policy for the Executive Directors
The table below sets out, for each element of pay, a summary of how Executive Director remuneration is structured and how it supports the Company’s strategy.
Base Salary

Element, purpose and link to strategy
To attract and retain new and different types of talent.

Set at a level to attract and retain employees of sufficient calibre to drive the Company’s success and based on achieving the Company’s objectives that are primarily linked to the Group’s business strategies.

Reflects the role in the Company, experience, skills, and external market conditions.

How it operates
Salaries are normally reviewed annually, with any increases normally taking effect from 1 March.

When awarding any increase, the Committee will take into consideration:

•
the role in the company, experience, skills, and external market conditions; and
•
the Company’s salary and pay structures and general workforce increases.

Salaries are benchmarked periodically against peer groups to ensure they remain competitive.

Maximum opportunity
There is no prescribed maximum annual salary or salary increase. The Committee will be guided by the market in determining salary increases but may use its discretion to award a lower increase for an Executive Director if deemed necessary. The Committee can also use its discretion to award a higher increase to recognise, for example, an increase in the scale, scope or responsibility of the role and/or take into account appropriate market factors. The Committee is also guided by the general increase for the wider workforce.

Performance-related framework	Executive Directors’ performance is a factor considered when determining any base salary increases.

Pension

Element, purpose and link to strategy	To provide employees with competitive long-term savings for their future.

How it operates
Executive Directors are eligible to participate in the Group’s pension scheme. For example, U.S.-based executives and other U.S.-based employees are eligible to participate in our Section 401(k) plan, and our U.K.-based executives and employees are eligible to participate in a U.K. defined contribution plan. If enrolled, the Group match is consistent with what is provided to other similarly situated employees enrolled in the relevant plan, subject to the terms of the retirement plan and applicable law. Levels will be reviewed annually, and the Committee may decide to change future contribution levels should the review indicate such a change is appropriate.

Maximum opportunity
Maximum opportunity under the Section 401(k) plan or other pension scheme in the jurisdiction that the Executive Director is based is set at the same level of contributions available to the wider workforce based in the same jurisdiction as the Executive Director.

Performance-related framework	Not applicable.

Other Benefits

Element, purpose and link to strategy	Market competitive employment benefits will support the personal health and well-being of executives.

How it operates
The benefits currently available to Executive Directors include insurance at a level comparable to similarly-situated employees of the Group, as well as coverage in its Directors and Officer Liability insurance policy, each in effect from time to time. Executive Directors will be, or will continue to be eligible to participate, on the same basis as similarly- situated employees in the Group’s benefit plans in effect from time to time during their employment in accordance with the terms of such benefit plans.

In addition, Executive Directors may also be provided with tax-equalisation benefits.

Executive Directors may participate in any all-employee share schemes or spot-bonuses that may be operated by the Group from time to time on the same basis as similarly-situated employees in the same jurisdiction.

Benefit levels and components are reviewed periodically. The Group reserves the right to change, alter, or terminate any benefit plan at its sole discretion.

Maximum opportunity
Because the value of insured and other benefits will vary year-to-year based on the cost quoted by third party providers, there is no formal maximum level of benefits provided to an Executive Director.

Performance-related framework	Not applicable.

Annual Bonus

Element, purpose and link to strategy
Supports the corporate strategy and business plan by linking executive performance to pay. Rewards the achievement of targets that support the Company’s corporate goals and delivery of the business strategy in the short term.

How it operates
Bonus payments are set by reference to a percentage of annual base salary, are normally awarded in cash (but may be awarded in shares or otherwise) and are deferrable under the U.K. defined contribution plan and under our U.S. Section 401(k) plan.

Bonuses will be based upon the assessment of the Board of an Executive Director’s performance and the Company’s attainment of targeted goals over the applicable calendar year. Unless otherwise provided to the Executive Director in writing, an Executive Director must be an employee in good standing through the applicable annual bonus payment date to be eligible to receive an annual bonus, save as set out below in our policy on Termination and Loss of Office Payments.

Bonus payments may be subject to malus and/or clawback under the Incentive Compensation Recoupment Policy, adopted 26 October 2023, or any other malus and/or clawback policy that may be adopted in the future.

Maximum opportunity
There is no defined maximum value for bonus, but the Committee will consider the aggregate value of any such bonus when determining what should be offered. Maximum annual bonus is currently 150% of base salary for the CEO and there is currently no intention to increase it during the life of this policy.

Performance-related framework
Each year, the Committee, in consultation with the Board, will determine the performance measures, which will be a range of targets that promote the Group’s business strategy and value creation for shareholders.

The annual bonus will be based upon the assessment of the Board (or a committee thereof) of the Executive Directors’ performance and the Group’s attainment of targeted goals (as established by the Board or a committee thereof in its sole discretion) for the applicable calendar year.

The Committee will have the discretion to revise bonus measures annually, and the Committee also has the discretion to alter measures or to introduce new measures, based on the strategic focus of the Group at that time.

If the level of payout is inconsistent with overall Group performance, the Committee has the discretion to alter the bonus outcome (including to reduce it to zero) taking into account any factors it considers relevant. This will help ensure that payouts reflect overall Group performance during the period.

Equity Incentives

Element, purpose and link to strategy
The Company adopted the 2021 Equity Incentive Plan (“EIP”) to enhance the Group’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Group by providing these individuals with equity ownership opportunities.

The EIP facilitates share ownership to provide further alignment of the interests of Executive Directors with the interests of shareholders.

Executive Directors may also hold awards granted under the predecessor plans to the EIP and may also participate in any future discretionary equity incentive plan that may be adopted from time to time to replace the EIP.

How it operates
The EIP provides for the grant of market value options, share appreciation rights, restricted share unit awards, dividend equivalents, performance awards (subject to performance conditions) and other share-based awards.

Awards may be granted at such times as the Committee may determine but will generally be granted annually following the end of the financial year. Awards vest at such times and as specified in the applicable award agreement, typically being over a four-year period although the Committee retains the discretion to provide for other vesting schedules or to accelerate vesting, such as in connection with a change of control. If the participant violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, the right of the participant to receive these shares on vesting shall terminate immediately. The Committee maintains discretion over the type and terms of equity awards granted. The EIP is administered by the Committee or its delegate.

EIP awards are not currently subject to any holding period.

All awards may be subject to malus and/or clawback under the Incentive Compensation Recoupment Policy, adopted 26 October 2023, or any other malus and/or clawback policy that may be adopted in the future.

Any share-based entitlements granted to an Executive Director under the Company’s share plans will be treated in accordance with the relevant plan rules or any applicable agreement. Under the good leaver provisions, unvested options usually lapse at termination, but vested options can be exercised within a period as set out in the plan rules. The Committee retains the discretion to vest awards (and measure performance accordingly) on cessation and disapply time prorating; however, it is envisaged that this would only be applied in exceptional circumstances, save as set out below in our policy on Termination and Loss of Office Payments.

Maximum opportunity
There is no maximum opportunity under the EIP. However, the Committee will ensure that annual awards that are granted are guided by the market and will take account of factors such as the Executive Director’s performance, salary, other benefits and the size and value of existing awards. The Committee will also look at the position’s pay at comparators to help inform its decision.

Performance-related framework
The Committee has the discretion to choose the form of EIP awards for each year, as well as each individual grant. Currently, awards are granted subject to time-based vesting only, but the Committee may decide to introduce performance conditions for future awards and will be guided by the market in making any such decision.
Legacy Arrangements
For the duration of this Remuneration Policy, the Company will honor any commitments made in respect of current or former Directors before the date on which either: (i) the Remuneration Policy becomes effective; or (ii) an individual becomes a Director, even where not consistent with the Remuneration Policy set out in this report or prevailing at the time such commitment is fulfilled. For the avoidance of doubt, all outstanding historic awards that were granted in connection with, or prior to, listing remain eligible to vest based on their terms.
Choice of Performance Measures for Executive Directors
The choice of annual bonus performance metrics reflects the Committee’s belief that these should be appropriately challenging and tied to the delivery of key corporate and strategic targets intended to ensure that the Executive Director is incentivised to deliver across a range of objectives for which they are accountable. The Committee has retained some flexibility on the specific measures which will be used to ensure that any measures are fully aligned with the strategic imperatives prevailing at the time they are set.
The targets for the bonus scheme for the forthcoming year will be set out in general terms, subject to limitations with regards to commercial sensitivity. Short-term corporate objectives in any given year may typically include targets relating to research and development, business development and commercial revenue targets. Additional details of the targets may be disclosed when they are no longer considered to be commercially sensitive.
It is important to note that the Committee annually assesses the appropriate equity vehicle and design for its executives, including the Executive Director. Specifically, this has included a discussion around the use of awards tied to the achievement of certain performance conditions (“Performance Awards”). We understand that certain investors would recommend that a portion of the annual equity grants made to the Executive Director be in Performance Awards. However, Performance Awards must be introduced at the right time when they can drive the right behaviours. Given we became a public, newly commercial stage biotechnology company in recent years, the Committee did not determine that 2024 to 2026 was the time to introduce Performance Awards. Further, many of our peer group continue to use share options as opposed to Performance Awards for the same reasons. Therefore, the Committee approved the use of market value share options again for 2025.
Share options are inherently performance-based and automatically link executive pay to shareholder return, as the value realized, if any, from an award of share options is dependent upon, and directly proportionate to, future appreciation in our share price. We also realize that certain of our investors engage in quantitative analysis of our pay and other programs annually. Accordingly, our compensation programs have been tied to a “pay for performance” culture as our option grants, which as described above, only deliver value upon share appreciation, are closely linked to share performance. As such, pay levels will continue to be adjusted to reflect our share price and stage of development. To this end, the Company’s recent share option grants have not delivered realizable value to its named executive officers.

The Committee will review the calibration of targets applicable to the annual bonus, and the EIP in years where performance measures apply, annually to ensure they remain appropriate and sufficiently challenging, taking into account the Company’s strategic objectives and the interests of shareholders. The Committee did approve the introduction of RSUs in 2025 for the Executive Director, executives and the broader employee population as part of the long-term incentives plan mix. Specifically, the Executive Director will, from 2025 until a further date, receive 30% of their annual equity award in RSUs and the remaining 70% will be in share options.
Remuneration Committee Discretions
The members of the Committee, including the Chairperson, will be appointed by and serve at the discretion of the Board. Vacancies on the Committee will be filled by the Board. Resignation or removal of a Committee member from the Board for any reason will automatically constitute resignation or removal from the Committee. In addition, the Committee complies with rules that are either subject to shareholder approval or by approval from the Board. These rules provide the Committee with certain discretions which serve to ensure that the implementation of the Remuneration Policy is fair, both to the individual director and to the shareholders. The Committee also has discretions to set components of remuneration within a range, from time to time. The extent of such discretions is set out in the relevant rules, the maximum opportunity or the performance metrics section of the policy table above. To ensure the efficient administration of the variable incentive plans outlined above, the Committee will apply certain operational discretions.
These include the following:
•
reviewing, evaluating, and approving employment agreements, severance agreements, change-of-control protections, corporate performance goals and objectives relating to the compensation, and other compensatory arrangements of the Company’s executive officers and other senior management and adjusting compensation, as appropriate;

•	evaluating and approving the compensation plans and programs advisable for the Company and evaluating and approving the modification or termination of existing plans and programs;
•
reviewing and approving any compensation arrangement for any executive officer involving any subsidiary, special purpose or similar entity, with consideration of the potential for conflicts of interest in such arrangements and whether the arrangement has the potential to benefit the Company; and

•	evaluating the efficacy of the Group’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the Committee’s policies.
If an event occurs which results in the annual bonus plan or any EIP performance conditions and/or targets being deemed no longer appropriate (e.g., material acquisition or divestment), the Committee will have the ability to make appropriate adjustments to the measures and/or targets and alter weightings, provided that the revised conditions are not materially less challenging that the original conditions. Any use of the above discretion would, where relevant, be explained in the Annual Report on Remuneration and may, as appropriate, be the subject of consultation with the Company’s major shareholders.
Differences in Remuneration Policy between the Executive Director and Other Employees
The Company operates a coherent approach to remuneration across the organisation. All employees are currently eligible to participate in the annual bonus plan and to receive equity incentive awards. Equity incentive awards encourage broad employee share ownership and alignment with the Company’s success. Although the Committee does not consult with employees directly, it is appraised of any decisions relating to pay for the broader workforce and will consider pay conditions throughout the Group when making decisions on the Executive Directors’ remuneration. In addition, the Committee has input into the pay budget for the wider employee population and has sight of equity grants below the Board.

Illustrations of Application of Remuneration Policy
The chart below sets out, for illustrative purposes only, an estimate of the 2025 remuneration package for the Company’s CEO and sole Executive Director under three performance scenarios, based on the remuneration policy set out above.
The scenarios are defined as follows:
Minimum (Fixed Pay Only)
•	Salary (as of 1 March 2025: $765,000)
•
Benefits paid to 31 December 2025 ($22,168, representing the employer cost of health and welfare benefits provided on a equivalent basis to similarly situated employees – the table below also includes the value of tax equalisation gross-up payments (another $14,286)).

•	Pension (2.27% of salary (Maximum contribution $17,500 under Section 401(k) plan))
Target
•	Fixed pay as defined above
•	Target bonus (75% of salary)
Maximum
•	Fixed pay as defined above
•	Maximum bonus (150% of salary)
The bar chart below does not include any value for equity-based award remuneration since: i) for options, the share price at the date the options were granted equals the options’ exercise price; and ii) there is no applicable minimum or maximum for the RSUs, however, their grant date fair market value was $2,819,992.

$2,200,000
$2,000,000
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
100%
57%
43%
40%
60%
Minimum
On-target
Maximum
Bahija Jallal
Chief Executive Officer
Fixed remuneration
Annual bonus

(1)
No maximum with share price growth is disclosed, since the CEO’s remuneration package does not include any element of remuneration with performance measures or targets relating to more than one financial year.

Executive Director Employment Agreement and Payments for Loss of Office
The CEO, who is the only current Executive Director, is currently employed at-will pursuant to an employment agreement entered into with the Company’s indirect wholly owned subsidiary Immunocore LLC, effective as of 5 February 2021. The CEO’s employment may be terminated by either party at any time for any or no reason, with or without notice. Severance payments no greater than those described in this policy will be payable to her on termination. Upon termination of the employment agreement, the CEO is required to resign from all other positions within the Group. Following termination of employment, the CEO will be bound by certain post-termination covenants.
As is customary for US executives, the CEO’s remuneration is subject to a “best-after-tax” cutback for excise tax calculations under section 280G of the US Internal Revenue Code of 1986, with no tax gross-up.
The CEO is also engaged as a director of the Company pursuant to an appointment letter dated 22 January 2021. The CEO is not entitled to any additional remuneration under this appointment letter.
A copy of the contract and appointment letter may be viewed at the Company’s head office or may be requested from the Company Secretary at the AGM. The initial term of the CEO’s appointment as a director of the Company was due to end on 23 May 2024 but was renewed on that date for a further three years by approval of the Company’s shareholders.

Executive Director	Date of employment contract	Date of director appointment
Bahija Jallal	30 January 2021	22 January 2021

Termination and Loss of Office Payments – Executive Directors
Depending on market practice in the jurisdiction in which an Executive Director is employed, exit payments shall depend on the circumstances of termination and may be made by reference to a notice period (including a payment in lieu of notice) or employment “at-will” together with a severance payment. Where a notice period applies, this will not exceed 12 months but may be accompanied by additional severance entitlements where applicable.
The remuneration the Executive Director is eligible for under her employment agreement upon leaving the Company in certain circumstances is set out in the table below. The Committee will exercise its discretion when determining amounts that should be paid to leavers, taking into account the facts and circumstances of each case.

	Termination without cause or Resignation with Good Reason[1]	Termination for cause	Termination without cause or Resignation with Good Reason(1) in connection with change in control
Salary and benefits	A payment of up to 18 months’ salary and contractual benefits including COBRA or other applicable healthcare coverage.	No payment.	A payment of up to 24 months’ salary and contractual benefits including COBRA or other applicable healthcare coverage.

Annual bonus	No payment.	Unpaid awards lapse in full.
A payment of up to (i) any earned but unpaid Annual Bonus for the year immediately preceding the year in which Executive’s employment terminates, (ii) a pro rata bonus for the year worked and (iii) two times the Target Bonus for the year in which termination occurs.

Equity incentive awards	Unvested awards lapse in full.	Unvested awards lapse in full.	The vesting and exercisability of all outstanding equity awards held by the executive prior to the termination date shall be accelerated in full.

[1]	Includes, among others, a diminution in role or mandated relocation, as defined by contract.

Additional Payments
The Committee reserves the right to make payment it considers reasonable under a settlement agreement, including payment of reimbursement of reasonable legal and professional fees, untaken holiday and any payment for the settlement of potential claims against the Group in the US, UK or other jurisdictions. Payment or reimbursement of reasonable outplacement fees may also be provided.
Approach to Recruitment and Promotions
Where it is necessary to appoint or replace an Executive Director, the Committee’s approach when considering the overall remuneration arrangements (including base salary, cash incentives, equity based awards, benefits, sign on bonus and other components) in the recruitment or promotion of a new Executive Director is to take account of the calibre, expertise and responsibilities of the individual, his or her remuneration package in their prior role and the prevailing market rate for similar roles. Remuneration will be in line with the Company’s policy and the Committee will not pay more than is necessary for a successful recruitment.
The remuneration package for a new Executive Director will be set in accordance with the terms of the Company’s approved remuneration policy in force at the time of appointment. Where necessary, the Board retains discretion to provide additional or different remuneration or benefits to recruit new Executive Directors (including but not limited to “buy-out” existing awards on such terms as the Committee may determine) or continue the employment of an existing Executive Director.
Policy on External Appointments
Except with the prior written consent of the Board, Executive Directors will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise. The Board, however, recognises the potential for an Executive Director to be involved in volunteering work, or serve on another board of directors, so long as such activities do not interfere in any material way or conflict with the performance of the Executive Director’s duties and responsibilities.
Remuneration Policy for Non-Executive Directors Fees and Benefits

Element, purpose and link to strategy
To attract and retain Non-Executive Directors who have a broad range of experience and skills to provide independent judgement on issues of purpose, value, and strategy for the Company. Supports the retention of Non-Executive Directors who will promote the long-term sustainable success of the Company, generating value for shareholders. We annually review the composition, skills and other qualities that the Non-Executive Directors bring to the Board.

How it operates
Non-Executive Directors’ fees (including the basic fee and fees for any additional roles) will be set forth in the Company’s Non-Executive Director Remuneration Policy as amended from time to time by the Board. The Company shall reimburse Non-Executive Directors for all reasonable and properly documented expenses in accordance with the Non-Executive Director Remuneration Policy. Non-Executive Directors may also be provided with tax-equalisation benefits and assistance with tax returns. Non- Executive Directors do not receive any pension benefits or cash in lieu thereof.

Maximum opportunity
While there is no maximum annual fee or fee increase, the Board can use its discretion to award a lower or higher fee, taking into account wider workforce experience. A higher fee or out-of-cycle additional payment could recognise an increase in the scale, scope or responsibility of the role and/or take account of relevant market movements. Actual fee levels are disclosed in the Annual Remuneration Report for the relevant financial year.

Performance-related framework	Not applicable.

Equity Incentives

Element, purpose and link to strategy	To facilitate share ownership by Non-Executive Directors in the Company and provide alignment of the interests of the Non-Executive Directors with those of shareholders.

How it operates
Non-Executive Directors are eligible to participate in the Non-Employee Sub-Plan to the EIP. The EIP provides for the grant of market value options, share appreciation rights, restricted share unit awards, dividend equivalents, performance awards (subject to performance conditions) and other share-based awards. Further, subject to the terms of the award agreement, awards can be granted in respect of ordinary shares, American Depositary Shares (“ADS”), cash or a combination thereof. However, performance awards (subject to performance conditions) will not be issued to Non-Executive Directors.

Awards vest in accordance with the vesting schedule set for the relevant award in its award agreement. The Committee maintains discretion over the type and terms of equity awards granted.

Non-Executive Directors usually receive options on joining the Board and annually as part of their remuneration with phased vesting. Under normal circumstances, initial share awards vest monthly over three years and options awarded annually will usually vest upon the first anniversary of the date of grant. Vesting may be accelerated in certain circumstances, such as in connection with a change of control.

Non-Executive Directors may also hold awards granted under the predecessor plans to the EIP and may also participate in any future discretionary equity incentive plan that may be adopted from time to time to replace the EIP.

Maximum opportunity
There is no maximum number of equity incentive awards that may be awarded to individuals each year. However, when reviewing award levels, account is taken of market movements in equity incentive awards, Board committee responsibilities, ongoing time commitments and the general economic environment.

Performance-related framework
Performance Awards will not be made to Non-Executive Directors. However, we believe share options are inherently performance-based and automatically link pay to shareholder return, as the value realised, if any, from an award of share options is dependent upon, and directly proportionate to, future appreciation in our share price.

Non-Executive Directors’ Terms of Engagement – Letters of Appointment
The Company has entered into appointment letters with its Non-Executive Directors. The terms of appointment for a new Non-Executive Director would be in accordance with the Remuneration Policy for Non-Executive Directors as set out in the policy table above. Newly appointed Non-Executive Directors would normally receive an initial award of market value options (but this may also take the form of restricted share units or similar securities) on the date of election or appointment, which will vest based on time only on a monthly basis over a three-year period from the date of grant, provided that the Non-Executive Director continues his or her directorship through each of the vesting dates.
A Non-Executive Director’s directorship may be terminated at any time by the Non-Executive Director or the Board giving one month’s notice in writing, or by the Company in accordance with Company Articles.

Non-Executive Directors	Date of appointment letter	Date of appointment	Date of Resignation
Professor Sir John Bell	February 2021	7 January 2021	—
Kristine Peterson	February 2021	22 January 2021	—
Robert Perez	February 2021	22 January 2021	16 September 2025
Roy Herbst, M.D., Ph.D.	February 2021	28 January 2021	—
Professor Sir Peter Ratcliffe	February 2021	22 January 2021	—
Travis Coy	February 2021	22 January 2021	1 January 2025
Siddharth Kaul	May 2022	8 June 2022	—
Ranjeev Krishana	May 2024	28 May 2024	26 November 2025
William Pao, M.D., Ph.D.	February 2025	25 February 2025	—

Directors’ letters of appointment are available for inspection at the Company’s registered office during normal business hours and will be available for inspection at the AGM.
While engaged by the Company, Non-Executive Directors engaged in any other employment, occupation, or business enterprise will keep the Group’s Nominations Committee informed of any changes to their status or any conflicts that emerge. The Board recognises the potential for a Non-Executive to be involved in such engagements, as well as volunteering work, or service on another board of directors, so long as such activities do not interfere in any material way or conflict with the performance of the Non-Executive Director’s duties and responsibilities.
Statement of Consideration of Employment Conditions Elsewhere in the Group
The Committee is regularly updated throughout the year on pay and conditions applying to Group employees. Where significant changes are proposed to employment conditions elsewhere in the Group, these are highlighted for the attention of the Committee. Although the Committee does not consult with employees directly, it is apprised of any decisions relating to pay for the broader workforce and will consider pay conditions throughout the Group when making decisions on Executive Directors’ remuneration.
Statement of Consideration of Shareholder Views
The Board is committed to an open dialogue with shareholders. Following each AGM, the Board will look to receive any feedback and guidance from shareholders, as well as any additional feedback and guidance from time to time throughout the year. This feedback will be incorporated into the Committee’s discussions as it develops the Company’s remuneration framework and practices for the following year. Assisted by its independent adviser, the Committee and the Board will also actively monitor developments in the expectations of institutional investors and their representative bodies.
Annual Report of Remuneration
Remuneration Committee
The compensation of the Executive Director and the Chair is determined by the Board.
The members of the Committee during the year were made up of Non-Executive Directors and included observers and representatives from the Company’s major shareholders. Kristine Peterson chaired the Committee and Professor Sir John Bell, Siddharth Kaul, and Dr Roy S Herbst were members of the Committee throughout 2025. Robert Perez, Travis Coy, and Ranjeev Krishana each served as a Non-Executive Director to the Board for part of 2025 based on the dates set forth in the table above for their tenure.
No conflicts of interest have arisen during the period and none of the members of the Committee has any personal financial interest in the matters discussed, other than as shareholders. The fees of the Non-Executive Directors are approved by the Board on the recommendation of the Committee.

During the reporting period, the Committee met five times formally. Details of attendees are as below.
Meetings Attendance
Attendance

Kristine Peterson	5 of 5
Professor Sir John Bell	4 of 5
Travis Coy	—
Siddharth Kaul	4 of 5
Roy Herbst, M.D, Ph.D.	4 of 5
Ranjeev Krishana	2 of 4

The CEO is invited to attend meetings where appropriate. No individual is present when matters relating to their own remuneration are discussed. Travis Coy resigned from the Committee before the Committee held any meetings during 2025. Ranjeev Krishana resigned from the Committee two days after the November Committee meeting and was only eligible to attend four of the five Committee meetings for 2025.
Advisors to the Remuneration Committee
Aon Human Capital Solutions practice, a division of Aon plc (“Aon”) serves as independent advisors to the Committee. Aon is a global remuneration consultant which delivers compensation insights through data, analytics and advice to help make better and more equitable rewards decisions. This includes compensation and benefits benchmarking and the design of executive, and employee compensation plans.
The Committee is satisfied that advice provided by Aon is independent and objective. In the year ended 31 December 2025, the amounts paid Aon totaled $228,839, which was charged on a time spent basis.
The Committee is formally constituted and operates on a written Committee Charter, which is available on the Company’s website, http://www.immunocore.com.

Implementation of the Remuneration Policy for the Years Ended 31 December 2025 and 2024
The information provided in this part of the Directors’ Remuneration Report is subject to audit:
Single Figure of Remuneration
The table below provides a breakdown of the various elements of Director pay for the years ended 31 December 2025 and 2024. In the case of Dr Jallal, the table below sets forth the remuneration paid for services as a member of the Group’s senior management. Dr Jallal does not receive any remuneration for serving as an Executive Director.
Year ended 31 December 2025

Name	Salary and Fees $	Benefits(1) $	Pension (401(k)) $	Total Fixed Remuneration $	Annual Bonus(2) $	Share- based Awards(3) $	Total Variable Remuneration $	Total Remuneration $
Executive Director:
Bahija Jallal, Ph.D.	765,000	36,454	17,500	818,954	688,500	2,819,992	3,508,492	4,327,446
Non-Executive Directors:
Professor Sir John Bell	98,952	—	—	98,952	—	—	—	98,952
Travis Coy(4)	—	—	—	—	—	—	—	—
Roy Herbst, M.D., Ph.D.	67,500	3,928	—	71,428	—	—	—	71,428
Robert Perez(4)	—	—	—	—	—	—	—	—
Kristine Peterson	70,000	2,541	—	72,541	—	—	—	72,541
Professor Sir Peter Ratcliffe	65,000	—	—	65,000	—	—	—	65,000
Siddharth Kaul	77,500	—	—	77,500	—	—	—	77,500
Ranjeev Krishana(4)	51,986	—	—	51,986	—	—	—	51,986
William Pao	42,466	—	—	42,466	—	—	—	42,466
Total director compensation	1,238,404	42,923	17,500	1,298,827	688,500	2,819,992	3,508,492	4,807,319

Year ended 31 December 2024

Name	Salary and Fees $	Benefits(1) $	Pension (401(k)) $	Total Fixed Remuneration $	Annual Bonus(2) $	Share- based Awards(3) $	Total Variable Remuneration $	Total Remuneration $
Executive Director:
Bahija Jallal, Ph.D.	760,000	123,165	17,250	900,415	573,750	—	573,750	1,474,165
Non-Executive Directors:
Professor Sir John Bell	98,532	—	—	98,532	—	—	—	98,532
Travis Coy(4)	—	—	—	—	—	—	—	—
Roy Herbst, M.D., Ph.D.	66,189	703	—	66,892	—	—	—	66,892
Robert Perez(4)	—	—	—	—	—	—	—	—
Kristine Peterson	68,689	2,956	—	71,645	—	—	—	71,645
Professor Sir Peter Ratcliffe	60,140	—	—	60,140	—	—	—	60,140
Siddharth Kaul	66,189	—	—	66,189	—	—	—	66,189
Ranjeev Krishana(4)	31,569	—	—	31,569	—	—	—	31,569
Total director compensation	1,151,308	126,824	17,250	1,295,382	573,750	—	573,750	1,869,132

Notes to the compensation table:
1.
Dr. Jallal’s benefits comprise health cover, life insurance, disability cover ($22,168) and tax equalisation gross-up payments ($14,286) paid with respect to the portion of her income subject to United Kingdom taxation. Dr. Herbst and Ms. Peterson’s benefits comprise tax equalisation gross-up payments paid with respect to the portion of their income subject to United Kingdom taxation.

2.
Represents a performance-based cash bonus awarded to Dr. Jallal in connection with the achievement of 2025 annual performance milestones (paid in 2026). Dr. Jallal was assigned a target bonus expressed as a percentage of her base salary, and the target bonus amount for Dr. Jallal for 2025 and 2024 was 75%. For 2025, the Board determined to award Dr. Jallal an annual bonus of $688,500 or 120% of target (2024: $573,750 or 100% of target), as reflected in the “Annual Bonus” column of the table above.

3.
For the year ended 31 December 2025, the “Share Based Awards” column reflects the value of Dr. Jallal’s RSU grant for the year based on the product of the number of shares granted and the closing price of the Company’s shares on the grant date. This results in a significant difference in total pay included in the table for Dr. Jallal compared to 2024 as 2025 was the first year in which RSUs were granted to Dr. Jallal and other employees. For share option awards granted in the year ended 31 December 2024, the exercise price is equal to the market value of the shares on the date of the grant and therefore there is no value to disclose. Details of the share option awards granted and held are set out in the options table further below in this report. There were no performance obligations linked to the share-based awards granted during the years above.

4.
Mr. Perez and Mr. Coy were originally nominated to our Board in connection with our IPO. Both directors elected to forgo remuneration in respect of their services as non-executive directors. Mr. Coy, Mr. Perez and Mr. Krishana resigned from the Committee during 2025 on 1 January, 16 September and 26 November, respectively.

2025 Annual Bonus
In 2025, the CEO’s bonus of $688,500 (being 90% of salary), compared to $573,750 (75% of salary) in 2024, was based on corporate, strategic objectives: Lead in T cell receptor (“TCR”) Innovation (63%); Grow the Business (28%); Be the Best Workplace (9%), measured through the annual bonus scorecard.
The summary of our 2025 annual performance bonus design below includes the level of detail we believe we can disclose without creating competitive harm for the Company.

Metric	Weight	Goals	Achievement	Weighted Achievement
Lead in TCR Innovation	63%	Goals focused on executing our clinical trials, building our pipeline for new products, completing regulatory submissions, high impact publications and other related matters	113%	70.9%
Grow the Business	28%	Goals pertaining to commercial and other matters, including related to expanding access to our product, governmental affairs, sales, cash and operating expense targets, investor relations and business development	137%	38.3%
Be the Best Workplace	9%	Goals related to recruiting, employee engagement, compliance, workforce planning, culture and other employee matters	111%	10.0%

Initial Calculated Achievement				119.2%

Adjusted Achievement (See Below)				120.0%

In January 2026, the Committee assessed 2025 performance against the corporate scorecard and initially determined that the goals were achieved at 119.2%, as summarized in the table above. However, in light of solid achievement of specific corporate goals and exceeding in some, including those noted in the table below, the Committee approved a minimal uplift in the overall achievement percentage of 120%, which the Committee determined was appropriate to reward the hard work and accomplishments across our entire company.

Metric	Goal	Achievement
Lead in TCR Innovation (63%)	Various detailed goals around delivering on our pipeline
Goals Exceeded:

•
Initial multiple ascending dose data for HIV functional cure candidate presented in an oral presentation at CROI 2025

•
Dose selection for PRISM MEL Phase 3 trial achieved in advance of stretch goal

•
Early leads for new targeted therapies identified for further consideration in 2026

Goals Achieved:

•
Phase 1 data for hepatitis B candidate presented at AASLD’s The Liver Meeting

•
Enrollment target met in Phase 1/2 ovarian and lung brenetafusp

	Deliver high impact publications and high quality publications/presentations	Goal Exceeded: Delivered above goals for high-impact and high quality publications/presentations

Grow the Business (28%)
Increase KIMMTRAK net sales and reach more patients (via community settings in US, new market launches ex-US)

Achieve year-end operating expenses and cash position in line with Board approved budget/forecast target

Launch KIMMTRAK in five additional countries

Goal Exceeded:
$400 million in net sales for 2025

Goal Achieved/Exceeded: Year-end operating expenses were within forecasted target and year-end cash of $846 million exceeded target

Goal Achieved:
Launched in a total of 30 countries as of the end of fiscal year 2025

Be the Best Workplace (9%)
Maintain: external engagement with web site bounce rate, HR externally promoted recruitment campaign average engagement rate and average clinical trial click-through-rate

Ensure learning and development opportunities are available/established for employees

Goal Exceeded: Achieved above targets set for goals

Goal Achieved: Deployed LinkedIn Learning, continued strong feedback on Management Development Programme with two additional manager capability development modules

Equity Awards
Scheme interests granted in the year ended 31 December 2025
The following table summarises the number of share options and total face value of options granted to the Executive Director and Non-Executive director in the year ended 31 December 2025. Further, the Executive Director also received an RSU grant which is also reflected below. Additional details for these equity awards are included in the table of all outstanding awards for our Executive Director and Non-Executive Directors under “Equity Awards” further below.
Face value has been calculated using the share price at the date of grant multiplied by the number of shares subject to the equity awards granted.

	Date of grant	Number of shares under award	Face Value $	Exercise Price
Executive Director Share Options & RSUs

Bahija Jallal Share Options	17 February 2025	405,824	12,012,390	29.60
RSUs	17 February 2025	95,270	2,819,992	—
	CEO Total	501,094	14,832,382	—
Non-Executive Directors Share Options
Professor Sir John Bell	15 May 2025	26,198	761,314	29.06
Roy Herbst, M.D., Ph.D.	15 May 2025	26,198	761,314	29.06
Kristine Peterson	15 May 2025	26,198	761,314	29.06
Professor Sir Peter Ratcliffe	15 May 2025	26,198	761,314	29.06
Siddharth Kaul	15 May 2025	26,198	761,314	29.06
Ranjeev Krishana	15 May 2025	26,198	761,314	29.06
William Pao, M.D., Ph.D New Joiner Award	25 February 2025	24,443	713,980	29.21
Annual Award	15 May 2025	26,198	761,314	29.06

	Pao Total	50,641	1,475,294

	NEDs Total	207,829	6,043,178

Equity Awards
The table below sets out all outstanding equity grants awarded to the CEO and Non-Executive Directors up to 31 December 2025. Non-Executive Directors not listed below did not hold any equity awards as at 31 December 2025.

	Date of grant	Number of shares outstanding under award	Total vested as at 31 Dec 25	Total vested as at 31 Dec 24	Exercise price (1)	Vesting end date	Expiry
Executive Director

Bahija Jallal(2)(3) Options RSUs(4)	17 February 2025	405,824	—	—	29.60	17 February 2029	16 February 2035
	17 February 2025	95,270	—	—	—	17 February 2029	—
	16 February 2024	281,819	123,295	—	$70.50	16 February 2028	15 February 2034
	16 February 2023	259,214	178,209	113,406	$64.53	16 February 2027	15 February 2033
	16 February 2022	445,577	417,728	306,334	$24.66	16 February 2026	15 February 2032
	4 February 2021	2,076,080	2,076,080	1,946,325	$26.00	4 February 2025	3 February 2031
	30 October 2020	28,345	28,345	28,345	$17.46	1 April 2024	29 October 2030
	7 January 2019	1,854,470	1,854,470	1,854,470	$17.46	7 January 2024	6 January 2029
	Total Options/RSUs	5,446,599
Professor Sir John Bell(5)	15 May 2025	26,198	—	—	$29.06	15 May 2026	14 May 2035
	23 May 2024	14,534	14,534	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	—	$58.69	16 May 2024	15 May 2033
	12 May 2022	14,176	14,176	14,176	$25.83	12 May 2023	11 May 2032
	4 February 2021	33,985	33,985	31,860	$26.00	4 February 2025	3 February 2031
	16 November 2020	18,215	18,215	18,215	$17.46	16 November 2020	15 November 2030
	13 December 2016	1,335	1,335	1,335	$40.93	13 December 2016	12 December 2026
	9 September 2016	1,335	1,335	1,335	$40.93	9 September 2016	8 September 2026
	Total Options	118,454
Roy Herbst, M.D., Ph.D.(5)	15 May 2025	26,198	—	—	$29.06	15 May 2026	14 May 2035
	23 May 2024	14,534	14,534	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	8,676	$58.69	16 May 2024	15 May 2033
	12 May 2022	14,176	14,176	14,176	$25.83	12 May 2023	11 May 2032
	4 February 2021	10,620	10,620	9,956	$26.00	4 February 2025	3 February 2031
	Total Options	74,204
Kristine Peterson(5)	15 May 2025	26,198	—	—	$29.06	15 May 2026	14 May 2035
	23 May 2024	14,534	14,534	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	8,676	$58.69	16 May 2024	15 May 2033
	12 May 2022	14,176	14,176	14,176	$25.83	12 May 2023	11 May 2032
	4 February 2021	13,778	13,778	12,917	$26.00	4 February 2025	3 February 2031
	16 November 2020	11,520	11,520	11,520	$17.46	16 November 2020	15 November 2030
	Total Options	88,882
Professor Sir Peter Ratcliffe(5)	15 May 2025	26,198	—	—	$29.06	15 May 2026	14 May 2035
	23 May 2024	14,534	14,534	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	—	$58.69	16 May 2024	15 May 2033
	12 May 2022	14,176	14,176	14,176	$25.83	12 May 2023	11 May 2032
	Total Options	63,584
Siddharth Kaul	15 May 2025	26,198	—	—	$29.06	15 May 2026	14 May 2035
	23 May 2024	14,534	14,534	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	—	$58.69	16 May 2024	15 May 2033
	8 June 2022(6)	10,268	10,268	8,557	$34.44	8 June 2025	7 June 2032
	Total Options	59,676
Ranjeev Krishana(7)	28 May 2024(6)	6,103	6,103	2,513	$46.05	28 May 2027	27 May 2034
	Total Options	6,103
William Pao	15 May 2025	26,198	—	—	$29.06	15 May 2026	14 May 2035
	25 February 2025(7)	24,443	6,789	—	$29.21	25 February 2028	24 February 2035
	Total Options	50,641

Notes to the table:
1.
Options granted during 2021 were granted at the time of our IPO. The exercise price of $26.00 is equal to the price per ADS sold in the IPO, and the awards have no performance conditions attached. The exercise price of all option awards is equal to the market value at the date of grant, and accordingly there is no value to the recipients at the point of grant. The face value of awards has been calculated by multiplying the share price at the date of grant by the number of shares subject to the award granted.

2.
Options granted to Dr. Jallal on 17 February 2025, 16 February 2024, 16 February 2023, 16 February 2022, 4 February 2021, and 30 October 2020, vest over a four-year period from the date of grant. Twenty-five percent of the shares subject to each of those awards vested on the first anniversary of the vesting commencement date, and the remaining shares vest in quarterly installments thereafter, subject to the officer’s continued service through each vesting date. The options granted on 30 October 2020 have a vesting commencement date of 1 April 2020. Twenty-five percent of the shares subject to the 30 October 2020, award vest on the first anniversary of the vesting commencement date (1 April 2021), and the remaining shares vest in quarterly installments thereafter, subject to the officer’s continued service through each vesting date

3.
The options granted to Dr. Jallal on 7 January 2019, vesting over a five-year period were modified during 2020 and immediately prior to the IPO. The incremental fair values arising on these modifications for accounting purposes were $3.84 and $5.19, respectively. Twenty five percent of the shares subject to the award vested on the second anniversary of the vesting commencement date, and the remaining shares vested in quarterly installments thereafter, subject to the officer’s continued service through each vesting date.

4.	RSUs vest 25% on each of the first through fourth anniversaries of the vesting commencement date, subject to Dr. Jallal’s continued service through each vesting date.
5.	The Non-Executive Director options vest as follows:
•
Awards Granted in 2025, 2024, 2023 and 2022: Other than for Mr. Kaul’s 2022 award (described in note 5 below) and Mr. Krishana’s 2024 award (described in note 6 below), these option awards become fully vested on the one-year anniversary of the grant date.

•
Awards Granted 2021: These annual option awards vest over a four-year period from the date of grant, with 25% of the award vesting on the first anniversary of the vesting commencement date and the remaining shares vesting in quarterly installments thereafter, subject to the director’s continued service through each vesting date.

•	Awards Granted Prior to 2021: These pre-IPO awards were fully vested on the date of grant.
6.	Represents option awards granted on appointment as a non-executive director in the year ended 31 December 2022, with the award vesting monthly over a period of three years.
7.	Represents option awards granted on appointment as a non-executive director in the year 2024 (Mr. Krishana) and 2025 (Dr. Pao), with the award vesting monthly over a period of three years.
Note:
Travis Coy and Robert Perez were originally nominated to our Board by Eli Lilly S.A. and General Atlantic, respectively, pursuant to our pre-IPO fundraising arrangements, which granted a right to each of Eli Lilly S.A. and General Atlantic to appoint an individual to our board. Both directors elected to forgo remuneration in respect of their services as non-executive directors. Further, Mr. Coy resigned from the Board, effective January 1, 2025, in connection with his joining the Company as its Executive Vice President, Chief Financial Officer and Head Corporate Development on the same date.

Payments to Past Directors and Loss of Office
No payments were made to former directors of the Company or in relation to loss of office during the year.

Directors’ Shareholding and Share Interests
The share interests of each Director as of 31 December 2025 (together with interests held by his or her connected persons) are set out in the table below. Directors are encouraged to build up a shareholding but currently no formal shareholding requirements apply, although the Company has considered adopting requirements over the past two years but ultimately determined that it was not the right time for the Company given its historic equity vehicle of 100% share option grants and other factors. Details of share options and RSUs awarded to the CEO and Non-Executive Directors, as of 31 December 2025 are set out in the “Equity Awards” table provided earlier in this Remuneration Report.

	Interest in Shares	Options vested but unexercised	Unvested options	RSUs Vested	Unvested RSUs	Total beneficial interest in shares	Options Vested in the Year	Options Exercised in the Year
Executive Director:
Bahija Jallal	—	4,678,127	673,202	—	95,270	5,446,599	429,247	—
Non-Executive Directors:
Professor Sir John Bell	13,452	92,256	26,198	—	—	131,906	16,658	—
Travis Coy	—	—	—	—	—	—	—	—
Roy Herbst, M.D., Ph.D.	—	48,006	26,198	—	—	74,204	15,198	—
Siddharth Kaul	—	33,478	26,198	—	—	59,676	16,245	—
Robert Perez	—	—	—	—	—	—	—	—
Kristine Peterson	—	62,684	26,198	—	—	88,882	15,395	—
Professor Sir Peter Ratcliffe	333	37,386	26,198	—	—	63,584	14,534	—
Ranjeev Krishana	—	6,103	— (1)	—	—	6,103	—	—
William Pao	—	6,789	43,852	—	—	50,641	6,789	—

1.
Mr. Krishana resigned from the Board, effective 26 November 2025 and, as such, his unvested options forfeited as of that date and his entire beneficial interest in shares is his vested options as of 31 December 2025.

Notes:
-	The closing market price of the Company’s ordinary shares as at 31 December 2025 was $34.71 (2024 ($29.50); 2023: $68.32).
-	2025: No share options were exercised. Bahija Jallal exercised 225,000 share options during 2023, resulting in a gain of $9,724,878.
-	No performance conditions apply to any share options or RSUs.

The information provided in this part of the Directors’ Remuneration Report is not subject to audit:
TSR Performance Graph
The graph below shows a comparison, from 5 February 2021 (the date our ADSs commenced trading on Nasdaq) through 31 December 2025, of the cumulative total return to shareholders of our ADSs relative to the Nasdaq Composite Index and the Nasdaq Biotech Index. The graph assumes that $100 was invested in each of our ADSs, the Nasdaq Composite Index and the Nasdaq Biotech Index at their respective closing prices on 5 February 2021 and assumes reinvestment of gross dividends. The share price performance shown in the graph represents past performance and should not be considered an indication of future share price performance.

1.85
1.60
1.35
1.10
0.85
0.60
0.35
02/26/2021
05/24/2021
08/18/2021
11/11/2021
02/08/2022
05/05/2022
08/02/2022
10/26/2022
01/24/2023
04/20/2023
07/18/2023
10/11/2023
01/08/2024
04/04/2024
07/01/2024
09/25/2024
12/19/2024
03/20/2025
06/16/2025
09/11/2025
12/05/2025
IMCR (-28.23%)
NBI (15.61%)
COMP (76.18%)

Aligning Pay with Performance
2021 was the first year that the Company has prepared a Remuneration Report and as the Company was incorporated on 7 January 2021, and we do not have any historical remuneration to disclose for periods prior to 2021.

	Total remuneration $	Annual bonus (percentage of target)	Share options/RSUs vested during the year(1)
2025
Executive Director:	4,327,446(2)	120%	429,247
Bahija Jallal
2024
Executive Director:	1,474,165	100%	877,329
Bahija Jallal
2023
Executive Director:	1,403,204	110%	1,240,914
Bahija Jallal
2022
Executive Director:	1,417,606	125%	1,435,239
Bahija Jallal
2021
Executive Director:	1,266,024	100%	920,397
Bahija Jallal

(1)
The number of share options and RSUs vesting during each year are included on the basis that no performance-based conditions currently apply to equity awards and therefore a disclosure of the percentage permitted to vest in respect of the year is not informative.

(2)
While the table above reflects a material increase in total remuneration compared to 2024, this is driven completely by the inclusion of RSU values for the first time in 2025. Given that the value of share option awards are not reflected in the total remuneration described above for the reasons described in this Remuneration Report, this increase does not highlight a change in comparable equity awards granted year-over-year given the equity mix now includes another equity type (i.e., RSUs).

External Directorships
The Board believes that it may be beneficial to the Company for Executives to hold certain roles outside the Company, provided that the Company’s business takes priority. Any such appointments are subject to the prior written consent of the Board, and the Director may retain any fees received. The CEO currently serves as a member of the board for Elevance Health (previously known as Anthem Inc), and Johns Hopkins University.
Percentage Change in the Remuneration of the Directors Compared to Other Employees
2021 was the first year that the Company prepared a Remuneration Report as the Company was incorporated on 7 January 2021, and we do not have any historical remuneration to disclose for periods prior to 2021.

	Percentage change 2024-2025			Percentage change 2023-2024			Percentage change 2022-2023
	Base salary/fees	Benefits	Bonus	Base salary/fees	Benefits	Bonus	Base salary/fees	Benefits	Bonus
Executive Directors
Bahija Jallal	0.7%	-70%	20%	4.0%	-10.0%	-5.3%	5.0%	-1.7%	-7.6%
Non-Executive Directors
Professor Sir John Bell	0.4%	—	—	-7.4%	—	—	6.9%	—	—
Travis Coy	—	—	—	—	—	—	—	—	—
Roy Herbst, M.D., Ph.D.	2.0%	459%(1)	—	-8.5%	—	—	8.9%	—	—
Robert Perez	—	—	—	—	—	—	—	—	—
Kristine Peterson	2.0%	-14%	—	-11.09%	—	—	13.3%	—	—
Professor Sir Peter Ratcliffe	8.1%	—	—	-2.4%	—	—	2.7%	—	—
Siddharth Kaul	17.1%	—	—	-7.54%	—	—	87.7%	—	—
Ranjeev Krishana	65%	—	—	—	—	—	—	—	—
William Pao	—	—	—	—	—	—	—	—	—
Average pay of employees as a whole	10.6%	-32.1%	26.7%	3.4%	16.9%	22.1%	7.9%	10.8%	18.3%

(1)	While there was a significant increase in percentage, the dollar value change is not material (i.e., an increase year-over-year of only $3,225 in tax equalization benefits provided).
Relative Importance of the Spend on Pay
The table below illustrates the Company’s expenditure on pay, in comparison to Group’s expenditure on research and development costs. Research and Development is the company’s principal activity and, as such, is the most appropriate metric against which to measure employee expenditure given there have been no distributions to shareholders by way of dividend or share buyback.

	2025 ($000)(2)	2024 ($000)(2)
Group research and development costs	275,309	217,658
Total employee pay expenditure(1)	136,775	120,884

(1)	Total employee pay expenditure includes wages and salaries, social security costs, GUID contributions, bonus and share-based compensation charge.
(2)
For remuneration not paid in U.S. dollars, using an exchange rate of GBP 1.00 to USD 1.3156, which represents an average for fiscal year 2025 (with conversion rates of GBP 1.00 to USD 1.2781 for 2024).

The above table reflects expenditure for the full year.

Chief Executive Officer Pay Ratio
These ratios set out the comparison between the CEO’s remuneration and that for employees in the UK for the full years ended 31 December 2025 through 2021. 2021 was the first year that the Company prepared a Remuneration Report as the Company was incorporated on 7 January 2021, and we do not have any historical remuneration to disclose for periods prior to 2021.

Year	Method	CEO	25th percentile pay		Median pay		75th percentile pay
		$	$	Ratio	$	Ratio	$	Ratio
2025	B	1,507,454	57,953	26:1	74,858	20:1	117,944	13:1
2024	B	1,474,165	55,547	27:1	74,095	20:1	123,820	12:1
2023	B	1,403,204	54,944	26:1	72,637	19:1	105,236	13:1
2022	B	1,417,606	46,868	30:1	67,368	21:1	120,732	12:1
2021	B	1,270,414	56,939	22:1	70,025	18:1	132,040	10:1

The remuneration for employees in the UK workforce is based on the data used for gender pay reporting, which comprises salary and benefits as of 5 April of each applicable year and incentive payments payable in respect of the full years ended 31 December of each applicable year. Actual benefit amounts are used for the purposes of ratio in the table above. The ratios have been calculated using Method B as we believe it provides the best comparison of colleague pay with that of our CEO. For remuneration not paid in U.S. dollars, amounts in pounds sterling have been translated using an exchange rate of GBP 1.00 to USD 1.3156, which represents an average for fiscal year 2025 (with conversion rates of GBP 1.00 to USD 1.2781 and GBP 1.00 to USD 1.2400 for 2024 and 2023, respectively).
As reflected in the table above, our CEO pay ratio has not varied significantly over the last three years. Therefore, changes to the ratio are generally reflective of adjustments within our broader workforce and their applicable pay.
Statement of Shareholder Voting
The Policy was proposed for approval by the Company’s shareholders at an AGM on 15 May 2025 and will remain in force for three years from that date (until the AGM in 2028, or until a revised remuneration policy is approved by shareholders).
The table below sets out the most recent votes cast at our AGMs in respect of the Remuneration Policy, and the Annual Remuneration Report.

	Votes for		Votes against		Votes withheld
	%	Number	%	Number	Number
Annual Remuneration Report – 15 May 2025	85.18	27,889,930	14.82	4,853,106	3,384
Remuneration Policy – 15 May 2025	85.26	27,915,127	14.74	4,827,905	3,388

Withheld votes are not counted when calculating voting outcomes. The Directors’ Remuneration Policy is renewed at least every three years.
Statement of implementation of remuneration policy for the year ending 31 December 2026
2026 Salary
After a year of holding base salaries flat only for certain leadership of the Company (including the CEO) to benefit the Company’s broad-based merit pool, including the CEO, the Committee approved an increase to the CEO’s base salary of 6.4%, increasing her base salary to $814,000, effective as of 1 March 2026.
2026 Benefits and Pension (401(k))
Benefits and Pension (401(k)) will be in line with the Policy set out above. (Executive Directors will also be entitled to tax equalisation benefits.)
2026 Annual Bonus
The 2026 annual bonus target opportunity for the CEO is 75% of base salary.

Bonuses will be paid entirely in cash and will be based entirely on the achievement of operational and strategic objectives based on the company scorecard and assessed following the end of the 2026 financial year. Specific targets are commercially sensitive and therefore are not disclosed in advance. However, a description of the targets and performance against them will be disclosed in next year’s Annual Report and Accounts.
2026 Equity Incentive Plan
The Committee has granted an award in the first quarter of 2026 of options covering 395,066 shares with an exercise price of $32.38 and RSUs covering 88,573 shares to the CEO, Options will vest 25% after one year and in quarterly instalments thereafter, subject to continued service. RSUs will vest over 4 years with 25% vesting each year, subject to continued service. RSUs do not have an exercise price, but settlement is subject to payment of the nominal value (GBP 0.002 per share).
Non-Executive Director Fees
Non-Executive Director fees were initially reviewed and set at the time of the IPO. Fees are reviewed annually and in 2024 were reviewed against a peer group, with no changes proposed for 2025 or 2026.
Non-Executive Directors will receive the following annual retainers, which will be paid in cash:

Fee (effective since 6 April 2024)
Base fee:
Board member	$50,000

Additional Fees:
Board Chairperson	$35,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Remuneration Chair	$15,000
Remuneration Committee Member	$7,500
Nomination & Corporate Governance Committee Chair	$10,000
Nomination & Corporate Governance Committee Member	$5,000

The Company provides an initial, one-time equity award of market value share options to each new Non-Executive Director upon his or her election to our Board. Under normal circumstances, initial share awards vest monthly over three years. The Company intends to provide an annual equity incentive award of market value share options to each Non-Executive Director. Options awarded annually will usually vest at the earlier of (i) the one-year anniversary of the date of grant and (ii) the day immediately prior to the date of the Company’s next annual general meeting. All vesting is subject to the eligible Non-Executive Director continuing to be a Service Provider (as defined in the EIP) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each eligible director who remains continuously a Service Provider until immediately prior to the closing of a “Change in Control” (as defined in the EIP), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such change in control.
Each Non-Executive Director will also be entitled to reimbursement of reasonable expenses and tax equalisation benefits.

On behalf of the Board

/s/ Kristine Peterson

Ms. Kristine Peterson Remuneration Committee Chair 9 April 2026

IMMUNOCORE

The Chairman of Immunocore Holdings plc invites you to attend the Annual General Meeting of the Company to be held at **the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ** on **27 May 2026** at **2.00 pm London Time (09.00 am Eastern Daylight Time)**.

If you would prefer to participate online, please visit: **meetnow.global/IHCAGM2026**.
For further information on online participation, please see overleaf.

Shareholder Reference Number

Please detach this portion before posting this proxy form.

Form of Proxy - Annual General Meeting to be held on 27 May 2026

Cast your Proxy online...**It's fast, easy and secure!**

www.investorcentre.co.uk/eproxy **Control Number:** 921369 **SRN:** **PIN:**

You will be asked to enter the Control Number, the Shareholder Reference Number (SRN) and PIN and agree to certain terms and conditions.

View the Annual Report online: **https://ir.immunocore.com/financials-filings/annual-reports**

Register at **www.investorcentre.co.uk -** manage your shareholding online, the easy way!

To be effective, all proxy appointments must be lodged with the Company's Registrars at:
Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by 22 May 2026 at 2.00 pm (09.00 am Eastern Daylight Time).

Explanatory Notes:

1. Every holder has the right to appoint some other person(s) of their choice, who need not be a shareholder, as his proxy to exercise all or any of his rights, to attend, speak and vote on their behalf at the meeting. If you wish to appoint a person other than the Chairman, please insert the name of your chosen proxy holder in the space provided (see reverse). If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the box next to the proxy holder's name (see reverse) the number of shares in relation to which they are authorised to act as your proxy. If returned without an indication as to how the proxy shall vote on any particular matter, the proxy will exercise his discretion as to whether, and if so how, he votes (or if this proxy form has been issued in respect of a designated account for a shareholder, the proxy will exercise his discretion as to whether, and if so how, he votes).
2. To appoint more than one proxy, an additional proxy form(s) may be obtained by contacting the Registrar's helpline on 0370 703 0387 or you may photocopy this form. Please indicate in the box next to the proxy holder's name (see reverse) the number of shares in relation to which they are authorised to act as your proxy. Please also indicate by marking the box provided if the proxy instruction is one of multiple instructions being given. All forms must be signed and should be returned together in the same envelope.
3. The 'Vote Withheld' option overleaf is provided to enable you to abstain on any particular resolution. However, it should be noted that a 'Vote Withheld' is not a vote in law and will not be counted in the calculation of the proportion of the votes 'For' and 'Against' a resolution.
4. Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, entitlement to attend and vote at the meeting and the number of votes which may be cast thereat will be determined by reference to the Register of Members of the Company at close of business on the day which is two days before the day of the meeting. Changes to entries on the Register of Members after that time shall be disregarded in determining the rights of any person to attend and vote at the meeting.
5. To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer's agent (ID number 3RA50) not later than 48 hours before the time appointed for holding the meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST system) from which the issuer's agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.
6. The above is how your address appears on the Register of Members. If this information is incorrect please ring the Registrar's helpline on 0370 703 0387 to request a change of address form or go to www.investorcentre.co.uk to use the online Investor Centre service.
7. Any alterations made to this form should be initialled.
8. The completion and return of this form will not preclude a member from attending the meeting and voting in person.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services PLC accept no liability for any instruction that does not comply with these conditions.

All Named Holders

198906_255197_RUN_ONS/000001/000001/SG625/

ATTENDING THE AGM BY ELECTRONIC MEANS

This year we will be conducting a hybrid meeting, giving you the opportunity to attend the meeting in-person or to participate online, using your smartphone, tablet or computer.

If you choose to participate online you will be able to view a live webcast of the meeting, ask questions and submit your votes in real time.

Visit: meetnow.global/IHCAGM2026

This link will be active from 1:45pm BST (08.45am EDT) on 27 May 2026.

You will need your Shareholder Reference Number and PIN shown below to login to the meeting.

Shareholder Reference Number:
PIN:

Note: For best Web Browser experience, please use the latest version of Chrome, Firefox, Edge or Safari. Internet Explorer is not supported.

Form of Proxy

Please complete this box only if you wish to appoint a third party proxy other than the Chairman.
Please leave this box blank if you want to select the Chairman. Do not insert your own name(s).

I/We hereby appoint the Chairman of the Meeting OR the person indicated in the box above as my/our proxy to attend, speak and vote in respect of my/our full voting entitlement* on my/our behalf at the Annual General Meeting of Immunocore Holdings plc to be held at **the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ** on **27 May 2026** at **2.00 pm**, and at any adjourned meeting.

*** For the appointment of more than one proxy, please refer to Explanatory Note 2 (see front).**

☐ Please mark here to indicate that this proxy appointment is one of multiple appointments being made.

Please use a **black** pen. Mark with an **X** inside the box as shown in this example. ☒

I/We instruct my/our proxy as indicated on this form. Unless otherwise instructed the proxy may vote as he or she sees fit or abstain in relation to any business of the meeting.

Signature

Date

DD / MM / YY

In the case of a corporation, this proxy must be given under its common seal or be signed on its behalf by an attorney or officer duly authorised, stating their capacity (e.g. director, secretary).

H679 05 IHC